Exhibit 99.(c)(1)

B.6

Half Year Economic and
Fiscal Update 2006

ISBN 0-478-29354-2

Half Year Economic and
Fiscal Update 2006

Contents

Half Year Economic and Fiscal Update

Statement of Responsibility

Economic and Tax Outlook

Summary

Recent Economic Environment

Assumptions Underlying the Central Forecast

Economic Outlook

Inflation

Corporate Taxes

Fiscal Outlook

Fiscal Forecasts – Finalisation Dates and Key Assumptions

Summary of the Half Year Update

Key Trends

Settlement Cash Level

Revenues and Expenses

Core Crown – Revenue

Treasury or Inland Revenue: Which tax forecasts have been the more accurate?

Core Crown – Expenses

Forecast New Operating Initiatives

Net Worth

Core Crown

State-Owned Enterprises and Crown Entities

Comparison with Budget Update

Effect of Tax Policy Changes to Tax Forecasts

New Zealand International Financial Reporting Standards (NZ IFRS)

Value of Rail Infrastructure

Indicators of the Government’s Fiscal Performance

Annex 1 – Long-run Forecasting Performance

Risks and Scenarios

Summary

Introduction

Economic Risks

Economic Scenarios

Fiscal Scenarios

Fiscal Sensitivities

Specific Fiscal Risks

Introduction

Charges against Future Budgets

Time-Limited Funding

Quantified Risks

Unquantified Risks

Risks removed since the 2006 Budget Update

Statement of Fiscal Risks

Contingent Liabilities

Generally Accepted Accounting Practice (GAAP) Series Tables

Forecast Financial Statements

Statement of Accounting Policies and Forecast Assumptions

Government Reporting Entity as at 8 December 2006

Forecast Financial Statements

Notes to the Forecast Financial Statements

Core Crown Expense Tables

Glossary of Terms

Statement of Responsibility

On the basis of the economic and fiscal information available to it, the Treasury has used its best professional judgement in supplying the Minister of Finance with this Economic and Fiscal Update.  The Update incorporates the fiscal and economic implications both of Government decisions and circumstances as at 8 December 2006 that were communicated to me, and of other economic and fiscal information available to the Treasury in accordance with the provisions of the Public Finance Act 1989.

John Whitehead
Secretary to the Treasury

8 December 2006

This Economic and Fiscal Update has been prepared in accordance with the Public Finance Act 1989 for the 30 June 2007 forecast year.  In 2008 and outyears the fiscal forecasts depart from the requirements of FRS-29.  This standard requires prospective information to be prepared in accordance with the financial standards that will be effective in these periods, which will be New Zealand International Financial Reporting Standards (NZ IFRS).  As the impacts of the transition to NZ IFRS have yet to be fully identified and clarified, forecasts for 30 June 2008 and outyears have been prepared under current financial reporting standards.

I accept overall responsibility for the integrity of the disclosures contained in this Update, and the consistency and completeness of the Update information in accordance with the requirements of the Public Finance Act 1989.

To enable the Treasury to prepare this Update, I have ensured that the Secretary to the Treasury has been advised of all Government decisions and other circumstances as at 8 December 2006 of which I was aware and that had material economic or fiscal implications.

Hon Dr Michael Cullen
Minister of Finance

8 December 2006

Economic and Tax Outlook

Summary

Economic growth has been stronger than expected in the Budget Update

Growth in the first half of 2006 was stronger than forecast in the Budget Update.

•             Stronger than expected economic activity, and higher employment and wage growth, have led to tax revenue exceeding forecasts by around $300 million in the period from July to September 2006.

Figure 1.1 – Growth in real GDP

Sources:  Statistics New Zealand, The Treasury

•             Annual average gross domestic product (GDP) growth is forecast to be 1.8% in March 2007 and 2.3% in March 2008 before further recovering to 3.2% in 2009.  The economy is forecast to have passed its weakest period of quarterly growth, which occurred at the end of 2005, and has entered a period of modest growth.

•             The cycle in GDP growth is forecast to be smoother than was anticipated in the Budget Update, where growth of 1% was forecast in March 2007 followed by a rebound to 3.3% in March 2008.

•             Tax revenue is forecast to be around $1 billion higher in March 2007 than forecast in the Budget Update, with this higher revenue expected to flow through the whole forecast period, largely due to increased forecasts of nominal GDP.

Imbalances in the economy are likely to exist for longer than previously forecast

•             The long period of strong growth in the economy has seen the emergence of macroeconomic imbalances – a rise in inflation pressures and a large current account deficit.  The corollary of these imbalances has been tighter monetary policy and a high exchange rate that has seen the export and import-competing sectors come under pressure.

•             Imbalances are forecast to continue throughout the 2007 calendar year.  At the time of the Budget Update a faster reorientation in growth away from components of domestic demand and towards exports was forecast during late 2006 and early 2007.  This reorientation is now forecast to occur during 2008, with the unwinding of the imbalances expected to be slow but orderly.

•             Despite slow growth, inflationary pressures in the non-tradables sector of the economy are expected to remain during 2007.  Consumer Price Index (CPI) inflation is forecast to be volatile in the short term, due to the impact of falling oil prices and the appreciation of the exchange rate in the second half of 2006.  Inflation is forecast to ease to 1.9% in June 2007, before lifting back to 2.8% in December 2007.

•             Export growth is forecast to be constrained by the appreciation of the exchange rate in the middle of 2006.  As a result, the current account deficit is expected to narrow at a slow rate, remaining at 8.8% of GDP in the year to March 2008.

Inflation and the current account deficit are forecast to reduce in an orderly fashion

•             Soft growth in most components of domestic demand during 2007 is expected to be the first element of some reorientation of growth in the economy.  This forecast is underpinned by some consolidation in the household sector, with households less willing to take on debt in the face of high debt servicing ratios.  With growth expected to be soft and profits continuing to be squeezed, market investment is expected to fall 6.9% in the year to March 2007 and 1.2% in the year to March 2008.

•             Soft domestic demand growth is forecast to lead to an easing in inflationary pressures in the economy, with inflation forecast to be 2% by 2009.

•             Exchange rate depreciation during 2007 is forecast to lead to a recovery in export growth in 2008 providing some further rebalancing of growth in the economy and boosting GDP growth to 3% or more in the remaining years of the forecast period.  This recovery in export volumes, together with a rise in the terms of trade, and soft import volume growth due to a weak outlook for domestic demand, are forecast to lead to a gradual narrowing of the current account deficit to 6.3% in the year to March 2010.

There are a number of risks to the outlook

•             The behaviour of households is a key judgement underlying the central forecast.  If households remain willing to take on a higher level of debt, domestic demand is likely to remain stronger than forecast and inflationary pressure is likely to be larger than forecast.

•             The imbalances in the economy present a risk to the outlook.  In the central forecast, the imbalances are forecast to resolve gradually, in an orderly manner.  It is possible that there could be a sharper adjustment in the economy.  The Risks and Scenarios chapter considers a scenario where there is an abrupt current account adjustment and consequent sharp fall in growth and the fiscal position.

Table 1.1 – Economic outlook: central forecast(1)

Economic outlook: central forecast(1)

(Annual average % change, year to 31 March)	2006 Actual	2007 Estimate	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

Private consumption	4.5	1.6	1.6	1.0	1.3	1.5
Public consumption(2)	5.4	4.7	3.0	3.9	3.4	4.0
Total Consumption	4.7	2.2	1.9	1.7	1.8	2.1
Residential investment	-4.7	-5.1	0.0	3.5	2.6	0.3
Central government investment	25.6	6.2	1.6	2.0	2.0	2.0
Other investment	6.7	-6.4	-1.2	4.4	5.8	5.7
Total Investment	5.6	-5.1	-0.7	4.0	4.8	4.3
Stock change(3)	-0.3	-0.9	0.3	0.1	0.1	0.1
Gross National Expenditure	4.5	-0.5	1.7	2.3	2.6	2.8
Exports	-0.1	3.6	1.4	4.1	4.6	4.0
Imports	5.0	-2.6	0.9	2.1	3.2	3.4
GDP (Production Measure)	2.2	1.8	2.3	3.2	3.1	3.0
- annual % change	2.1	2.0	2.7	3.2	3.1	3.0

Real GDP per capita	1.3	0.8	1.3	2.3	2.2	2.2
Nominal GDP (expenditure basis)	4.7	3.3	4.3	5.6	5.0	4.9
GDP deflator	2.5	1.5	2.0	2.4	1.9	1.9

Employment(4)	2.7	1.9	-0.2	0.8	1.3	1.5
Unemployment(5)	3.9	4.0	4.8	4.6	4.4	4.3

Wages(6)	4.7	4.8	3.9	3.7	3.4	3.4
CPI inflation(7)	3.3	2.8	2.7	2.0	2.0	2.0
Export prices(8)	1.0	10.1	4.7	4.5	3.4	2.5
Import prices(8)	1.8	9.6	4.4	2.8	2.6	2.5

Current account balance
- $ million	-14920.0	-14975.9	-14741.0	-12027.8	-11665.6	-12261.7
-% of GDP	-9.6	-9.3	-8.8	-6.8	-6.3	-6.3

TWI(9)	68.3	63.5	60.1	57.3	54.9	54.4
90-day bank bill rate(9)	7.6	7.5	6.0	6.0	6.1	6.0
10-year bond rate(9)	5.7	6.1	6.0	6.0	6.0	6.0

Sources:  Statistics New Zealand, Reserve Bank of New Zealand, The Treasury

NOTES:
(1)	Forecasts finalised on 15 November 2006.

(2)	The forecast profile for public consumption is influenced by government defence spending.

(3)	Contribution to GDP growth.

(4)	Household Labour Force Survey, full-time equivalent employment.

(5)	Household Labour Force Survey, percentage of the labour force, March quarter, seasonally adjusted.

(6)	Quarterly Employment Survey, average hourly ordinary time earnings.

(7)	Annual percentage change.

(8)	Overseas Trade Index basis, annual average percentage change, March quarter.

(9)	Average for the March quarter.

Recent Economic Environment

Annual GDP growth has slowed over the past 18 months

GDP increased 0.8% in the March 2006 quarter and 0.5% in the June quarter, rebounding from two soft quarters in the second half of 2005 which saw the economy record close to zero growth.  Looking across this period of volatility in quarterly growth reveals a picture of an economy where growth has slowed compared with the strong growth of the preceding few years.  However, our assessment is that the economy is past the weakest period of growth, which occurred at the end of 2005, and is well into a period of modest growth, despite the build-up of a number of imbalances in the economy that cloud the future outlook.

Figure 1.2 – Growth in real GDP

Source:    Statistics New Zealand

Imbalances still exist in the economy, highlighted by a current account deficit of 9.7% of GDP …

A number of recent Budget and Half-Year Updates have highlighted imbalances in the economy.  The long period of strong growth in the economy has seen the emergence of macroeconomic imbalances – a rise in inflation pressures and a large current account deficit.  The corollary of these imbalances has been tighter monetary policy and a high exchange rate that has seen the export and import-competing sectors come under pressure.

… and headline inflation of over 3%

The CPI increased 1.5% in the June quarter, which took annual CPI inflation to 4.0%.  A spike in oil prices to US$78/barrel during the conflict in Lebanon saw petrol prices and international airfares both make large contributions to the quarterly increase in the CPI.  Cheaper prices for cars and a smaller than expected increase in international airfares both contributed to a 0.7% increase in the index in the September quarter.  The quarterly increase was smaller than forecast in the Budget Update.

Annual inflation was 3.5% in September, higher than the 3.1% rate forecast in the Budget Update.  While petrol price increases have contributed to some of this result, non-tradables inflation has also proved to be higher than forecast, with the demand pressures in the economy continuing to push prices up.  Annual non-tradables inflation was running at 4% in the September quarter and has now been at or above 4% since December 2003.  Some of the largest contributions to non-tradables inflation have come from the housing and household utilities group.

Pressure on resources and the persistence of non-tradables inflation have contributed to the Reserve Bank keeping the Official Cash Rate steady at 7.25%.  With this still representing a sizeable wedge between New Zealand and offshore interest rates, New Zealand has remained an attractive destination for international investors, contributing towards a lift in the Trade-Weighted Index (TWI) measure of the New Zealand dollar to around 66, up from 60 in July 2006.

Recent GDP growth has exceeded the forecasts underlying the Budget Update …

At the time of the Budget Update,GDP growth was forecast to slow to 1% in the year to March 2007, with quarterly growth of 0.2% to 0.4% forecast across the 2006 calendar year.  This outlook was built around a slowing in domestic demand, while exports were forecast to be weak due to the effects of a poor agricultural season combined with a high exchange rate.  Growth was subsequently forecast to rebound in the year to March 2008, owing to the effects on exports of an expected decline in the exchange rate.  While services exports have been stronger than forecast, most of the difference on the export side has been in agricultural exports, owing to a surge in dairy exports from inventories, with dairy exports increasing much more than production.

… despite tentative signs of a rebalancing in growth as domestic demand has slowed …

Domestic demand growth has slowed over recent months.  The large contributions to growth from the household sector in the form of private consumption and residential investment have eased.  This reflects the impact of interest rate increases during 2005 on households and an easing in net migration from its peak of over 40,000 per annum in 2003.  In addition, declines in the terms of trade at the end of 2005 and the beginning of 2006 have effectively reduced household disposable income through rising import prices, especially petrol, and some falls in international prices of some New Zealand exports.

Figure 1.3 – Contributions to real GDP growth

Source:    Statistics New Zealand

The corporate sector has also experienced a slowdown, with firms trimming investment.  Firms’ margins have been under pressure during the past 12 months, with firms unable to fully pass on to customers rising cost pressures, especially for labour and petrol.  Firms have responded by cutting back investment, with the depreciation of the exchange rate early in 2006 raising the cost of imported investment goods and discouraging new investment.

… with net exports the key reason for the divergence from forecast

The easing in domestic demand described above has broadly matched the forecasts in the Budget Update.  Private consumption declined 0.4% in the June quarter, with high petrol prices in the quarter acting to constrain spending.

Figure 1.4 – Annualised contributions to half year growth

Source:    Statistics New Zealand, The Treasury

Strength in net exports (exports minus imports) has been the source of the upside surprise to forecasts.  The decline in the exchange rate early in 2006 appears to have boosted services exports.  However, much of the upward surprise has come from dairy exports.  The 2005/06 dairy production season started poorly owing to cold conditions in the spring of 2005.  Favourable conditions at the end of the season boosted production, with Fonterra announcing a record production season.  This helped boost dairy exports, together with what looks to have been a run-down of dairy stocks in the June quarter, with a 20.3% increase in dairy exports volumes in the June quarter greatly exceeding the lift in production.

Weaker domestic demand, together with the decline in the exchange rate making imports more expensive, saw import volumes fall in the March and June quarters after also falling in December 2005.  This easing in imports was sharper than the gradual easing forecast in the Budget Update.

GDP is estimated to have increased 0.6% in the September quarter

After declining 0.4% in June, private consumption is estimated to have increased 0.7% in the September quarter.  Residential investment is also expected to post a small gain in the September quarter after declining in June, with building consent data pointing to some rebound in activity in the second half of the year.  In the external sector, export volumes are estimated to have recorded another rise in the quarter, albeit not as large as the 4.7% increase in June.  However, as in the June quarter, some of the dairy exports look to have been met by running down inventories, which will detract from growth in the quarter.  Import volumes are estimated to have been relatively flat in the quarter, recording only a small increase.  These components are estimated to add-up to GDP growth of 0.6% in the quarter.

The labour market has remained stronger for longer than expected …

Employment growth in the first half of 2006 was stronger than forecast in the Budget Update, growing at or over 1% in each quarter and taking annual employment growth to 3.1% in June 2006.  Employment growth has been substantially stronger than economic activity more generally.  One result of this is that productivity growth, measured on a total economy basis, has been particularly weak, with little growth since the middle of 2004.  The September quarter saw some signs of an easing in the labour market with employment falling 0.4%, suggesting that activity in the labour market is becoming closer to activity in the rest of the economy.  The labour force participation rate fell from its record high of 68.7% to 68.3% and the unemployment rate rose to 3.8% from 3.6% in June.  The central track incorporates some further easing in the labour market during 2007, with employment forecast to be flat.

… contributing to continued growth in tax revenue

Strong demand for labour boosted annual wage growth to close to 5% in September 2006, with firms continuing to report difficulty finding skilled staff.  This growth in wages, together with the growth in employment, has led to growth in labour income of close to 8%, boosting source deductions tax revenue growth to just over 8%.

Figure 1.5 – Difference from forecast by tax type

Source:    Inland Revenue Department, The Treasury

Total tax revenue is around $300 million ahead of forecast, after removing the effect of some one-off effects, with source deductions and corporate taxes contributing most of the increase.

Nominal GDP growth has slowed

Despite rising inflation, the recent decline in real GDP growth, as well as falls in the terms of trade, have seen nominal GDP growth drop from over 8% in 2004 to 4.2% in the year to June 2006, with annual growth estimated to have declined to 3.6% in the September quarter.  The level of nominal GDP in the year to June 2006 was around $700 million higher than forecast in the Budget Update.

Assumptions Underlying the Central Forecast

Global economic activity – global economic growth, inflation and interest rate forecasts are taken from the October 2006 Consensus Forecasts and Asia Pacific Consensus Forecasts.  The general global outlook is positive as growth becomes more broad-based.  Growth in the United States is expected to continue to soften to 2.6% in 2007, before recovering to 3.1% to 3.2% for the rest of the forecast period.  Australia is expected to see growth recover to 3.3% in 2007, up from 2.8% in 2006. Japan has emerged from recession but growth is forecast to be modest at around 2% per annum, with similar rates of growth forecast in European GDP.  Economic growth for New Zealand’s top 14 trading partners is forecast at 3.5% to 3.6% across the forecast period.

Oil prices – prices for West Texas Intermediate (WTI) in the March and June quarters were higher than forecast in the Budget Update, but falls in September have taken prices back  close to forecast.  Futures pricing at the time these forecasts were finalised suggests that prices will increase to US$68/barrel in September 2007 before declining to around US$65/barrel by 2011.  Prices at the end of the forecast period are projected to be almost identical to those forecast in the Budget Update.

Net migration – net migrant inflows appear to have troughed on an annual basis in October 2005 at 6,000 and have since recovered to around 13,000.  Net migration is assumed to stay at current levels during 2007 before declining to around 10,000 per annum by 2009, and then remain at that level for the rest of the forecast period.

Monetary conditions – the New Zealand dollar exchange rate as measured by the TWI is assumed to decline from a December 2006 quarter average of 65.6 to 54.5 by the end of the forecast period.  A neutral short-term interest rate of 5.8% is assumed.

Climate – agricultural growing conditions and the level of hydro electricity storage lakes are assumed to be normal over the forecast period.

Economic Outlook

Modest quarterly GDP growth of 0.4 to 0.6% is forecast through the end of 2006 and much of 2007

Quarterly GDP growth is forecast to cluster around 0.5% per quarter from the December 2006 quarter through the first half of 2007.  Annual average growth of 1.8% is forecast for March 2007, with 2.3% growth forecast in the year to March 2008.  After growth of 2.2% in 2006, this outlook means that growth would have been below the trend, or potential rate of growth, which we assess as around 3%, for three consecutive years.  This growth outlook is forecast to flow into softer labour market conditions and lower growth in tax revenue.

Figure 1.6 – Growth in real GDP

Sources:    Statistics New Zealand, The Treasury

The weak period of growth is underpinned by some consolidation in the household sector, with households judged to be less willing to take on debt in the face of debt servicing ratios reaching record high levels, as well as a weak period of export volume growth owing to the lift in the exchange rate during the middle of 2006.  This appreciation of the exchange rate is forecast to push out a recovery in exchange rate-sensitive categories of exports into the 2008 calendar year, based on an assumption of some falls in the exchange rate during 2007.

Imbalances are likely to continue to exist for some time …

The imbalances in the economy are forecast to remain for some time.  The central forecast at the time of the Budget Update suggested that the imbalances would start to reverse early in 2007, with exports forecast to rebound quickly on the back of a depreciation of the exchange rate.  Since the Budget Update was finalised, the exchange rate has increased back to 66 on a TWI basis.  This lift in the exchange rate in the middle of 2006 is now forecast to delay the recovery in exports until the 2008 calendar year.  As a result, the reorientation of growth in the economy will be relatively slow.

… with inflation expected to be close to 3% by the end of 2007 and the current account deficit close to 9% of GDP…

A period of forecast volatility in headline inflation, largely owing to the effects of petrol prices, somewhat clouds inflation pressure in the economy.  Strong growth in domestic demand, accompanied by pressure on resources, has pushed non-tradables inflation to over 4% since late 2003.  These pressures on resources, particularly in the construction sector, are forecast to continue during much of 2007 and non-tradables inflation is not forecast to fall below 4% until December 2007.  Headline inflation is forecast to fall initially before rising back to 2.8% in December 2007.

With reorientation of growth in the economy forecast to occur in an orderly, but relatively slow way, the current account deficit is forecast to remain close to 9% of nominal GDP through 2007.  Import volume growth is forecast to be weak, increasing 0.9% in the March 2008 year owing to weak domestic demand.  Growth in export volumes, however, is also forecast to be muted, increasing 1.4% in the March 2008 year.  As a result, while the current account deficit is forecast to become smaller during 2007, it is expected to remain close to 9% of GDP.

… however, two more years of sub-trend growth in the March 2007 and 2008 years is forecast to lead to an alleviation of inflationary pressures …

With domestic demand growth forecast to be weak owing to consolidation in the household sector, as well as further weakness in market investment, inflationary pressures in the economy are forecast to ease.  This is expected to result in inflation moving back inside the Reserve Bank’s target range.  By 2008, inflation pressures are forecast to decline.  Non-tradables inflation is forecast to fall below 3% by September 2008 and headline CPI inflation is forecast to be 2.2% by December 2008.

… with a rebalancing of growth towards the export sector forecast to lift GDP growth to 3% and contribute to some closing of the current account deficit

The exchange rate is assumed to depreciate from its current high level during the course of 2007.  This depreciation is forecast to boost forestry exports.  It is also forecast to lift services exports, after a lag of around one year, as New Zealand becomes a relatively cheaper destination for foreign tourists.  Export volumes are forecast to increase 4.1% in March 2009, while the weakness in domestic demand described above means that import volumes growth will be muted.  Both of these influences are expected to push the current account deficit to just under 7% by March 2009.

Inflation

Inflation reached 4% in June 2006.  In the short term headline inflation rates are expected to be volatile due to the effect of oil prices and the exchange rate.  However, inflationary pressures in the non-tradables sector are forecast to remain strong.  The extent of this persistence is a key judgement in the forecasts.

Recent developments

The acceleration in inflation to over 3% since September 2005 has highlighted a number of imbalances in the economy, reflecting the pressure on resources in the domestic demand.

More recent data, as well as the forecast for the December quarter, show some falls in headline inflation.  However, this largely represents the impact of falling oil prices and the rise in the exchange rate, with inflation in other components of the CPI, particularly non-tradable goods, expected to remain high.

Table 1.2 – December quarter CPI

Group	Quarterly % Change	% Point Contribution

Food	-0.2	0.0
Alcoholic Beverages and Tobacco	0.5	0.0
Clothing and Footware	0.6	0.0
Housing and Household Utilities	1.4	0.3
Household Contents and Services	0.2	0.0
Health	1.0	0.1
Transport	-3.3	-0.6
Communications	0.5	0.0
Recreation and Culture	0.4	0.0
Education	0.5	0.0
Miscellaneous Goods and Services	0.6	0.0

All Groups	-0.1	-0.1

Sources:  Statistics New Zealand, The Treasury

The 0.7% increase in the CPI in the September quarter was weaker than most market analysts expected at the time.  When these forecasts were finalised, petrol alone was forecast to subtract 0.8 percentage points from the CPI in the December quarter, owing to a series of falls in prices.  The impact of falling prices will be compounded by changes in the weightings given to goods in the construction of the CPI.  Weights are generally updated every three to four years to reflect changing consumer spending patterns and the introduction of new goods.  The change has given petrol a larger weighting in the make-up of the CPI.  As a result, the fall in petrol prices is expected to have a larger dampening effect on inflation than would have been the case in the past.

Figure 1.7 – CPI inflation

Sources:    Statistics New Zealand, The Treasury

This is forecast to lead to a 0.1% fall in the CPI in the quarter, taking the annual rate of inflation to 2.7%.  The rise in the exchange rate in the middle of 2006 is also contributing to falls in the price of other imported goods as it generally takes two to three quarters for this effect to be passed on to consumers.

A result of these recent developments is that the short-term outlook for annual rates of inflation is volatile.  This volatility is apparent in the rate of inflation for tradables (sectors of the economy exposed to significant international competition), which is forecast to fall below zero early in 2007 owing to the combined impact of falling oil prices and appreciation of the exchange rate in

2006.  Tradables inflation is forecast to return during 2007 with higher oil prices and the exchange rate assumed to begin to gradually depreciate back to close to historical averages.

However, capacity constraints remain high and inflationary pressures are forecast to still be strong is some sectors of the economy.  This is illustrated in the outlook for persistence in non-tradables inflation, which is expected to remain close to 4% throughout 2007.  However, weak domestic demand growth is forecast to gradually reduce the pressure on non-tradables inflation, which is forecast to be below 3% by the second half of 2008.  The output gap continues to contribute to inflationary pressure throughout 2007.  The size of the output gap is in part determined by our assessment of potential growth in the economy.

The combined effect of the outlook for tradables and non-tradables inflation is that CPI inflation falls to 1.9% by June 2007, rises back to 2.8% in December 2007 then slowly declines to around 2%.

The outlook for trading partner growth remains supportive of growth, underpinning a lift in the terms of trade

The outlook for trading partner growth, while not as strong as in the period of high growth in 2004, is likely to underpin solid demand for New Zealand’s exports.  In addition, current drought conditions being experienced in Australia may restrict the supply of some agricultural commodities to international markets.  Meat prices are forecast to decline a little initially after recent increases, with drought in Australia likely to lead to some early slaughtering of animals increasing supply, and putting downward pressure on prices.  Further out we expect prices to increase with herd numbers likely to be smaller until climatic conditions are more favourable.  Dairy prices declined during the first half of 2006 but have increased recently.  World prices are forecast to continue this upward move, with demand remaining solid and Australian supply likely to ease as the effects of drought conditions take hold on dairy production.

World prices of oil are forecast to lift to US$68/barrel in the short term, based on futures prices at the time the forecasts were finalised.  This is likely to contribute to a lift in import prices.  However, oil prices are forecast to decline somewhat from 2008.  The prices of a number of other categories of imports are forecast to decline, with capital import prices in particular forecast to continue their downward trend in international price terms.

Figure 1.8 – SNA total terms of trade

Sources:    Statistics New Zealand, The Treasury

These movements in export and import prices are forecast to see the terms of trade recover somewhat from its recent dip, contributing to the recovery in growth forecast in the March 2009 year.

Soft domestic demand growth is forecast during 2007 …

Domestic demand growth fuelled economic growth during much of the past five to six years.  Growth in domestic demand has slowed during the past 12 months as the impact of interest rate increases has begun to constrain households.  This recent trend is forecast to continue, with growth in private consumption and residential investment forecast to ease on the household side, while market investment is forecast to continue to decline.

… with households forecast to ease their rate of debt accumulation and slow their expansion of consumption spending …

Annual growth in private consumption is expected to continue to ease as households slow the rate at which they take on debt.  Interest rate increases during 2005 have seen debt servicing costs increase, and the central forecasts are for interest rates to hold at current levels right through until September 2007.  This leads to debt servicing costs reaching record high levels.  Households are forecast to respond to this, as well as an expected easing in the labour market and a forecast end to large increases in wealth from house price gains, by slowing the rate of growth in their consumption.  As a result, private consumption is forecast to increase 1.6% in March 2007 and 1% in March 2008, well down from the growth rates of 5% or more recorded in the period from 2003 to 2005.

Figure 1.9 – Debt servicing

Sources:    Statistics New Zealand, The Treasury

While household debt levels are expected to continue to increase, the rate of increase is forecast to be substantially slower than has been the case in recent years.  This is an important judgement underlying the central forecasts.  If households remain eager to take on an increasing amount of debt, then growth in private consumption, and possibly residential investment, will be substantially stronger than forecast.  Scenario One in the Risks and Scenarios chapter considers the outlook for the economy if this desire for a lower rate of debt accumulation does not occur.

… and in the housing market

Residential investment has fallen during the period since the end of 2004 as net migration inflows eased and interest rates increased.  Building consents fell in line with the easing in residential investment but have recently increased.  This increase in building consents is forecast to lead to an increase in residential investment in the September and December quarters of 2006.  However, residential investment is forecast to be flat over 2007, with the size of the population suggesting that the housing stock is already sufficiently large, reducing the incentive to build new houses.  Weaker activity in the household sector is also likely to flow into the market for existing houses.  House prices are forecast to fall 3% in the 2008 March year, removing an important source of wealth gains for households and further discouraging additional consumption spending.

Figure 1.10 – Selected components of demestic demand

Sources:    StatisticsNew Zealand, The Treasury

Businesses are forecast to cut back investment during 2007…

Market investment recorded quarterly falls in the first half of 2006 as firms trim their investment in the face of pressure on margins and falls in profits.  With growth expected to be soft and profits continuing to be squeezed, market investment is forecast to continue to fall 6.9% in the year to March 2007 and a further 1.2% in the year to March 2008.

… as well as seeking some adjustment in the labour market …

To date, firms have responded to margin pressures by cutting investment.  This behaviour is forecast to extend into the labour market as firms seek to limit their labour costs.  As a result, employment is expected to be flat, with firms looking for productivity gains from their existing workforce, rather than adding staff.  Nevertheless, firms are not forecast to seek significant falls in employment, due to the cycle in activity being relatively muted and firms looking to retain staff due to difficulties finding skilled workers.  These developments are forecast to bring employment growth more into line with general economic activity, with the labour market tending to lag behind developments in the rest of the economy.  With employment growth slowing, the labour force participation rate is forecast to fall as employment prospects diminish.  The unemployment rate is forecast to rise to a peak of 4.8% in March 2008.  The forecasts incorporate wage growth continuing at above 4.5% through most of 2007.

Figure 1.11 – Labour market

Sources:    Statistics New Zealand, The Treasury

The labour market has outperformed forecasts for a sustained period of time and future developments continue to pose a risk to the central forecast, particularly the outlook for private consumption and residential investment growth.

… leading to slower growth in source deductions tax revenue, despite strength in the period to June 2007 …

Wage increases and the expansion of employment during the first half of 2006 have combined to push source deductions tax revenue to a level around $200 million higher than forecast in the Budget Update in the period to September 2006.  Source deductions are forecast to increase around 7% in the 2007 June year with the forecast easing in the labour market leading to slower growth in source deductions tax revenue of 4.3% in the year to June 2008.  Revenue from source deductions is forecast to be around $700 million higher than the Budget Update in each of 2007 and 2008.

Growth in source deductions is forecast to be stronger than the growth in labour income throughout the forecast period.  This reflects the effects of “fiscal drag” with wage increases, whether owing to rising inflation or productivity increases, meaning that workers will move up the income distribution and be subject to higher marginal tax rates.  Previous forecasts have allowed for some effect from this on tax revenues.   The Treasury has changed its assessment on the impact of fiscal drag in the Half Year Update based on empirical analysis that suggests that the effect of wage growth on tax revenue built into the Budget Update was too small.  The result of this change in method is to add around $200 million a year to the forecasts of source deductions.

Figure 1.12 – Source deduction

Sources:    Statistics New Zealand, The Treasury

… while declining profits are forecast to put pressure on corporate taxes

Rising costs, including wages, are forecast to constrain profit growth so that, in the year to March 2007, profits are forecast to decline, leading to a forecast fall of just under 13.3% in the corporate tax take.  With profits (as measured by the business operating surplus) forecast to decline in 2007, some firms are likely to make losses, and the forecasts of tax revenue see some build-up in tax losses, which limit corporate tax growth to 0.9% in 2007/08 as the losses are utilised.  The box entitled “Corporate Taxes” contains a more detailed discussion of the outlook for corporate tax.

However, total tax revenue is forecast to be around $1 billion higher than the level forecast in the Budget Update

Figure 1.13 – Tax as a percentage of nominal GDP

Sources:    Statistics New Zealand, The Treasury

The lift in tax revenue forecast in 2007 is expected to persist over the forecast period, despite some slowing in the growth in tax revenue as the economy slows.  The level of nominal GDP is forecast to be higher than in the Budget Update, with the difference peaking at close to $2 billion during 2007.  The ratio of tax to nominal GDP has increased sharply in recent years, but is expected to fall somewhat during the forecast period, largely owing to:

•             compositional changes in GDP during a period of slow growth in labour income

•             personal tax threshold adjustments in April 2008 and April 2011, and

•             the forecast utilisation of tax losses in the corporate sector.

Government spending is forecast to make a solid contribution to growth

Real public consumption is forecast to grow 3% to 4% per annum throughout the forecast period, with increasing prices meaning that nominal growth is forecast to peak at 8% early in 2007 before growth falls to 5% to 7% across the rest of the forecast period.  Non-market investment, which increased around 25% the March 2006 year, is forecast to remain at a high level.

The forecast slow growth in domestic demand leads to an easing in inflationary pressures and sees interest rates fall at the end of 2007

As described in the box entitled “Inflation”, weak domestic demand growth is expected to lead to an easing in inflationary pressures, with CPI inflation forecast to be 2% by March 2009.  With inflationary pressures easing, 90-day interest rates are forecast to fall in September 2007, with rates expected to decline to 6% by March 2008.

Export growth is forecast to be constrained by the exchange rate …

The exchange rate appreciation during the middle of 2006 is forecast to delay any recovery in services exports, with the higher level of the exchange rate effectively making New Zealand a more expensive destination for tourists.  The exchange rate is also forecast to dampen forestry exports as well as manufactured export volumes, although the impact of the exchange rate on the latter is relatively small.  In addition, with a strong contribution to dairy exports from running down inventories in the June and September quarters of 2006, the quarterly level of dairy exports is forecast to decline in December 2006 and March 2007, based on a judgement that this stock rundown will not continue.  As a result, the level of dairy exports is forecast to come back into line with production.  These developments are expected to see export volumes increase only 1.4% in the March 2008 year.

Figure 1.14 – TWI exchange rate

Sources:    Statistics New Zealand, The Treasury

… and the current account is forecast to be 8.8% of GDP in March 2008 …

Weakness in export volumes, together with a large deficit on investment income, means that the current account deficit is likely to remain large, despite weak import volume growth owing to softness in domestic demand.  The investment income deficit has emerged from the combination of high profits of foreign-owned firms in New Zealand and high interest costs associated with servicing the debt that has been accumulated by running a current account deficit in excess of 6% of GDP since the end of 2004.  By March 2008 the current account deficit is forecast to slowly narrow to 8.8%, compared with 9.7% in June 2006.

… before closing further, as exchange rate depreciation in 2007 boosts exports in 2008 …

The exchange rate is assumed to decline from high levels back closer to its historic average level.  This decline will make New Zealand a cheaper destination for foreign tourists and is forecast to boost services exports with a lag of around one year, such that the falls in the exchange rate in 2007 do not begin to boost exports until 2008.  With export volumes rising and the terms of trade at a high level, the rate at which the current account deficit narrows is forecast to accelerate, and the deficit is forecast to reach 6.8% of GDP in 2009 and 6.3% in 2010.

Figure 1.15 – Current account

Sources:    Statistics New Zealand, The Treasury

… contributing to a lift in GDP growth to 3.2%

A recovery in exports, together with some recovery in domestic demand, due to a lift in residential investment on the back of interest rate declines and a rise in market investment, are expected to contribute to a recovery in GDP growth to 3.2% in the year to March 2009.  Nominal GDP growth is forecast to peak at 5.6% in 2009, with real GDP growth of 3% and an increase in the terms of trade boosting nominal GDP.

Productivity gains are forecast to drive growth on the supply-side of the economy …

We expect labour productivity growth to rebound from its recent low rate of growth.  Table 1.3 provides a supply-side breakdown of growth.  Rising labour utilisation has made strong contributions to growth over recent years as labour force participation has increased and the unemployment rate has fallen.  At the same time productivity growth has made little contribution to growth.  Productivity growth has increased a little more recently, with a 1.3%

contribution to growth expected in the year to March 2007 as the cycle in the labour market moves more into line with the cycle in the rest of the economy.

Table 1.3 – Supply-side contributions to GDP growth

March Years	GDP per Capita	GDP Growth	Labour Productivity Growth	Labour Input Growth

2004	2.1	3.8	1.6	2.2
2005	2.5	3.7	0.3	3.4
2006	1.3	2.2	0.1	2.2
2007	0.8	1.8	1.3	0.6
2008	1.3	2.3	2.6	-0.3
2009	2.3	3.2	2.5	0.6
2010	2.2	3.1	1.7	1.4
2011	2.2	3.0	1.4	1.6

Productivity growth is expected to be higher over the forecast period than in the recent past, reflecting a return from a period of strong market investment growth up to March 2006 and increases in the capital-to-labour ratio.  This lift in productivity is an important judgement in the forecasts.  It leads to an increase in GDP growth, and an increase in potential GDP.  If productivity growth is lower than forecast, and potential lower, then this could lead to a larger than expected output gap, and consequently more pressure on inflation.

… and firms are expected to lift investment as profits rise …

Rising profits, increasing productivity and falling interest rates all contribute to a rise in market investment growth from the March 2009 year.  The Budget Policy Statement signals that the Government has increased the 2008 Budget Allowance by $1 billion, using the additional fiscal headroom to counterbalance the cost of the business tax package.  While the details of any changes are still under development and will be made in the lead-up to Budget 2007, the central forecast builds in the impact of lower business taxes, which are assumed to have the effect of making a larger number of potential investment projects profitable for firms, leading to an increase in market investment from 2009 onwards.

… and the labour market recovers

As growth in the economy lifts, employment is also forecast to rise, increasing 1.3% and 1.5% in 2010 and 2011 respectively.  After declining during the period of weak growth, labour force participation is forecast to rise while the unemployment rate falls back to 4.3%, our assessment of the long-run structural rate of unemployment.

Corporate Taxes

Corporate taxes have been a significant source of upside surprises in recent years.  The future pattern of corporate taxes poses a risk to the fiscal outlook.  This box discusses the drivers of the corporate tax forecasts.

The strong economic performance of recent years has contributed to strong growth in corporate profits.  Profit growth has been relatively broad-based across most of the economy for the past several years.  However, more recently the pattern of profit growth has altered, with the continued strength in the financial sector masking softer performance in other sectors.  The growth in tax receipts from other sectors is lower than in the past, indicative of falling profits in other sectors of the economy, with many businesses facing rising costs and falling margins.  Meanwhile, a strong housing market and high returns in financial markets have boosted profits in the finance sector.  It is likely the strong performance of the financial sector is masking softer performance in other sectors.

With profits forecast to decline in 2007, the forecasts incorporate some build-up in tax losses.  This mirrors the 1998 and 2002 tax years, the last two occasions when net taxable profits declined.  This build-up in losses is based on a judgement that a period of falling growth in profits will be associated with some firms recording losses.  Falling margins are likely to affect firms in some sectors, with exporters particularly at risk as their revenues are directly affected by movements in the exchange rate.

The accumulation of tax losses affects the growth in tax in subsequent years as firms utilise these losses. As a result, once profit growth increases in the year to March 2008, and the number of firms recording losses falls, growth in corporate tax revenue is suppressed by firms utilising the previous build-up in losses to effectively reduce their taxable income.  This is forecast to result in a fall in corporate taxes of 13.3% in the 2006/07 year, a small increase of 0.9% in the 2007/08 year then a rebound to growth to 7.0% in the 2008/09 year, with profit growth forecast to rebound strongly.

Figure 1.16 – Growth of corporate tax

Sources:    Statistics New Zealand, The Treasury

The build-up of losses is an important judgement in the forecasts.  If a larger number of firms record losses, then tax revenue will grow more slowly as these losses are utilised.  A smaller accumulation of losses would be associated with faster growth in tax revenue from 2008/09.  By the time forecasts are finalised for the 2007 Budget Update there will be more information available that will provide an indicator of the extent to which losses are building up.

The outlook for corporate taxes is a significant driver of the differences between the revenue forecasts underlying the Half Year Update and the tax revenue forecasts prepared by the Inland Revenue Department (IRD).  The IRD forecasts do not include the forecast accumulation of tax losses, with corporate taxes expected to grow from 2008 concurrent with the expected lift in profit growth.  As a result, IRD’s forecasts of corporate taxes are higher than the forecasts in the Half Year Update.

Fiscal Forecasts – Finalisation Dates and Key Assumptions

Finalisation Dates

Economic outlook (refer Chapter 1)	15 November
Tax revenue forecasts	21 November
Fiscal forecasts	8 December
Government decisions and circumstances	8 December
Actual asset revaluations	30 September
Foreign exchange rates	30 September
Specific fiscal risks (refer Chapter 4)	8 December
Contingent liabilities and commitments (refer Chapter 4)	31 October

Key Assumptions

The fiscal forecasts have been prepared in accordance with the Public Finance Act 1989.  They are based on the Crown’s accounting policies and assumptions (refer page 108 of the GAAP tables).  As with all assumptions, there is a degree of uncertainty surrounding them.  This uncertainty increases as the forecast horizon extends.  A summary of the key economic assumptions that are particularly relevant to the fiscal forecasts is provided below (on a June-year-end basis to align with the Crown’s balance date of 30 June):

	2006/07		2007/08	2008/09	2009/10	2010/11
June years	BEFU	HYEFU	HYEFU	HYEFU	HYEFU	HYEFU
Real GDP (P) (ann avg % chg)	1.5	2.0	2.6	3.2	3.1	3.0
Nominal GDP (E) ($m)	160,013	162,667	170,633	179,817	188,764	198,068
CPI (annual % change)	3.3	1.9	2.7	1.9	2.0	2.0
Govt 10-year bonds (qty avg %)	5.9	6.0	6.0	6.0	6.0	6.0
90-day bill rate (qty avg%)	6.8	7.5	5.9	6.0	6.1	6.0
Unemployment rate ((HLFS) basis ann avg %)	3.8	4.0	4.7	4.6	4.5	4.3
Full-time equivalent employment (ann avg % change)	1.8	0.9	0	0.9	1.4	1.5
Current account (% of GDP)	-8.4	-9.3	-8.3	-6.5	-6.2	-6.3

Source:  The Treasury

New Zealand Superannuation (NZS) Fund

The contribution to the NZS Fund for the year ending 30 June 2007 is $2.049 billion.  The contribution to the NZS Fund is calculated over a 40-year rolling horizon to ensure that superannuation entitlements over the next 40 years can be met if the contribution rate were to be held constant at that level.  The Government is making the required minimum annual contribution for 2006/07 as calculated by the formula set out in the NZS Act.

$ billion (June year end)	2005	2006	2007	2008	2009	2010	2011
Required contribution	2.107	2.337	2.049	2.133	2.326	2.459	2.576
Actual/Budgeted contribution	2.107	2.337	2.049	2.133	2.326	2.459	2.576

Source:  The Treasury

The underlying assumptions in calculating the contributions for 2007 are the nominal GDP series to 2047, the NZS expense series to 2047 and the expected long-term, net after-tax annual return of the NZS Fund (6.1%) (6.1% Budget Update).  The forecast rate of return is based on the Treasury’s assumptions for the rate of return on financial portfolios of Crown financial institutions.  The Treasury website contains further information on the NZS Fund, as well as a copy of the NZS Fund model.

Fiscal Outlook

Summary of the Half Year Update

The Government’s fiscal position is strong.

The Financial Statements of the Government for the year ended 30 June 2006 recorded residual cash of $3 billion ($1.2 billion ahead of the Budget Update forecast), gross sovereign-issued debt (GSID) standing at 22.5% of GDP at year end, and, with the addition of the $9.9 billion NZS Fund, the Government was in a net financial asset position of $2.1 billion.

GDP growth, as expected, has been easing, but not by as much as we thought at the time of the Budget Update.  Economic growth is now expected to bottom out at a somewhat higher rate, and overall, the economic forecasts described in Chapter 1 paint a less cyclical picture for the economy.

Forecast tax revenue has increased as a result of this updated view of the economy and judgements about the impact of fiscal drag and the build-up of tax losses.  These tax forecasts, together with updated expenditure forecasts and the indicative allocations for future Budgets described in the Budget Policy Statement released today, result in higher forecast operating surpluses across the forecast period than at the Budget Update.

These operating surpluses flow through to a stronger fiscal position throughout the forecast period than at Budget Update.  The forecasts show ongoing progress in implementing the Government’s fiscal strategy and its objective of strengthening the fiscal position in advance of future pressures arising from population ageing and increased demand for health care.

The fiscal forecasts also imply a somewhat firmer fiscal stance over the period 2005/06 to 2007/08 than predicted at the time of the Budget Update.

More specifically, the forecasts show:

•             Core Crown revenues peaking in 2006/07 at 36.3% of GDP and then settling at 34.3%, with tax to GDP broadly stable throughout the forecast period at around 31%.

•             A similar pattern for core Crown expenses, peaking in 2006/07 at 33.2% of GDP and then falling to around 32%.

•             An operating balance and OBERAC of around $6.0 billion across the forecast period.   This is expected to be sufficient to meet the Government’s annual contribution to the NZS Fund and some, but not all, capital spending.

•             Cash deficits increasing to $1.8 billion in 2008/09 and then falling to $0.3 billion in 2010/11.  This represents an increase in the cash position over the forecast period in comparison to the Budget Update of about $3.6 billion.

•             GSID falling from 23.3% of GDP in 2006/07 to 20.7% of GDP by the end of the forecast horizon.  In the early years of the forecast the debt track is higher but in later years is broadly consistent with the Budget Update and consistent with the Government’s long-term debt objective to have gross debt broadly stable at around 20% of GDP over the next 10 years.

•             The NZS Fund increasing to $26.7 billion (13.5% of GDP) by 2010/11, with net core Crown debt including NZS Fund assets forecast to be in a positive financial position of $19.2 billion (9.7% of GDP).

TABLE 2.1 – SUMMARY FISCAL INDICATORS(1)

	Year ended 30 June
($ million)	2006 Actual	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast
Core Crown revenue(2)	59,170	59,020	59,917	61,577	64,746	67,895
% of GDP	37.6	36.3	35.1	34.2	34.3	34.3
Core Crown expenses	49,900	53,963	55,577	58,159	60,554	63,479
% of GDP	31.7	33.2	32.6	32.3	32.1	32.0
Operating balance	11,473	6,260	6,071	5,197	5,826	5,979
% of GDP	7.3	3.8	3.6	2.9	3.1	3.0
OBERAC	8,648	6,656	6,071	5,197	5,826	5,979
% of GDP	5.5	4.1	3.6	2.9	3.1	3.0
OBERAC excluding NZS Fund returns	8,068	5,981	5,231	4,170	4,588	4,511
% of GDP	5.1	3.7	3.1	2.3	2.4	2.3
Residual cash	2,985	107	(691)	(1,821)	(978)	(294)
% of GDP	1.9	0.1	(0.4)	(1.0)	(0.5)	(0.1)
Gross sovereign-issued debt	35,461	37,867	40,153	39,192	38,615	41,082
% of GDP	22.5	23.3	23.5	21.8	20.5	20.7
Net core Crown debt	7,745	6,382	5,923	7,187	7,697	7,525
% of GDP	4.9	3.9	3.5	4.0	4.1	3.8
Net core Crown debt (incl NZS Fund)	(2,116)	(6,271)	(9,703)	(11,792)	(14,979)	(19,195)
% of GDP	(1.3)	(3.9)	(5.7)	(6.6)	(7.9)	(9.7)

Source:  The Treasury

(1)

Detailed tables of the key indicators for the Half Year Economic and Fiscal Update (HYEFU) and Budget and Economic and Fiscal Update (BEFU) are located on pages 54 and 55. The fiscal fact sheet on pages 59 to 62 provides a guide to the key fiscal indicators used to measure the Government’s performance.

(2)	The 2005/06 core Crown revenue includes the one-off non-cash adjustment of $1.8 billion (1.2% of GDP), reflecting the change in accounting treatment for the recognition of provisional tax.

Key Trends

Table 2.2 – Reconciliation to core Crown residual cash

		Year ended 30 June
	$ million	2006 Actual	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast
	Core Crown revenue	59,170	59,020	59,917	61,577	64,746	67,895
Less	Core Crown expenses	49,900	53,963	55,577	58,159	60,554	63,479
Plus	Net surpluses/(deficits) of SOEs and CEs	2,203	1,203	1,731	1,779	1,634	1,563
Equals	operating balance	11,473	6,260	6,071	5,197	5,826	5,979
Less	OBERAC adjustments
	Revaluation changes	1,471	(396)	—	—	—	—
	Accounting changes	1,354	—	—	—	—	—
Equals	OBERAC	8,648	6,656	6,071	5,197	5,826	5,979
Less	Net return on the NZS Fund (excl revaluation changes)	580	675	840	1,027	1,238	1,468
Equals	OBERAC less NZS Fund retained earnings	8,068	5,981	5,231	4,170	4,588	4,511
Less	Net retained surpluses of SOEs and CEs	1,179	1,203	1,731	1,779	1,634	1,563
	Non-cash items and working capital movements	(1,970)	1,829	1,313	473	1,095	1,297
Equals		8,859	6,607	4,813	2,864	4,049	4,245
Less
	Contribution to NZS Fund	2,337	2,131	2,687	2,790	3,173	3,146
	Purchase of physical assets	1,826	2,237	1,233	966	1,025	690
	Advances and capital injections	1,711	2,132	1,584	929	829	703
Equals residual cash		2,985	107	(691)	(1,821)	(978)	(294)
	Domestic bond programme	2,375	2,456	2,517	2,476	2,472	2,465
Indicators for fiscal objectives (% of GDP)
	Core Crown revenue	37.6	36.3	35.1	34.2	34.3	34.3
	Core Crown expenses	31.7	33.2	32.6	32.3	32.1	32.0
	OBERAC	5.5	4.1	3.6	2.9	3.1	3.0
	Gross sovereign-issued debt	22.5	23.3	23.5	21.8	20.5	20.7
	Net core Crown debt	4.9	3.9	3.5	4.0	4.1	3.8
	Net core Crown debt with NZS Fund assets	(1.3)	(3.9)	(5.7)	(6.6)	(7.9)	(9.7)
	Net worth	45.4	47.8	49.1	49.5	50.2	50.9
	New Zealand Superannuation Fund
	Fund asset returns (after tax)	969	743	840	1,027	1,238	1,468
	Fund assets	9,861	12,653	15,626	18,979	22,676	26,720
	% of GDP	6.3	7.8	9.2	10.6	12.0	13.5

Top-down adjustment to cash payment forecasts

The core Crown cash payments for 2006/07 incorporate a top-down adjustment of $800 million to take into account the usual timing delays of departmental spending.  The adjustment is made in the above table and is spread over operating ($500 million) and capital ($300 million) payments.

The level of the adjustment has been based on the analysis of previous over-forecasting by departments and a review of the actual outturn to 31 October 2006.

The OBERAC is expected to be lower than recent outturns …

Significant spending initiatives in the 2004, 2005 and 2006 Budget packages are expected to translate into OBERAC surpluses over the forecast period that are lower than those recorded in recent outturns.  However, while the economy is expected to enter a period of slower growth, the forecast slowdown is now not as pronounced at the time of the Budget Update.

Figure 2.1 – OBERAC on a year-by-year basis

Source:    The Treasury

The OBERAC is now forecast to be $6.7 billion (4.1% of GDP) in the current year, declining to $6 billion (3% of GDP) by 2010/11, slightly higher in each year compared to the Budget Update primarily as a result of:

•             higher than expected nominal GDP flowing into tax revenue, and

•             the labour market being stronger than previously expected resulting in a reduction in benefit payments.

Post 2008, the increase in the OBERAC generated by the above factors is forecast to be offset by increasing the Budget 2008 allocation by $1 billion in addition to the $2 billion already allocated.  This has been included in Figure 2.1.

… so, too, the cash available from operating …

Figure 2.2 – Accumulated operating balance breakdown for the period 2006/07 to 2010/11

Source:    The Treasury

Some components of the operating surpluses expected over the forecast period have been committed by the Government.  This includes:

•             entities retaining their surpluses for the purpose of achieving their long-term objectives (ACC, EQC, NZS Fund and EQC), and

•             entities retaining their surpluses to accumulate assets (SOEs and some Crown entities).

This leaves around 54% (or around on average $4 billion per annum) of the accumulated operating balance available to finance the Government’s investing activities, such as contributions to the NZS Fund and its general capital programme.

… As a result there is a cash shortfall, albeit lower than previously forecast

There is a residual financing requirement over the period 2006/07 through 2010/11 of around $3.8 billion.

Figure 2.3 – Core Crown cash position on a year-by-year basis

Source:    The Treasury

The cash shortfall results because the Government’s capital programme exceeds the cash available.

The cash flow from operations generates around $22.6 billion over the forecast period.  This will be invested primarily in NZS Fund contributions of $11.5 billion, purchases of physical assets of $8.5 billion (for example, schools and defence equipment), advances of $4.3 billion (mainly student loans and refinancing existing private sector debt of the health and housing sectors), injections into Crown entities for hospitals and housing of $1.2 billion and the purchase of foreign exchange reserves of $0.7 billion.

The forecast accumulated cash shortfall of $3.8 billion has reduced since the Budget Update by around $3.6 billion.

Table 2.3 – Impact of Crown operating surpluses on the balance sheet from 2006/07 to 20010/11 inclusive

The Government is forecast to receive cash of around $14.9 billion ($12.4 billion from the bond programme) from borrowings.  This is forecast to be used to meet the cash shortfall, repay debt which is maturing over the period ($8.8 billion) and purchase financial assets.

Gradually declining gross debt …

Figure 2.4 – Gross sovereign-issued debt (% of GDP and $million)

Source:    The Treasury

GSID is forecast to increase by around $5.6 billion over the forecast period but to fall as a percentage of GDP from 22.5% to 20.7% by 2010/11.  The nominal increase in GSID comprises a number of factors:

•             borrowing to meet the cash shortfall expected over the forecast period and to refinance maturing bonds

•             an increase in settlement cash levels held by the Reserve Bank from $2 billion to $7.5 billion (that is sustained at this level over the forecast period), and

•             a reduction in the holding of Treasury Bills from $4.9 billion (as at 30 June 2006) to
$2.7 billion by 2010/11.

… combined with a build-up of financial assets …

Although there has been a strengthening in the forecast cash position compared with the Budget Update, the forecast Government’s bond programme remains relatively unchanged at around $2.5 billion per annum over the forecast period (see Table 2.2).  This continues NZDMO’s recent practice of smoothing bond issuance from year to year.

Keeping the bond programme unchanged results in an increase in the forecast financial assets held by the Government relative to the Budget Update.

 … leads to a further rise in the net asset position of the Government

Figure 2.5 – Net debt (% of GDP and $million) and % of GDP including assets of NZS Fund

Source:    The Treasury

In contrast to GSID, net core Crown debt is forecast to remain relatively flat over the forecast period at around $7 billion or 4% of GDP.

Over the forecast period, core Crown financial assets are forecast to increase by around $20.1 billion.  The largest part of the increase occurs in the assets held by the NZS Fund.  The Fund is expected to increase from $9.9 billion by $16.8 billion to be $26.7 billion by 2010/11.

Net core Crown debt including the assets of the NZS Fund is forecast to be in a net financial asset position of $19.2 billion by 2010/11, or 9.7% of GDP.

Settlement Cash Level

The Reserve Bank of New Zealand has raised the settlement cash level to approximately $7.5 billion at 31 October 2006 from $2 billion at 30 June 2006, as a result of its Liquidity Management Review.  The change in the settlement cash level reflected the Reserve Bank’s concerns over liquidity pressures in the New Zealand banking system.

With commercial banks now holding significant quantities of settlement cash, their demand for Treasury Bills issued by the Nez Zealand Debt management Office (NZDMO) has reduced.  The holdings of Treasury Bills are forecast to reduce by $2.2 billion by 2010/11.

What is settlement cash?

Settlement cash is the amount of cash the Reserve Bank leaves in the banking system each day. The Reserve Bank aims to leave a relatively constant level of cash in the banking system, although this can be subject to change from time to time.  Settlement cash can be used by banks to meet their payment obligations.  Hence, settlement cash is a liquidity mechanism used to settle wholesale obligations between the banks and provides the basis for settling most of the retail banking transactions that occur every working day between corporates and individuals.

What is the impact on the fiscal forecasts?

The settlement cash activity of the Reserve Bank is financed from commercial banks and not by Government funding, so doesn’t impact on the Government’s residual cash position.  It does impact on GSID and the components of the operating balance (as outlined in the table below), however the impact on the overall net worth and operating balance is neutral.

The following table outlines the impact of the above transactions on the fiscal forecasts at 2010/11 relative to 30 June 2006

	Impact on GSID	Impact on the Operating Balance

Increase in settlement cash	+ $5.5 billion	+ $0.7 billion (revenue) + $0.7 billion (expenses)

Reduction in Treasury Bills	- $2.2 billion	- $0.2 billion (revenue) - $0.2 billion (expenses)
Total	+ $3.3 billion	Nil

Revenue and Expenses

Table 2.4 – Revenue and expenses comparison with Budget Update

	Year ended 30 June
(% of GDP)	2006 Actual	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

Total revenue
Half Year Update	48.7	46.1	44.9	44.0	43.9	43.7
Budget Update		45.4	44.3	43.5	44.1

Total expenses
Half Year Update	41.4	42.3	41.4	41.1	40.8	40.7
Budget Update		41.9	41.8	41.6	41.3

Core Crown revenue
Half Year Update	37.6	36.3	35.1	34.2	34.3	34.3
Budget Update		35.1	34.2	33.5	34.2

Core Crown expenses
Half Year Update	31.7	33.2	32.6	32.3	32.1	32.0
Budget Update		32.7	32.6	32.5	32.3

SOE revenue
Half Year Update	8.1	7.3	7.2	7.2	7.1	6.9
Budget Update		7.5	7.4	7.4	7.3

SOE expenses
Half Year Update	6.9	6.8	6.6	6.6	6.5	6.4
Budget Update		6.8	6.8	6.7	6.6

Crown entities’ revenue
Half Year Update	16.1	16.0	15.7	15.2	14.5	14.0
Budget Update		16.0	15.5	14.9	13.9

Crown entities’ expenses
Half Year Update	15.1	15.4	15.1	14.6	14.1	13.5
Budget Update		15.3	14.9	14.4	13.9

Source:  The Treasury

Over the forecast period, total revenue to GDP is expected to fall as are total expenses to GDP.

The trend in total revenue and expenses over the forecast horizon will largely be driven by activity in the core Crown segment of reported government activity.  The following section discusses the core Crown activity in more detail.  The SOE and Crown entities’ activity is covered in a separate section in the chapter (refer page 50).

Core Crown – Revenue

Table 2.5 – Core Crown revenue

	Year ended 30 June
Core Crown Revenue	2006 Actual	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast
($ billion)
Tax revenue	52.4	52.2	53.9	56.2	59.2	61.9
Investment revenue	4.5	4.5	3.8	4.1	4.4	4.7
Other core Crown revenue	2.2	2.3	2.2	1.3	1.1	1.3
Total core Crown revenue	59.1	59.0	59.9	61.6	64.7	67.9
(% of GDP)
Tax revenue	33.3	32.1	31.6	31.3	31.3	31.3
Investment revenue	2.9	2.8	2.2	2.3	2.3	2.4
Other core Crown revenue	1.4	1.4	1.3	0.7	0.6	0.6
Total core Crown revenue	37.6	36.3	35.1	34.3	34.3	34.3

Source:  The Treasury

Over the forecast period, total core Crown revenue initially declines as a percentage of GDP and remains relatively stable at around 34.3%.  Tax revenue (discussed below) is the major source of core Crown revenue and is the main driver of this trend.

Within the other sources of core Crown revenue, investment revenue is forecast to fall from 2.8% of GDP in 2006/07 and to remain relatively stable at around 2.3% of GDP.  This reflects a forecast assumption that investment rate of returns will drop to average rate of returns after the high rates experienced in 2005/06.  This growth in line with GDP reflects the build-up of financial assets across the Crown.

Other core Crown revenue initially stays stable then declines from 2008/09 onwards.  The drop in other revenue from 2008/09 onwards reflects the indicative portion of the 2008 Budget package allocated to revenue initiatives.

Tax revenue

Table 2.6 – Tax revenue % of GDP, compared with the Budget Update

	Year ended 30 June
Tax Revenue	2006 Actual	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast
(% of GDP)
Tax revenue - Half Year Update	33.3	32.1	31.6	31.3	31.3	31.3
Tax revenue - Budget Update		31.7	30.8	30.1	30.8

Source:  The Treasury

Over the June and September quarters, tax revenue growth has slowed; annual average growth in tax revenue has fallen from around 10% to close to 5%. Although PAYE growth has remained at around 8% during this period, growth in other taxes has declined, most noticeably corporate tax, where growth is now hovering around 0% (after adjusting for the change in provisional tax accounting in June 2006) after being as high as 20% in December 2005.

This slowing in corporate tax was not unexpected.  Apart from some one-off factors that are expected to reverse out in the near future, corporate tax for the September 2006 quarter is close to the Budget Update forecast.

Looking ahead, corporate tax is expected to follow the business cycle, albeit with a slightly smoother growth path. This is because tax loss accumulation and utilisation tend to smooth the growth profile of tax relative to the business cycle. Corporate tax growth is forecast to be higher than profit growth through the bottom of the business cycle in 2007 as a higher-than-normal proportion of companies incur losses. Through the upswing in the business cycle, corporate tax is expected to grow more slowly than profit growth as the losses built up in 2007 are offset against profits in 2008 and 2009. Overall, the forecast for corporate tax is similar to the Budget Update forecast.

In contrast, recent PAYE growth has exceeded expectations, largely because wage and employment growth has been higher than forecast in the Budget Update. This has caused an upward shift in the level of compensation of employees through the whole forecast period, which adds about $500 million to the PAYE forecast each year. An increase in Treasury’s estimate of the “fiscal drag” effect, ie, taxpayers facing higher marginal tax rates at higher incomes, has also added about $200 million a year to the PAYE forecasts.

The overall picture across the forecast period is for tax revenue to decline relative to GDP through to 2009 and to flatten out thereafter.  This is contrary to what we would expect to see, ie, tax revenue gradually increasing relative to GDP, as the effect of an increasing effective tax rate on personal income owing to the progressive tax scale slightly outweighs the retarding effect of taxes that grow more slowly than GDP, such as excise duties.

The reasons for this unusual profile in the tax-vs-GDP are:

•             overall from 2007 through to 2011, the tax bases of the major tax types, eg, compensation of employees, private consumption are forecast to grow more slowly than GDP, thereby reducing the total effective tax rate on GDP

•             tax threshold adjustments scheduled for April 2008 and April 2011 remove some of the fiscal drag effect from tax on personal income

•             the effective tax rate on corporate income reduces through the upswing of the business cycle as tax losses generated at the bottom of the business cycle are subsequently used to reduce firms’ total income tax liability, and

•             further reductions in import tariff rates cause customs duty to lag GDP growth by a wider margin than has been the case in recent years.

These effects are summarised in the following table.

Table 2.7 — Movement in effective tax rate on GDP from 2007 to 2011

Tax revenue (% of GDP)
2007 tax revenue	32.1
Tax base movements, ie, changes in the composition of GDP	-0.5
Fiscal drag	+0.6
Tax threshold adjustments	-0.3
Tax loss offsets	-0.2
Tariff rate reductions	-0.1
Other (eg, excise duties)	-0.3
2011 tax revenue	31.3

Table 2.8 — Treasury and Inland Revenue total  tax revenue forecasts

($ million)	2006/07 Forecast	2007/08 Forecast	2008/09 Forecast	2009/10 Forecast	2010/11 Forecast
PAYE
Treasury	20,566	21,404	22,354	23,668	24,980
Inland Revenue	20,580	21,510	22,475	23,890	25,250
Difference	(14)	(106)	(121)	(222)	(270)
Corporate taxes
Treasury	8,905	8,947	9,550	10,450	10,833
Inland Revenue	9,003	9,619	10,379	10,631	11,042
Difference	(98)	(672)	(829)	(181)	(209)
Goods and services tax
Treasury	10,709	11,181	11,618	11,899	12,446
Inland Revenue	10,644	11,025	11,542	11,817	12,421
Difference	65	156	76	82	25
Other taxes
Treasury	11,529	11,812	12,074	12,495	12,966
Inland Revenue	11,655	11,886	12,015	12,533	13,034
Difference	(126)	(74)	59	(38)	(68)
Total tax
Treasury	51,709	53,344	55,596	58,512	61,225
Inland Revenue	51,882	54,040	56,411	58,871	61,747
Difference	(173)	(696)	(815)	(359)	(522)
Total tax (% of GDP)
Treasury	31.8%	31.3%	30.9%	31.0%	30.9%
Inland Revenue	31.9%	31.7%	31.4%	31.2%	31.2%
Difference	-0.1%	-0.4%	-0.5%	-0.2%	-0.3%

Sources:  Inland Revenue, The Treasury

Inland Revenue’s total tax forecasts are higher than the Treasury’s in all years, although the gap between the two sets of forecasts is not as large as it was in the Budget Update. Most of the differences occur in the corporate and PAYE tax types.

At the time of the Budget Update, growth in PAYE exceeded that which could be easily explained by growth in aggregate wages and salaries, even after allowing for the impact of fiscal drag. Inland Revenue assumed that this unexplained growth would continue into the forecast period. This assumption opened up a wedge between Treasury and Inland Revenue forecasts of PAYE; this wedge grew to more than $1 billion by the end of the forecast period.

Recent labour market data have shown that employment growth through the first half of 2006 was higher than expected in the Budget Update. PAYE in the September quarter was close to Inland Revenue’s forecast, but $200 million above Treasury’s.

Treasury’s labour market forecast is now much higher than in the Budget Update in the near term and is now more readily reconciled against recent PAYE receipts. In response to recent outturns and to the new labour market forecast, Treasury’s PAYE forecasts have increased in the order of $800 million per year. Inland Revenue’s PAYE forecasts have increased by much smaller amounts in the near term, and have decreased from 2009 onwards. Thus the difference between the two departments’ PAYE forecasts is now much smaller than in the Budget Update.

Detailed comparisons of Treasury and Inland Revenue tax forecasts can be found at www.treasury.govt.nz/forecasts/hyefu/2006.

Treasury or Inland Revenue: Which tax forecasts have been the more accurate?

Ever since the early 1990s, both Treasury and Inland Revenue have been producing tax forecasts for each Budget Update and Half-Year/December Update.  This is to ensure that no single agency prepares tax forecasts in isolation and that the official tax forecasts are subjected to some sort of quality assurance.  We have examined the accuracy of both agencies’ forecasts over the last decade or so.

Table 2.9– Accuracy of Treasury and Inland Revenue tax revenue forecasts, for June years 1995 to 2006 (root mean errors)

	Forecast horizon (years ahead)
	0	1	2	3	4
Treasury	1.4%	4.0%	6.3%	8.2%	13.7%
Inland Revenue	1.4%	4.2%	6.3%	8.3%	14.2%

Root-mean square error is the square-root of the mean of the squares of the forecast errors. It is a measure of the accuracy and variability of the forecast errors.

Table 2.9 shows that, with the possible exception of the four-year-ahead forecasts, the root-mean square errors of both agencies’ forecasts are very similar to each other.

This result is not all that surprising. Both agencies use the same macroeconomic forecast as the basis for their tax forecast. At each forecasting round, there is much discussion between the two tax forecasting teams to test assumptions and judgements, and to ensure that both agencies use all available information in their forecasts. This tends to bring the two sets of forecasts closer together, rather than further apart.

Large differences (of $1 billion or more) between the two sets of forecasts have been evident only in the last two forecasting rounds and have mainly affected the longer-horizon forecasts. Therefore, it will be several years before these differences start to affect the statistics presented in table 2.6.  In short, over the historical period these forecasts have practically been the same.  We will not be able to judge the accuracy of the differences now existing between the two agencies for another 2-3 years.

Core Crown – Expenses

Table 2.10 – Expenses indicators

Expenses ($ billion)	2006 Actual	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast
Core Crown	49.9	54.0	55.6	58.2	60.6	63.5
Core Crown (excluding GSF valuation)	49.6	53.7	55.6	58.2	60.6	63.5

(% of GDP)
Core Crown	31.7	33.2	32.6	32.3	32.1	32.0
Core Crown (excluding GSF valuation)	31.5	33.0	32.6	32.3	32.1	32.0

Source:    The Treasury

Over the past two years core Crown expenses to GDP have increased, primarily due to the impact of the significant increase in spending made in the 2004 and 2005 Budget packages.  The Working for Families package was a key part of this.

Figure 2.6 – Core expenses excluding GSF valuations ($ and % of GDP)

Source:    The Treasury

This continues in 2006/07, with core Crown expenses (excluding Government Super Fund (GSF) valuations) forecast to increase $4.1 billion, or 31.5% of GDP in 2005/06 to 33.0% of GDP.  This growth in expenses is primarily due to:

•             the impact of the 2006 Budget package ($2.4 billion)

•             an increase in finance costs resulting from the impact of changes in the Reserve Bank settlement cash levels ($0.5 billion, refer page 39).  This is entirely offset by higher investment income as the increase in Reserve Bank borrowings has been used to increase financial assets

•             additional fair value write-downs of student loans ($0.4 billion), and

•             the indexation of benefits ($0.1 billion).

Beyond 2006/07, core Crown expenses (excluding the GSF valuation) are expected to stay relatively flat over the forecast period at around 32% of GDP.  This is essentially owing to smaller new operating spending forecast in comparison to the last three Budgets.  In nominal terms, expenses are forecast to increase by around $9.8 billion.  The major drivers of this increase are indexation of benefits (around $1.6 billion) and the allowances for new operating initiatives for future Budgets ($8.0 billion; see Figure 2.8 below).

Figure 2.7 – Core Crown functional expenses as a percentage of total expenses (excluding valuations)

Source:    The Treasury

Forecast New Operating Initiatives

The fiscal forecasts include indicative amounts for new operating initiatives.

Figure 2.8 – Net allowance for new operating initiatives (GST exclusive)

Source:    The Treasury

Budget allowances represent a level of Government funding that will be allocated to spending and revenue initiatives over the Budgets covered in the fiscal forecasts.  The Government has not taken any decisions on where this funding will be allocated except for where pre-commitments against future Budgets have been made.

The operating allowance included in the fiscal forecast for Budget 2007 is $1.9 billion.  The BPS has signalled a Budget 2007 package of $1.9 billion plus the three-month costs of the business tax package that fall in 2007/08.

The Budget 2008 allowance is forecast to be $3 billion.  The economic and fiscal forecasts have been prepared on the basis that the allowance covers both revenue and expense initiatives.  It does not imply any final decisions on the size and composition of the business tax package.  The Budget 2008 allocation is $1 billion higher than indicated in the 2006 Fiscal Strategy Report.

Allowances for the 2009 and 2010 Budgets remain at around $2 billion.  It is assumed all of the forecast new operating initiatives in these Budgets are allocated to spending.

Net Worth

Net worth is forecast to increase from $71.4 billion in 2005/06 to $100.8 billion by 2010/11.  The growth in net worth reflects the Government’s strategy to run operating surpluses to strengthen its fiscal position.  This strategy is evident across the whole of the Crown.  The following section focuses on the net worth of the core Crown segments for reported government activity.  The SOE and Crown entities’ activity is covered in a separate section on page 50.

Table 2.11 –Net worth

	Year ended 30 June
Net worth ($ billion)	2006 Actual	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast
Total Crown net worth	71.4	77.7	83.8	89.0	94.8	100.8
Core Crown net worth	40.1	45.1	49.5	52.9	57.1	61.5
SOE net worth	13.1	13.5	14.2	14.9	15.6	16.3
Crown entities’ net worth	41.8	43.3	44.7	46.0	47.1	48.1

Source:    The Treasury

Core Crown

Table 2.12 —Components of core Crown net worth

	Year ended 30 June
($ billion)	2006 Actual	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

Total assets	102.3	109.7	116.3	118.4	121.5	127.9
Total liabilities	62.2	64.5	66.8	65.5	64.4	66.4

Net worth	40.1	45.1	49.5	52.9	57.1	61.5

Source:    The Treasury

Over the forecast period, core Crown assets are expected to increase from $102.3 billion to $127.9 billion, largely due to the planned strategy of running operating surpluses (refer Table 2.3) and additional borrowing to build up assets.

As Figure 2.9 illustrates, the majority of growth occurs within financial assets, which increase by around $20.8 billion, while investments in Crown entities (primarily to fund hospital and housing capital projects) and physical assets also increase slightly.

Figure 2.9 – Core Crown asset growth

Source:    The Treasury

Within the financial asset portfolio of the core Crown:

•             the NZS Fund is expected to increase by around $16.8 billion over the forecast period.  These funds are being set aside to assist in meeting pressures on future NZS payments associated with an ageing population

•             advances are forecast to increase by around $3.5 billion, primarily due to student loans, and

•             the financial asset portfolios of the Reserve Bank, New Zealand Debt Management Office and GSF holdings are expected to slightly increase over the forecast period.

By 2010/11 the make-up of the financial asset portfolio is expected to have changed significantly, primarily driven by the increase in the holdings of the NZS Fund.

Figure 2.10 – Core Crown financial assets by portfolio

Source:    The Treasury

Investments in Crown entities are forecast to increase by around $0.8 billion to allow for maintenance to and increase in the asset base, especially within the health and housing sectors.

Physical assets are expected to increase slightly over the forecast horizon, illustrating the maintenance and expansion of the core Crown’s physical asset base.  Figure 2.11 provides a breakdown of the physical assets held by the core Crown, by major asset classes.

Figure 2.11 – Core Crown physical assets by asset class (including capital provisions)

Source:    The Treasury

The level of liabilities is expected to increase over the forecast period from $62.2 billion in 2005/06 to $66.4 billion by 2010/11.  The major component of core Crown liabilities is gross debt, which as previously mentioned, is forecast to increase but decrease as a percentage of GDP over the forecast period.

State-Owned Enterprises and Crown Entities

SOEs and Crown entities (CEs) are forecast to run total operating surpluses of $10.1 billion over the forecast period.  Around $2.2 billion of the operating surpluses is forecast to be returned as dividends and is available to fund spending elsewhere in the Crown.

Figure 2.12 – SOE and CE operating balance

Source:    The Treasury

The SOE/CE net surpluses are not expected to be at the same level as the 2005/06 outturn, as the actual outturn included some large investment gains, resulting from strong global equity markets  and one-off gains on sale of physical assets.

In 2006/07 SOE/CE net surpluses are forecast to be $1.2 billion, which is lower than what is expected over the rest of the forecast horizon. The lower 2006/07 result relative to future years is primarily due to:

•             higher expenses due to an increase in the ACC unfunded liability of around $0.2 billion, and

•             the impact of foreign exchange losses of around $0.2 billion (foreign exchange losses are not forecast beyond the current year).

From 2007/08 onwards, SOE/CE net surpluses are forecast to remain relatively flat at around $1.7 billion per annum.

The SOE/CE net surpluses (after payment of dividends) total $7.9 billion over the forecast period.  This residual is maintained within the entities that have generated the net surpluses.  In broad terms the majority of the accumulated net surpluses are forecast to be applied to build up assets.

Figure 2.13 – SOE and CE assets

Financial assets are forecast to increase by around $9.5 billion.  The majority of the increase is within the Crown Financial Institutes, which are accumulating financial assets for the purpose of meeting future obligations.

Physical assets are forecast to increase by around $11.5 billion.  The majority of the increase is over the SOE segment and Transit NZ, which are investing in physical assets to maintain and expand their current asset base.

The expansion in assets mentioned above that is not funded by net surpluses are forecast to be met by entities raising debt and capital contributions provided by the Government.

Comparison with Budget Update

OBERAC and operating balance

Over the forecast period the OBERAC is forecast to be higher than the Budget Update.

Figure 2.14 – OBERAC comparison

The increase in the OBERAC compared with the Budget Update is largely due to:

•             an increase in tax revenue due to forecasting changes of approximately $1 billion per annum.  Most of the increase in the compensation of employees forecast has led to an increase in PAYE forecasts of $600 to 800 million each year.  Tax revenue has also changed due to policy decisions outlined in table 2.14

•             a reduction in benefit expense forecast of approximately $0.2 billion in 2006/07 and by $0.4 billion thereafter.  Most of the reduction occurs in the unemployment benefit and is due to an improved economic and labour market outlook from the Budget Update and enhanced provision of services to job seekers, and

•             an increase in investment income mainly due to the fact the Government is forecast to hold a higher level of financial assets as a result of the Reserve Bank increasing the settlement cash level.  There is a corresponding increase in the forecast for finance costs.  There is also an increase in investment income due to a change in the methodology used by the NZDMO to calculate interest income on its financial asset portfolio.

The above factors affect each of the forecast years.  In addition, in the current year expenses are also influenced by expenses transfers from the 2005/06 financial year and a one-off write-off of student loan debt.

Post 2008 revenue is forecast to reduce by $1 billion each year, reflecting the increase in the 2008 Budget allocation.

Table 2.13 – OBERAC reconciliation (explains changes to the OBERAC since the Budget Update)

($ million)	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

OBERAC 2006 Budget Update	5,768	4,343	3,561	5,412
Changes (revenue)
Tax revenue (forecasting)	857	1,129	1,276	833
Tax revenue (policy)	182	106	683	(30)
Other sovereign revenue	4	11	4	11
New revenue allocation	—	—	(1,000)	(1,000)
Investment income	1,536	883	873	773
Other revenue	15	7	12	1
Changes to SOE/CE results	(296)	11	(27)	(148)
Total revenue changes	2,298	2,147	1,821	440

Changes (core Crown expenses)
Welfare Benefit forecast changes	158	356	354	366
Student loans	(434)	(109)	(113)	(102)
Future new operating spending	104	176	154	305
Other core Crown functional expenses	(554)	(554)	(290)	(307)
Finance costs	(684)	(288)	(290)	(288)
Total core Crown expenses changes	(1,410)	(419)	(185)	(26)

Total changes	888	1,728	1,636	414
OBERAC 2006 Half Year Update	6,656	6,071	5,197	5,826

Source:  The Treasury

Effect of Tax Policy Changes to Tax Forecasts

Table 2.14 – Material changes in tax revenue forecasts owing to changes in tax policy since the Budget Update

($ million)	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

Material policy changes
KiwiSaver SSCWT exemption	—	(35)	(71)	(104)
Fair discount rate	—	(30)	(30)	(30)
Portfolio investment entities	—	36	(1)	(1)
Provisional tax accruals	182	135	785	105
Total	182	106	683	(30)

Source:  The Treasury

KiwiSaver SSCWT exemption

Employer contributions to KiwiSaver will be exempt from specified superannuation contribution withholding tax

Fair discount rate

A ‘“fair discount rate” method is to be used for the taxation of offshore portfolio share investments.

Portfolio investment entities

The application date of new rules for portfolio investment entities has been deferred from 1 April 2007 to 1 October 2007.

Provisional tax accruals

In June 2006, Inland Revenue changed the way it calculates provisional tax revenue. This change has the largest effect in 2009 when $600 million of provisional tax revenue that was previously lost owing to a shift in payment dates is effectively reinstated by the new calculation method. Note that this is a change in accounting treatment rather than a tax policy change.

Residual cash

Over the forecast period residual cash is forecast to be around $3.6 billion higher than the Budget Update.  The main drivers of the forecast increase are broadly similar to what has increased the OBERAC.

Debt indicators

Compared to the Budget Update, GSID is forecast to be higher by the end of the forecast period.  This is largely due to the Reserve Bank increasing its settlement cash level by an additional $5.5 billion.  This is partially offset by lower forecast issuance of Treasury Bills by NZDMO.

Net core Crown debt is lower by the end of the forecast period compared to the Budget Update.  The main reason for this is because of the increase in the cash position.

Table 2.15 – 2006 Half Year Update fiscal indicators

	Year ended 30 June
Fiscal indicators ($ million)	2006 Actual	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

Revenue
Total revenue	76,581	74,977	76,688	79,051	82,818	86,489
Core Crown revenue	59,170	59,020	59,917	61,577	64,746	67,895
Tax revenue	51,973	51,708	53,344	55,596	58,512	61,225

Expenses
Total Crown expenses	65,084	68,790	70,688	73,926	77,064	80,583
Core Crown expenses	49,900	53,963	55,577	58,159	60,554	63,479

Operating balance - Core Crown	9,270	5,057	4,340	3,418	4,192	4,416
Operating balance - Crown entities	1,593	1,013	1,079	1,124	963	950
Operating balance - SOEs	1,799	776	993	1,055	1,091	1,062
Dividend elimination	(1,189)	(586)	(341)	(400)	(420)	(449)
Operating balance	11,473	6,260	6,071	5,197	5,826	5,979

OBERAC	8,648	6,656	6,071	5,197	5,826	5,979
OBERAC (excluding net NZS Fund asset returns)	8,068	5,981	5,231	4,170	4,588	4,511

Cash available/(shortfall to be funded)	2,985	107	(691)	(1,821)	(978)	(294)

Debt indicators
Gross sovereign-issued debt	35,461	37,867	40,153	39,192	38,615	41,082
Total gross Crown debt	39,427	43,750	46,869	47,290	46,901	49,531
Net core Crown debt	7,745	6,382	5,923	7,187	7,697	7,525

Net core Crown debt with NZS Fund assets	(2,116)	(6,271)	(9,703)	(11,792)	(14,979)	(19,195)

Net worth	71,403	77,718	83,789	88,986	94,812	100,791

Domestic bond programme	2,375	2,456	2,517	2,476	2,472	2,465

Nominal GDP	157,332	162,667	170,633	179,817	188,764	198,068

Fiscal indicators as a% of GDP
Revenue
Total Crown revenue	48.7	46.1	44.9	44.0	43.9	43.7
Core Crown revenue	37.6	36.3	35.1	34.2	34.3	34.3
Tax revenue	33.0	31.8	31.3	30.9	31.0	30.9

Expenses
Total Crown expenses	41.4	42.3	41.4	41.1	40.8	40.7
Core Crown expenses	31.7	33.2	32.6	32.3	32.1	32.0

Operating balance	7.3	3.8	3.6	2.9	3.1	3.0
OBERAC	5.5	4.1	3.6	2.9	3.1	3.0
OBERAC (excluding net NZS Fund asset returns)	5.1	3.7	3.1	2.3	2.4	2.3

Debt indicators
Gross sovereign-issued debt	22.5	23.3	23.5	21.8	20.5	20.7
Total gross Crown debt	25.1	26.9	27.5	26.3	24.8	25.0

Net core Crown debt	4.9	3.9	3.5	4.0	4.1	3.8
Net core Crown debt with NZS Fund assets	(1.3)	(3.9)	(5.7)	(6.6)	(7.9)	(9.7)

Net worth	45.4	47.8	49.1	49.5	50.2	50.9

New Zealand Superannuation Fund
Fund asset returns (after tax)	969	743	840	1,027	1,238	1,468
Fund contributions	2,337	2,049	2,133	2,326	2,459	2,576
Fund assets (year end)	9,861	12,653	15,626	18,979	22,676	26,720
% of GDP	6.3	7.8	9.2	10.6	12.0	13.5

Source:  The Treasury

Table 2.16 – 2006 Budget Update fiscal indicators

	Year ended 30 June
Fiscal indicators	2006	2007	2008	2009	2010
($ million)	Actual	Forecast	Forecast	Forecast	Forecast

Revenue
Total revenue	76,581	72,611	74,842	77,560	82,716
Core Crown revenue	59,170	56,190	57,781	59,728	64,157
Tax revenue	51,973	50,669	52,109	53,637	57,709

Expenses
Total expenses	65,084	66,976	70,632	74,132	77,437
Core Crown expenses	49,900	52,254	55,158	57,973	60,527

Operating balance - Core Crown	9,270	3,936	2,623	1,755	3,630
Operating balance - Crown entities	1,593	1,233	1,086	1,084	994
Operating balance - SOEs	1,799	1,111	1,079	1,195	1,258
Dividend elimination	(1,189)	(512)	(445)	(473)	(470)
Total operating balance	11,473	5,768	4,343	3,561	5,412

OBERAC	8,648	5,768	4,343	3,561	5,412
OBERAC (excluding net NZS Fund asset returns)	8,068	5,093	3,495	2,517	4,147

Cash available/(shortfall to be funded)	2,985	(1,468)	(2,110)	(2,706)	(1,101)

Debt indicators
Gross sovereign-issued debt	35,461	35,013	37,082	36,973	36,348
Total gross Crown debt	39,427	38,388	41,412	41,367	40,113
Net core Crown debt	7,745	9,209	10,396	12,701	13,511

Net core Crown debt with NZS Fund assets	(2,116)	(3,530)	(5,430)	(6,634)	(9,740)

Net worth	71,403	64,253	68,596	72,157	77,569

Domestic bond programme	2,375	2,438	2,484	2,472	2,394

Nominal GDP	156,933	160,013	169,104	178,305	187,584

Fiscal indicators as a% of GDP
Revenue
Total Crown revenue	48.8	45.4	44.3	43.5	44.1
Core Crown revenue	33.2	35.1	34.2	33.5	34.2
Tax revenue	33.1	31.7	30.8	30.1	30.8

Expenses
Total Crown expenses	41.5	41.9	41.8	41.6	41.3
Core Crown expenses	31.8	32.7	32.6	32.5	32.3

Operating balance	7.3	3.6	2.6	2.0	2.9
OBERAC	5.5	3.6	2.6	2.0	2.9
OBERAC (excluding net NZS Fund asset returns)	4.9	3.2	2.1	1.4	2.2

Debt indicators
Gross sovereign-issued debt	22.6	21.9	21.9	20.7	19.4
Total gross Crown debt	25.1	24.0	24.5	23.2	21.4

Net core Crown debt	4.9	5.8	6.1	7.1	7.2
Net core Crown debt with NZS Fund assets	(1.3)	(2.2)	(3.2)	(3.7)	(5.2)

Net worth	45.5	40.2	40.6	40.5	41.4

New Zealand Superannuation Fund
Fund asset returns (after tax)	969	675	848	1,044	1,265
Fund contributions	2,337	2,049	2,239	2,465	2,651
Fund assets (year end)	9,861	12,739	15,826	19,335	23,251
% of GDP	6.3	8.0	9.4	10.8	12.4

Source:  The Treasury

New Zealand International Financial Reporting Standards (NZ IFRS)

This note outlines the process for adopting New Zealand equivalents to International Financial Reporting Standards (NZ IFRS) for the Government reporting entity.

The Accounting Standards Review Board announced in December 2002 that reporting entities must adopt NZ IFRS for periods beginning after 1 January 2007, with earlier adoption optional.  The Minister of Finance announced in 2003 that the Crown will first adopt NZ IFRS for its financial year beginning 1 July 2007.

Treasury is managing the adoption of NZ IFRS for the consolidated Financial Statements of the Government reporting entity. Individual entities included within the consolidated Financial Statements of the Government reporting entity are responsible for ensuring their own NZ IFRS preparedness.  Treasury provides guidance to these entities and facilitates implementation on common issues.

The NZ IFRS adoption timetable requires collecting comparative NZ IFRS financial information throughout 2006/07.  Forecasts in the 2007 Budget for 2007/08 and beyond will be prepared on an NZ IFRS basis as will interim financial statements prepared in the 2007/08 financial year. The first set of audited financial statements prepared under NZ IFRS will be for the year ending 30 June 2008.

Entities will start providing NZ IFRS information to Treasury from October 2006 onwards.  The initial streams of information will relate to the opening balance sheet only. Subsequent information will capture monthly flows and, leading up to the 2007 Budget, forecast information on an NZ IFRS basis.

At this time, it is expected that impacts on reported results will arise from applying the insurance standard (NZ IFRS 4) to the ACC claims liability and recognition and measurement changes arising from the new financial instrument standards. These latter changes include recognising all financial derivatives in the financial statements and greater use of fair values.

Presentation changes are likely to include presenting the GSF liability net of related assets, as is required under NZ IAS 19. The components of financial income and financial expense will also be affected by NZ IFRS requirements, notably reporting of movements in derivatives and differing rules for disclosing foreign exchange gains/losses.

Draft NZ IFRS accounting policies for the Government reporting entity are available at www.treasury.govt.nz/nzifrs/.  Noticeable changes to existing policies include those for financial instruments, with all financial instruments being reported initially at fair value, and impairment for goodwill.

The potential areas of impact from adoption of NZ IFRS may change materially as implementation unfolds.

Risks to fiscal forecasts

The fiscal forecasts were finalised on 8 December 2006 in accordance with the forecast accounting policies.  There are certain risks around the forecast results.  To assist in evaluating such risks, the following chapters should be read in conjunction with the fiscal forecasts:

•             Risks and Scenarios (Chapter 3) – The fiscal forecasts are based on the economic forecasts presented in Chapter 1 and any variation from the economic forecast will affect the fiscal forecasts, in particular tax revenue and benefit expenses.  The Risks and Scenarios chapter discusses the effect on the forecasts under different circumstances.

•             Specific Fiscal Risks (Chapter 4) – The fiscal forecasts incorporate Government decisions up to 8 December 2006.  The Specific Fiscal Risks chapter covers specific policy decisions that are under active consideration by the Government at the time of the finalisation of the forecasts.

In addition to the specific fiscal risks and the link to the economic forecasts, there are a number of forecasting issues explained below that may arise in future.

Tax forecasting risks

The tax forecasts prepared for this Half Year Update are based on current tax policy and on the macroeconomic central forecast.  Sensitivities of tax revenue to changes in economic conditions are presented in the Risks and Scenarios chapter on page 69.

SOEs’ and Crown entities’ forecasts

The forecasts for large SOEs and Crown entities were provided in October 2006 based on their best assessments at that time.

Revaluation of property, plant and equipment

Crown accounting policy is to revalue certain classes of property, plant and equipment on a regular basis.  In certain circumstances the valuation will be affected by foreign exchange rates, so any appreciation in the New Zealand dollar (from 30 June 2006) will adversely affect the current physical asset values included in the fiscal forecasts.

Discount rates

The GSF and ACC liabilities included in these forecasts have been valued as at 31 October and 30 September respectively.  The liabilities are to be next valued for the 2007 Budget Update.  Any change in discount rates will affect the presented fiscal forecast.  For example, if the discount rate rises, the value of the liabilities will decrease.

Tertiary Education Institutes’ (TEIs’) accounting treatment

The forecast information presented in the 2006 Half Year Update combined TEIs on an equity accounting basis.  This treatment has been under consideration by accounting standard setters.  The Financial Reporting Standards Board (FRSB) has recently advised that the question of whether to consolidate autonomous and independent entities will be considered by delivering its deliberations of the International Accounting Standards Board (IASB) project on consolidation.  The IASB plans to publish a discussion paper in 2007.

The combination method adopted in these forecasts is to equity account for the TEIs’ net surpluses and net investment (ie, TEI revenues, expenses, assets and liabilities are not included on a line-by-line basis).  This is consistent with the treatment adopted in the 2006 Financial Statements of the Government.

The key indicators are unchanged as a result of the combination approach for TEIs (refer page 60 of the 30 June 2006 Financial Statements of the Government).

Value of Rail Infrastructure

The rail infrastructure (ie, the land, rail track and all the equipment needed to operate the rail network) is currently reported in the Financial Statements and Forecasts at a historic cost value.  This is mainly represented by the $1 that the Crown paid Tranz Rail Ltd to repurchase the asset plus the amounts that have been spent on replacement since (and forecast to be spent).

This approach is permitted under generally accepted accounting practice, and was the only one possible until robust information on current values could be obtained.  However, the information value in such as approach will diminish over time as increasingly substantial capital amounts for additional work are combined with the nominal amount for the purchase from Tranz Rail Ltd.

Usually, the Government values those assets for which a market value is not readily or reliably able to be determined by using a replacement cost approach.  This would provide an estimate of the fair value of the land combined with the current gross replacement costs of the other assets (bridges, tunnels, tracks, level crossings etc.) less allowances for physical deterioration and optimisation for obsolescence and relevant surplus capacity.  Such an approach has merit in that it provides information as to the likely cost and time period for maintaining (replacing) the asset.  This approach is currently used for the state highway network.

ONTRACK has commissioned a valuation using the optimised depreciated replacement cost methodology to be applied from 1 July 2006.  This valuation has not yet been assessed by the Treasury nor has it been audited by the Auditor General, and it has not been included in these forecasts.

It should be noted, however, that any valuation on this methodology will produce a significantly larger amount than the current historic valuation.  Moreover, such an amount would not be realisable through a sale, nor through any other commercial transaction.  Therefore the valuation will impact neither on the Government’s fiscal strategy, nor the main indicators used to assess the fiscal condition.

Indicators of the
Government’s Fiscal Performance

This section aims to help readers better understand the Government’s fiscal position.

Each indicator in this fact sheet gives valid insights into the Government’s historical, current and forecast fiscal position, but no one indicator gives a complete picture.  Individual indicators do, however, come into greater or lesser focus as circumstances change.

When, for example, the New Zealand Government’s net worth was low and net and gross debt levels were high, much of the focus of Government and public commentary at that time was on eliminating annual operating deficits and on the need to attain, and later to lock in, annual operating surpluses.

However, as net worth has risen, and gross and net debt levels have fallen, the Government in more recent years has increasingly focused on how to maintain debt levels around current levels and, accordingly, has given more focus to the Government’s annual cash balance.

Most of the indicators in this section may be useful regardless of the particular fiscal strategy being followed.  In a few cases (such as the formulation of OBERAC excluding NZS Fund returns), the indicator is used to throw light on the impact of a particular strategy (in this case the build-up of financial assets in the NZS Fund).

Accounting Equations

Flow indicators

•             Core Crown revenues – core crown expenses + net surplus of SOEs (ie, after dividends) and Crown entities = Operating balance.

•             Operating balance – revaluation movements – accounting changes = OBERAC.

•             OBERAC – retained items (eg, net surplus of SOEs/CEs and net investment returns of the NZS Fund) – non-cash items (eg, depreciation) = Core Crown cash flow from operations.

•             Core Crown cash flow from operations – net investing activities (eg, contributions to NZS Fund, purchases of assets, loans to others) = Cash available/shortfall.

Stock indicators

•             Gross sovereign-issued debt (GSID) = debt issued by the core Crown.

•             Core Crown net debt =GSID – core Crown’s financial assets.  (Cash available/shortfall in any year largely drive the change in net core Crown debt.)

•             Net worth (NW) = Crown’s total assets – Crown’s total liabilities.  (Operating balance (OB) in any year largely drives the change in net worth.)

Ratio of core Crown revenue to GDP	Ratio of core Crown expenses to GDP

Core Crown revenue to GDP is expected to be broadly stable at around 34% over the forecast period, while core Crown tax to GDP is expected to be broadly stable at slightly above 31% of GDP.	Core Crown expenses to GDP are expected to remain broadly stable at around 32% of GDP over the forecast period.

Operating balance	OBERAC

The Government has been running operating surpluses since the early 1990s. These are expected to reach a peak of 7.3% of GDP in 2006 and are expected to remain above 3% of GDP over the forecast period.

The OBERAC excluding NZS Fund returns is expected to come down from its recent peak of a surplus equivalent to around 5.1% of GDP in 2006, toward 2% of GDP in 2008 and beyond.

Cash available/(shortfall to be funded) and domestic bond programme	Crown gross debt

The Government is currently moving from a period of having cash available to repay debt, to a need, in subsequent years, to generate cash through borrowing and reductions in marketable securities.	GSID has been steadily declining since the early 1990s and is expected to remain broadly stable around 20% of GDP in the forecast period.

Core Crown financial assets	Core Crown net debt

As at 30 June 2007, the NZS Fund’s assets are forecast to total $12.7 billion or around 7.8% of GDP. The NZS Fund is expected to grow to around $26.7 billion or 13.5% of GDP by the end of the forecast period.

After declining steadily since the early 1990s, net debt is projected to consolidate in the years ahead at around 4% of GDP. If the assets of the NZS Fund are included, the Government’s net debt position moved into a net financial asset position during 2005/06.

Net worth

Net worth is projected to continue to rise at a rapid rate, moving from around 5% in 2000 to over 45.4% in 2006 and moving towards 50.9% by the end of the forecast period.

Annex 1 – The Treasury’s Fiscal Forecasting
Performance

This Annex discusses the historical accuracy of fiscal forecasts produced in the Budget economic and fiscal updates. One means of assessing the Treasury’s forecasting performance is to compare it with the track record of Treasuries and Finance Ministries in other countries. We have been able to draw on benchmarking studies carried out by the International Monetary Fund and HM Treasury in the United Kingdom. Forecasts will always have a range of uncertainty around them, and the merit of comparing forecasting performance across countries is that it draws comparison with the actual levels of achievement seen in practice.

Nevertheless, it is important to look directly at the properties of the New Zealand forecasts. In the past, we have published reviews of the accuracy of the Treasury’s forecasts (to be found at: www.treasury.govt.nz/forecasts/performance). This annex extends those reviews. The current pattern of forecast errors makes effective forward-planning and Budget decision-making more difficult for the Government. We need to improve the quality of the forecasts.

Finally, the annex reports briefly on work that we have undertaken in the Treasury and that work currently underway to improve the performance of the forecasts.

International perspectives

Two recent studies are available to “benchmark” the Treasury’s forecasting performance against like-for-like forecasters such as other government agencies.

In February 2005, the International Monetary Fund (IMF) produced a report Canada – Selected Issues as part of its 2005 Article IV Consultation with Canada. That report compared the forecasting performance of government agencies in 11 different countries over the period 1995 to 2003. It found the following:

•             The performance of the New Zealand Treasury’s tax revenue forecasts ranked first for one-year-ahead forecasts (in terms of the size of average and average absolute forecast errors(3)) and third for two-year-ahead forecasts.

•             For forecasts of the fiscal balance, the New Zealand Treasury’s forecasts ranked third for both one-year-ahead and two-year-ahead forecasts.

In its December 2005 end of year fiscal report, HM Treasury compared the performance of forecasts of the net borrowing requirement in 15 member states of the European Union (EU) over the period 1997 to 2004. It found that:

•             Average forecast errors ranged from -3% to +2% of GDP, with the New Zealand Treasury’s result being 1.2% of GDP, ie, towards the top end of the EU range.

•             Average absolute forecast errors ranged from 0.26% to more than 3% of GDP, with the New Zealand Treasury’s result being 1.5% of GDP, ie, near the middle of the EU range.

Overall, these studies show that the Treasury’s forecasting performance compares well with that of similar agencies around the world.

(3)  Throughout this annex, forecast error is defined as the actual outcome less the forecast of that outcome.

Historical perspectives

The second basis for assessing forecast performance is to look at the pattern of results in New Zealand alone, and not focusing on the performance relative to other countries. In recent years, reports on the performance of the Treasury’s forecasts have been published(4). Other analyses reported in this annex have examined a much longer time period compared with the assessments in those reports. In particular, there was an analysis of forecast errors for the fiscal balance and tax receipts starting from the early 1970s.

Fiscal balance

The current headline measure of the fiscal balance is the Crown’s operating balance. However, this concept of operating balance has existed in the Crown accounts only since GAAP reporting was adopted in 1994. Forecasts of the Crown’s net cash balance, ie, the cash available to repay debt or required to be financed, have been examined in order to look at performance over the past 35 years.

Figure 1 – Net cash balance forecast errors, one-year-ahead forecasts of Budget years 1972 to 2006

Source: The Treasury

Over the whole period, the average forecast error of the net cash balance is 0.8% of GDP, indicating that the forecasts may be too low, on average. After applying a test to this average error statistic, there was insufficient evidence to conclude that forecasts of the net cash balance were on average too high or too low, or in other words, the errors tended to cancel out on average.

(4)  www.treasury.govt.nz/forecasts/performance

Nevertheless, some distinct patterns are evident in Figure 1 when sub-periods of time are considered:

•             From 1972 to 1986, which covers a period when the New Zealand economy was more strictly regulated than today, the forecast errors appear to be random and are much smaller than in the rest of the series.

•             From 1987 to 1991, the forecast errors were mostly positive and relatively large. This was a period when the New Zealand economy was undergoing structural transformation and was accompanied by a period of historically high CPI inflation.

•             From 1992 to 2006, the forecast errors mirror economic growth, with forecast errors being positive (ie, forecasts were too low) during periods of high economic growth and generally negative (ie, forecasts were too high) during periods of low economic growth. In particular, there were five positive forecast errors in a row from 1993 through to 1997, and a further six in a row from 2001 to 2006. The 1993 to 2006 period was ‘split’ by shocks such as the Asian financial crisis, droughts and the September 2001 terrorist attacks.

These patterns make for a more salutary assessment of forecast performance than comes from looking at the average error over the full time period.

Tax receipts

The net cash balance essentially equals total receipts less total expenditure. The largest part of total receipts is tax receipts. The Treasury has examined the long-run trend in tax receipts forecast errors to determine if errors in the forecasting of tax receipts are contributing to errors in forecasting the cash balance.

Figure 2 – Tax receipts forecast errors, one-year-ahead forecasts of Budget years 1972 to 2006

Source: The Treasury

Similar to the net cash balance chart, Figure 2 shows more-or-less random errors through the early part of the time period, and errors following the economic cycle from the 1990s onwards. Again, there was insufficient evidence to conclude that the tax receipts forecasts were persistently too high or too low, although there were seven positive errors in a row from 2000 to 2006.

From Figures 1 and 2, it appears plausible that the cash balance forecast errors might be influenced by the tax receipts forecast errors, but strong evidence for correlation between tax receipts forecast errors and net cash balance forecast errors could not be found.

The analysis failed to come up with conclusive evidence of statistical bias in the net cash balance and tax receipts forecasts. Nevertheless, the one-year-ahead forecasts of both of these aggregates have been too low for the last six-or-seven years in a row. This causes significant difficulties for the Government in its budget planning and management. The Treasury has taken, and will continue to take, steps to remedy this problem.

Ongoing work

The programme of work initially focused on revenue forecasting and has also begun to deal with expense forecasting.

Revenue forecasts

In October 2005, the Treasury commissioned a review of its tax forecasting function (“Examination of the New Zealand Treasury’s tax forecasting methods and processes”, Schoefisch U. D.). This report found that “there are no obvious grounds to suggest that the tax forecasts are not being prepared with diligence and best professional judgement based on the input of all information available at the time”. Nevertheless, Schoefisch recommended 12 actions for the Treasury to undertake to improve the performance of its tax forecasts.

Some of these recommendations were process improvements, which the Treasury has subsequently implemented. Other recommendations identified areas where further Treasury research could be most beneficial.

One such recommendation was to investigate the source of the tax forecast errors. Differences between actual tax outcomes and forecasts will arise principally from three sources:

•             forecast errors in the macroeconomic inputs into the tax forecasting models

•             forecast errors that arise from the tax forecasting models themselves, and

•             other more-or-less random errors.

Recent research found that macroeconomic forecast errors have made the largest contribution to under-estimation in the tax forecasts, and tax modelling forecast errors have contributed most to the variability of the overall tax forecasting errors over the past decade. This was the case for all of the major tax types. In short, the Treasury underestimated the strength and durability of the current economic cycle as well as some of its drivers, particularly the sustained growth in employment.

The Treasury is doing several things that should help to address these findings:

•             A set of alternative tax forecasting models is being developed which will replace the existing tax models if they prove to be more accurate (when tested on past data).

•             After steadily increasing the amount of interaction and integration between the macroeconomic and tax forecasting teams over the past two years, the two teams will be formally merged into a single forecasting unit early in the New Year.

A full report on the decomposition of the tax forecasting errors will be released early in 2007.

The Treasury is also now using its general equilibrium model of the New Zealand economy (New Zealand Treasury Model (NZTM)) as its primary macroeconomic forecasting tool. This will allow for better and more consistent evaluation of historical forecast errors that should inform forecasting.

Expense forecasts

On the expense side, current year forecasts of expenses have been consistently too high for the past several years, implying systematic under-spending. Although the Treasury compiles expense forecasts, individual expense items are not forecast directly; rather, they are aggregated from the expense forecasts prepared by each Government department. The Treasury is investigating whether it is appropriate to make a top-down adjustment to total expense forecasts, similar to that currently done for total cash expenditure forecasts.

Conclusion

Based solely on international comparisons, the New Zealand Treasury’s fiscal forecasts compare well with those of comparable agencies. Nevertheless, there is a marked pattern, at least in recent years, of the forecasts lagging reality. As a consequence, revenue forecasts are too low when the economy is growing strongly and too high in a down-turn.

This pattern causes difficulties for Government forward planning and Budget decision-making, and is a priority for the Treasury to correct, if that is possible. Work completed or underway in the Treasury has identified overall system weaknesses, along with sources of error in the revenue forecasts. Revised processes for macroeconomic forecasting should reduce some of the sources of error in the revenue forecasts. Other work is underway to further improve the forecasting methods.

Risks and Scenarios

Summary

•             The central forecast presented in the Economic and Tax Outlook chapter shows an economy experiencing relatively weak growth over 2007 and 2008 before recovering in the year to March 2009.  Relatively weak domestic demand growth contributes to the unwinding of imbalances, such as inflationary pressures and a large current account deficit, in a fairly orderly and timely manner.  However, the exact path taken by the economy is dependent on how a number of different factors evolve.

Figure 3.1 – Real GDP

Source: The Treasury

•             Some of the major risks discussed below are key judgements in the forecasts and include households’ ability and willingness to accumulate debt, the path taken by the exchange rate, the reaction of businesses to tighter trading conditions and the extent to which productivity growth rebounds.  These factors will influence the extent to which inflationary pressures and a high current account deficit unwind.

•             Although we believe the central forecast presented in the Economic and Tax Outlook chapter to be the most likely outcome, two scenarios that illustrate alternative paths are presented.  These scenarios are just two of a number of possible outcomes and therefore do not fully illustrate the range of possible outcomes.

•             The first scenario illustrates the impact of household expenditure and investment not slowing to the same degree as in the central forecast.  In this scenario there is an increase in household indebtedness relative to the central forecasts.  Stronger domestic demand generates higher real and nominal gross domestic product (GDP) but limits the extent to which inflation pressures abate and the current account deficit reduces.  The second scenario reflects an environment in which there is less demand for New Zealand dollar assets leading to a faster fall in the exchange rate.  The uncertainty implied by this, together with higher interest rates, reduces households’ appetite for further accumulation of debt and consequently results in lower household spending.

Introduction

The central forecast presented in the Economic and Tax Outlook chapter incorporates a number of key judgements about how various forces affecting the economy will evolve.  These judgements reflect the balancing of both upside and downside risks potentially facing the economy to arrive at our best assessment of the way the economy is likely to develop.  Some of these judgements are related to the cyclical drivers of activity and some relate to the structural characteristics of the economy.  If actual events differ from these judgements then the path taken by the economy is likely to deviate from the central forecast.

The first part of this chapter, Economic Risks, outlines some of the risks around the economic outlook.  There are both upside and downside risks – some domestically and some internationally oriented.  The second part of this chapter, Economic Scenarios, presents in more detail two scenarios that could occur if a different set of events were to occur.  The third part of this chapter, Fiscal Scenarios, considers the implications of the two economic scenarios on the fiscal position.

Economic Risks

There is uncertainty around the exact manner and timing of an unwinding of imbalances currently present in the economy

A period of strong economic growth in recent years has seen the emergence of macroeconomic imbalances – a rise in inflation pressures and a large current account deficit.  Strong domestic demand growth has contributed to high levels of import demand, while exporters have struggled owing to the exchange rate remaining at a high level.  This has led to an increase in the current account deficit to 9.7% of GDP.

Figure 3.2 – CPI inflation

Source: The Treasury

The central forecast track sees these imbalances unwind in a fairly orderly and timely manner, helped by a sustained period of below average growth and a reorientation of the drivers of growth.  However, there is a risk that imbalances may persist for longer.  This is particularly so if domestic demand was to exhibit stronger growth than is incorporated in the central forecast.  Higher domestic demand, particularly if concentrated in areas such as construction, may intensify capacity constraints and lead to further inflationary pressure.  In addition, higher demand is likely to be partly met from imports and hence limit the magnitude of any reduction in the current account deficit.

The behaviour of households is a key factor influencing domestic demand.  Implicit in the central forecast is the judgement that the continued accumulation of debt by households will act as a constraint on future private consumption growth.  The ratio of debt to household income is at a record high level and, despite a forecast slowing in consumption growth, this ratio is expected to continue to increase over the forecast period.  A key uncertainty in the economic outlook is around households’ willingness to continue to expand debt further and the impact of higher debt servicing costs.  Should the debt constraint not impinge as strongly on the spending decisions of households then there is the potential for upside risk to household spending on consumption items and residential investment.  Alternatively, a more substantial attempt by households at debt consolidation would pose downside risk.  A scenario in which higher domestic demand contributes to more intense inflationary pressures, as consumers continue to be willing to accumulate debt at a rate faster than incorporated in the central track, is examined later in this chapter.

Exchange rate developments are important but notoriously difficult to predict

The expected depreciation of the exchange rate in the central forecast track is predicted to play an important role in the reorientation of the economy’s growth profile by reducing demand for imported goods and services while assisting the competitiveness of our exports.  There is a risk that the recent strength in the exchange rate may persist for longer than is incorporated in the central track.  A higher exchange rate would act to constrain export growth while making imports relatively cheaper.  The net effect would be that the current account deficit could remain more persistent over the shorter term.  Such a situation could arise if inflationary pressures were to remain elevated for some time with these pressures being regarded as sufficient to require tighter monetary policy, either through an increase in interest rates or for rates to remain at existing levels for longer.  Under such circumstances, if financial market participants continued to focus on relative yield and providing that investor sentiment around the prospects for the New Zealand economy was not unduly dented, then the exchange rate may display a higher profile relative to the central forecast.

Figure 3.3 – Current account

Source: The Treasury

Countries running sustained high current account deficits are exposed to the risk of a sharp change in investor sentiment.  Such an event, often called a “sudden stop”, could lead to an abrupt current account adjustment as access to offshore capital is reduced and the costs associated with obtaining such capital incorporate a much higher risk premium.  Household consumption and residential investment behaviour would be particularly affected given their reliance on debt to finance much of the recent growth in such expenditure.

Research presented at the Macroeconomic Policy Forum in June concluded that the probability of New Zealand facing an abrupt current account reversal of 3% of GDP has increased to around 20%, while the probability of a larger 5% abrupt reversal has increased with the rising current account deficit to around 5%.(5)  Such results were considered by the author as suggesting that current external balances should not be a cause for great concern.  The Government’s strong fiscal position has been considered an important offsetting factor in maintaining the country’s current credit rating.  Combined with a strong banking system and a floating exchange rate, this means that concerns around the current account need to be kept in perspective.

While we regard the probability of a “sudden stop” scenario occurring as being low, a second scenario examines the impact of a reduction in demand for New Zealand dollar assets leading to a more rapid exchange rate depreciation and increased uncertainty for New Zealand households.

Productivity developments are an important driver of growth

An unobserved but important consideration in any set of economic forecasts is the rate of potential growth possible in an economy.  Potential growth refers to the underlying growth potential of an economy, with growth at such levels consistent with keeping inflationary pressures and capacity issues in check.  An important component determining an economy’s potential growth rate is productivity growth.  Implicit in the central forecast’s return to higher levels of growth is an improvement in the recent weak levels of aggregate labour productivity growth.  In the absence of such an improvement, growth may fall short of the central forecast.  Alternatively, if potential growth has lifted then a recovery to higher levels of growth may be possible while at the same time keeping inflationary pressures in check.

(5)          See Edwards, Sebastian (2006), “External imbalances in New Zealand”, published in Testing stabilisation policy limits in a small open economy: proceedings from a macroeconomic policy forum.  The paper’s discussant, William Cline, was not convinced that when adjustment comes it will be benign.

The rate of population growth is another factor influencing both an economy’s rate of potential growth as well as consumption and housing demand.  Net migration flows have an important influence on New Zealand’s population growth.  Net migration flows are assumed to add around 14,000 people to New Zealand’s population during the year to March 2007, with the contribution expected to decline to around 10,000 a year by the end of the forecast period.  However, migration flows are volatile and a significant positive deviation from this assumption would pose upside risk to economic growth.  Conversely, if an increase in departures from New Zealand was to significantly lower the contribution of net migration to population growth, then domestic demand and economic growth would likely be lower than incorporated in the central forecast track.

A different response by firms to an expected period of weak growth would pose risks for the employment and investment outlook

With near-term growth expected to be relatively modest, the reactions of firms to falling profits in an environment where costs, including labour, continue to increase will be important.  There are some indications that recent tight labour market conditions may have resulted in firms deciding to hoard labour in anticipation of better economic conditions in the future.  However, the extent that firms continue to hoard labour is uncertain, with a greater degree of labour shedding certainly possible.  This would contribute to increasing unemployment and have negative consequences for household incomes and spending behaviour.  Recent improvements in business confidence suggest that the risks around firm behaviour are not all negative.  Improved business sentiment poses the risk that firms may continue to keep employment at recent high levels.  Improved confidence may also provide upside risk to investment spending.

External developments remain important and are a potential source of risk

As a small open economy, developments in overseas markets can have important implications for New Zealand.  The performance of overseas economies affects the demand for our exports and also influences the prices we receive for these exports as well as the price paid for imports.  Such price movements can have important income implications for key sectors of the economy, such as agriculture.  Stronger world growth would pose upside risk to the central forecast in terms of the level of demand for New Zealand’s exports and the price received for these products.

In addition to the world outlook for growth, other international events can cause fluctuations in prices for important commodities such as oil.  Recent geo-political tensions in the middle-East were one factor in oil prices reaching US$77/barrel in July and August this year.  Oil price developments have played an important role in the increase in petrol prices and therefore inflation.  The decline of oil and petrol prices, particularly in the month of September, will play an important role in the inflation profile over the next few quarters.  A sharp upswing in oil prices would put the recent easing in headline inflation at risk, while continued falls may see headline inflation pressures easing more rapidly than expected.

Other, largely non-economic, events could have large economic effects if they were to occur

Climatic conditions are an important influence on agriculture-related production in New Zealand.  Extreme conditions, particularly drought, can therefore have significant negative impacts on production levels.  According to the National Institute of Water and

Atmospheric Research (NIWA), a moderate El Niño event is occurring in the tropical Pacific which will influence New Zealand’s climate through to the end of the 2006/07 summer.  Temperatures are expected to be average or below average in all regions while rainfall is expected to be normal or below normal in all regions, except the west of the South Island where above normal rainfall is expected.  Such conditions would suggest that large-scale drought conditions are unlikely.

The occurrence of an influenza pandemic associated with the spread of a highly pathogenic strain of avian influenza would have important implications for the world economy.  Even if such an outbreak were not to reach New Zealand shores, it would likely have considerable impact on international travel, tourism and trade in services.

With agricultural exports representing a large component of New Zealand’s exports, the outbreak of serious agricultural diseases, including foot and mouth disease and BSE, on these shores would have major economic implications.  However, outbreaks of such diseases in other countries can provide opportunities for competing countries such as New Zealand, with good animal health reputations, to gain market share in foreign markets.  In addition, lower production in affected countries limits supply on world markets, contributing to upward pressure on world prices.  For example, the occurrence of BSE in North America during 2003 has been positive for New Zealand beef exports into Asia and also a factor in keeping beef prices relatively high.

Concern around climate change has led to a focus on the distance travelled by goods imported into Europe.  While “food mile” taxes look unlikely, the imposition of such taxes in the future, or a shift in overseas consumer sentiment against New Zealand products, could have a significant adverse impact on our export levels.

Economic Scenarios

The following scenarios present two possible growth paths for the economy when some of the key judgements underlying the central forecast are altered. In the first scenario, labelled “Stronger domestic demand”, stronger consumption and residential investment growth raises real GDP growth in the near term but also increases inflationary pressures and prevents a timelier current account adjustment. The second scenario is labelled “Lower demand for New Zealand dollar assets”. Lower demand for New Zealand dollar assets leads to a depreciation of the exchange rate while at the same time increased uncertainty and higher near-term interest rates make households more nervous about high levels of debt. The scenarios are two of a large number of possible examples, and do not represent upper or lower bounds for the central forecast, with more extreme paths possible.

Table 3.1 – Alternative scenarios: summary

	2006	2007	2008	2009	2010	2011
	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
Production GDP (annual average% change, year ending 31 March)
Central forecast	2.2	1.8	2.3	3.2	3.1	3.0
Stronger domestic demand	2.2	2.0	3.3	3.4	2.6	2.8
Lower demand for NZ dollar assets	2.2	1.8	1.3	3.1	4.3	2.9
Nominal Expenditure GDP (annual average% change, year ending 31 March)
Central forecast	4.7	3.3	4.3	5.6	5.0	4.9
Stronger domestic demand	4.7	3.6	5.8	6.2	5.1	5.0
Lower demand for NZ dollar assets	4.7	3.3	2.5	5.6	5.7	4.5
OBERAC ($billion, year ending June)
Central forecast	8.6	6.7	6.1	5.2	5.8	6.0
Stronger domestic demand	8.6	7.0	7.2	6.4	6.9	6.9
Lower demand for NZ dollar assets	8.6	6.7	4.9	4.5	5.5	5.5

Sources:  Statistics New Zealand, The Treasury

Stronger domestic demand

In the central forecast, households are expected to limit their consumption and housing expenditure in order to slow their accumulation of debt. This translates to a relatively weak growth profile for both private consumption and residential investment. The first scenario presented below looks at the situation where households continue to accumulate debt at a faster rate than in the central forecast. Under this scenario private consumption growth reaccelerates during next year and residential investment also rebounds.

Table 3.2 – Stronger domestic demand scenario

(Annual average % change,	2006	2007	2008	2009	2010	2011
year ending 31 March)	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
Private consumption	4.5	1.8	3.2	2.2	1.2	1.3
Residential investment	-4.7	-4.9	6.3	4.8	-1.3	-1.9
Market investment	6.7	-6.2	2.6	5.2	3.6	4.3
Gross national expenditure	4.5	-0.3	3.6	3.2	2.0	2.3
Exports of goods and services	-0.1	3.6	1.3	3.7	4.1	3.9
Imports of goods and services	5.0	-2.5	3.9	3.8	2.3	2.5
GDP (production measure)	2.2	2.0	3.3	3.4	2.6	2.8
Employment growth	2.6	1.7	0.4	1.7	1.4	1.2
Unemployment rate(1)	3.9	4.0	4.3	4.1	4.1	4.2
90-day bank bill rate(2)	7.6	7.6	7.7	7.3	7.0	7.0
TWI(2)	68.3	66.0	63.7	59.3	56.3	53.6
CPI(3)	3.3	2.9	2.9	3.0	2.7	2.4
Current account balance (% GDP)	-9.6	-9.3	-8.9	-8.7	-8.2	-7.9
Nominal GDP (expenditure measure)	4.7	3.6	5.8	6.2	5.1	5.0

Sources:  Statistics New Zealand, Reserve Bank of New Zealand, The Treasury

NOTES:	(1)	Percentage of labour force, March quarter, seasonally adjusted.

	(2)	Average for March quarter.

	(3)	Annual percentage change, March quarter.

With households acting in a less debt-constrained manner, private consumption growth is slightly stronger than in the central forecast in the 2007 March year before accelerating to 3.2% in the March 2008 year, 1.5% stronger than in the central forecast. The momentum in private consumption expenditure continues into the 2009 March year when consumption growth is 1.2% higher than the central forecast. After two years in which residential investment contracts by just under 5% per annum, a willingness by households to continue to accumulate debt for investment in housing sees residential investment grow by 6.3% in the March 2008 year, noticeably faster than the 0% growth predicted in the central forecast.

Figure 3.4 – Real gross national expenditure

Source: The Treasury

With signs of renewed demand from households, firms undertake a higher level of investment than in the central forecast with market investment growing by 2.6% in the March 2008 year, rather than the 1.2% contraction present in the central forecast. Employment growth is also stronger than under the central forecast, with the unemployment rate remaining just over 4% throughout most of the forecast period, compared to a March year peak of 4.8% in the central forecast. Greater job certainty reinforces households’ comfort with accumulating higher debt levels.

With stronger domestic demand and a tighter labour market, inflationary pressures are more intense than under the central forecast. This results in the need for tighter monetary policy relative to the central forecasts. In this scenario, 90-day bank bills are modestly higher in March 2007 at 7.6% rather than the 7.5% reported in the central forecast. However, under this scenario a loosening in monetary policy is not feasible during the 2008 March year, with 90-day rates edging up to 7.7% in March 2008, much higher than the 6% forecast in the central track. Even with such a response, inflation remains higher than the central forecast, with annual Consumer Price Index (CPI) inflation remaining at 3% in March 2009, 1% higher than the 2% annual inflation predicted in the central forecast.

Higher interest rates relative to the central forecast act to limit investment demand, with both residential and market investment growth weaker than the central forecast in the final two years of the forecast period.

With higher financial inflows to meet households’ continued desire to borrow, as well as higher interest rates, the exchange rate remains above the central track’s level out until the final year of the forecast. The higher exchange rate has a slight dampening effect on export volume growth, which is lower than the central forecast, most noticeably in the 2009 and 2010 March years when export growth is around 0.4% lower. With stronger domestic demand, the demand for imports also increases. This is particularly so in the March 2008 and 2009 years. Stronger import demand, as well as lower export receipts due to the higher exchange rate, sees a smaller reduction in the current account deficit than is expected in the central forecast. Under this scenario, the current account deficit remains at 8.7% of GDP in March 2009, before ending the forecast period at around 8%. A continuation of current account deficits at such a level is unsustainable, suggesting that further adjustment will be necessary in the future.

Higher real activity out until the March 2009 year, combined with higher inflationary pressures, results in nominal GDP growth being above the central forecast over the entire forecast period. The level of nominal GDP is around $4.7 billion higher than in the central forecast in the March 2011 year.

Lower demand for New Zealand dollar assets

The second scenario illustrates a situation in which there is less demand for New Zealand dollar assets. This results in the exchange rate depreciating more rapidly than in the central forecast and also causes uncertainty for households that become less comfortable with accumulating debt.

Table 3.3 – Lower demand for New Zealand dollar assets

(Annual average % change,	2006	2007	2008	2009	2010	2011
year ending 31 March)	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
Private consumption	4.5	1.6	0.3	-0.3	2.6	2.4
Residential investment	-4.7	-5.5	-9.3	-1.1	15.0	5.3
Market investment	6.7	-6.2	-5.8	1.5	12.3	7.0
Gross national expenditure	4.5	-0.5	-0.4	0.9	4.9	3.7
Exports of goods and services	-0.1	3.6	1.4	4.7	5.4	3.7
Imports of goods and services	5.0	-2.6	-2.4	-1.1	7.8	6.4
GDP (production measure)	2.2	1.8	1.3	3.1	4.3	2.9
Employment growth	2.6	1.7	-0.3	0.1	1.5	1.9
Unemployment rate(1)	3.9	4.0	5.2	5.3	4.7	4.5
90-day bank bill rate(2)	7.6	7.6	7.2	4.7	5.5	5.5
TWI(2)	68.3	63.0	53.0	55.6	57.4	57.1
CPI(3)	3.3	2.8	2.8	0.8	1.0	1.7
Current account balance (% GDP)	-9.6	-9.3	-9.6	-4.0	-3.5	-4.9
Nominal GDP (expenditure measure)	4.7	3.3	2.5	5.6	5.7	4.5

Sources:  Statistics New Zealand, Reserve Bank of New Zealand, The Treasury

NOTES:	(1)	Percentage of labour force, March quarter, seasonally adjusted.

	(2)	Average for March quarter.

	(3)	Annual percentage change, March quarter.

Under this scenario, lower demand for New Zealand dollar assets contributes to the Trade Weighted Index (TWI) falling to 53.0 by the March quarter of 2008, nearly 12% lower than the central forecast. Higher import prices due to the lower exchange rate contribute to inflationary pressures which see 90-day bank bill rates 120 basis points higher than the central forecast in the March quarter of 2008.

Faced with higher interest rates and an environment of financial market uncertainty, households limit their spending growth and pull back from making big housing investment decisions. This sees private consumption growth around 1.4% lower than the central forecast in both the 2008 and 2009 March years. This results in private consumption increasing 0.3% in the March 2008 year followed by a 0.3% contraction in 2009. Residential investment growth is significantly slower than the central track with residential investment contracting 9.3% in the March 2008 year and 1.1% in the March 2009 year, meaning that residential investment has fallen in four consecutive years.

With less demand for their products in the domestic market and higher imported investment good prices, firms are also more reluctant to invest. This results in market investment growth being 4.6% lower than the central forecast in the March 2008 year and 2.9% lower in 2009. Firms also cut back on employment growth which contributes to the unemployment rate increasing to 5.3% by March 2009.

Higher import prices coupled with weak domestic demand growth contribute to a fall in import volumes which decline 2.4% in the 2008 March year and 1.1% in 2009. The lower exchange rate also flows through to the competitiveness of our exports. Export volumes display a lagged response to the lower exchange rate with relatively strong growth of 4.7% in the March 2009 year followed by 5.4% growth in the March 2010 year.

Figure 3.5 – TWI exchange rate

Source: The Treasury

With domestic demand contracting in the March 2008 year and real GDP growth 1% lower than the central track, inflationary pressures are quickly brought under control, with CPI inflation falling below the central forecast in the final three forecast years. To stimulate the economy, monetary policy is able to loosen considerably with 90-day rates falling below 5% by March 2009. This stimulates a recovery in consumption growth in the March 2010 year as well as a recovery in both residential and market investment.

Renewed confidence in the domestic economy and a much diminished current account deficit, following weak import volumes over the 2008 and 2009 March years and improved export volumes and export receipts on the back of the lower exchange rate, promote a renewed focus on New Zealand by international investors. By March 2010 current account adjustment has been substantial with the current account deficit diminishing to less than 4% of GDP. With renewed demand for the New Zealand dollar from foreign investors, the exchange rate appreciates to around 57 on the TWI during 2010 and 2011.

The overall impact of the recovery is that real GDP growth exceeds 4% in 2010 before returning to more trend levels in 2011. However, the initial weakness upfront in this scenario results in the level of nominal GDP being around $3 billion per annum lower than the central forecast in the majority of the forecast years, or an aggregate impact over the four March years to 2011 of $11 billion.

Fiscal Scenarios

The fiscal position is strongly influenced by the economy. The major economic determinants, and how they impact on the fiscal position, are listed below. While each effect is expressed in terms of an increase in the determinant, the opposite impact applies for a decrease.

•             Nominal GDP – higher GDP levels are reflected in higher tax revenue, which increases the operating balance and lowers the Government’s net debt.

•             Interest rates – higher interest rates lead to increased debt financing costs. While interest-based revenue also increases, the negative effect of higher finance costs on the operating balance dominates, meaning net debt increases.

•             The level of unemployment – higher levels of unemployment translate to an increase in spending, because the number of unemployment beneficiaries rises. This decreases the operating balance and raises net debt levels.

•             CPI inflation – as most benefits are indexed to CPI movements, higher inflation results in increased benefit costs. This reduces the operating balance and increases net debt.

Table 3.4 – Alternative scenarios: impact on OBERAC and debt

	2006	2007	2008	2009	2010	2011
Year ending 30 June	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
OBERAC ($billion)
Central forecast	8.6	6.7	6.1	5.2	5.8	6.0
Stronger domestic demand	8.6	7.0	7.2	6.4	6.9	6.9
Lower demand for NZ dollar assets	8.6	6.7	4.9	4.5	5.5	5.5
Gross sovereign-issued debt ($billion)(1)
Central forecast	35.5	37.9	40.2	39.2	38.6	41.1
Stronger domestic demand	35.5	37.5	38.7	36.5	34.9	36.4
Lower demand for NZ dollar assets	35.5	37.9	41.4	41.1	40.8	43.7
OBERAC (% GDP)
Central forecast	5.5	4.1	3.6	2.9	3.1	3.0
Stronger domestic demand	5.5	4.3	4.1	3.5	3.6	3.4
Lower demand for NZ dollar assets	5.5	4.1	2.9	2.5	3.0	2.8
Gross sovereign-issued debt (% GDP)(1)
Central forecast	22.5	23.3	23.5	21.8	20.5	20.7
Stronger domestic demand	22.5	22.9	22.2	19.8	18.0	18.0
Lower demand for NZ dollar assets	22.5	23.3	24.7	23.2	21.9	22.5
Net debt (% GDP)
Central forecast	4.9	3.9	3.5	4.0	4.1	3.8
Stronger domestic demand	4.9	3.7	2.6	2.4	2.0	1.4
Lower demand for NZ dollar assets	4.9	3.9	4.3	5.1	5.3	5.2

Sources:  Statistics New Zealand, The Treasury

NOTE:	(1)	This chapter assumes that changes in the operating balance translate into changes in gross sovereign-issued debt.

The stronger domestic demand scenario is characterised by higher nominal GDP, higher interest rates and inflation and lower unemployment relative to the central forecast.

Figure 3.6 – OBERAC

Source: The Treasury

Higher nominal GDP and lower unemployment result in an increase in tax revenue and a decrease in benefit payments. Higher inflation results in an increase in indexed benefit payments and higher interest rates result in an increase in interest expenses net of interest income. The overall impact of this scenario is an increase in the operating balance over the forecast period.

By the end of the forecast period the OBERAC is around 0.4% of GDP higher than in the central forecast and gross sovereign-issued debt (GSID) is 2.7 percentage points of GDP lower than the central forecast.

Figure 3.7 – Gross sovereign-issued debt

Source: The Treasury

The lower demand for New Zealand dollar assets scenario is characterised by a lower exchange rate out until 2009. Compared to the central forecast, nominal GDP is lower, unemployment is higher and interest rates and inflation are lower.

Lower nominal GDP leads to lower tax revenue and higher unemployment leads to higher expenses. However, lower interest rates and inflation result in lower expenses compared to the central forecast. The overall impact is a lower operating balance from 2007/08. The OBERAC as a percentage of GDP is 0.2% lower than the central forecast at the end of the forecast period. The cumulative impact of the lower operating balance results in GSID being 1.8 percentage points of GDP higher than the base case by the end of the forecast period.

Fiscal Sensitivities

The scenarios above indicate the sensitivity of fiscal aggregates to changes in economic conditions. Table 3.5 provides some “rules of thumb” on the sensitivities of the fiscal position to changes in specific variables.

Table 3.5 – Fiscal sensitivity analysis

	2007	2008	2009	2010	2011
($ million) Year ending 30 June	Forecast	Forecast	Forecast	Forecast	Forecast
1% Lower nominal GDP growth per annum
Revenue	(507)	(1,026)	(1,559)	(2,174)	(2,892)
Addition to financing costs	15	61	139	251	401
Impact on the operating balance	(522)	(1,087)	(1,698)	(2,425)	(3,293)
Revenue impact of a 1% decrease in the growth rates of:
Wages and salaries	(205)	(430)	(670)	(935)	(1,225)
Taxable business profits	(110)	(250)	(385)	(520)	(725)
One percentage point lower interest rates
Interest income	(65)	(59)	(63)	(55)	(59)
Expenses	(79)	(135)	(156)	(190)	(223)
Impact on the operating balance	14	76	93	135	164

The forecasts of capital contributions to the New Zealand Superannuation (NZS) Fund are sensitive to the rate of return assumed on the Fund’s assets:

Table 3.6 – NZS Fund contributions sensitivity analysis

	Marginal Change	Effect on Net Return After Tax	Effect on Capital Contribution ($ billion)
Variable	(%age points)	(%age points)	2007/08	2008/09	2009/10	2010/11
Expected gross rate of return	-1%	-0.71%	+0.200	+0.217	+0.234	+0.251

Specific Fiscal Risks

Introduction

This chapter describes the specific fiscal risks to the Crown, including contingent liabilities. The Public Finance Act 1989 (PFA) requires disclosure of all Government decisions and other circumstances that may put pressure on the forecast spending amounts, and/or have a material effect on the fiscal and economic outlook.

Criteria for Disclosure of Specific Fiscal Risks

To ensure a practicable and consistent disclosure approach, fiscal risks are disclosed based on the following criteria, consistent with the principles of the PFA:

•             Reasonable certainty criterion – risks have not been included in the fiscal forecasts because they reflect Government decisions or legislative commitments with uncertain fiscal consequences or timing.

•             Materiality criterion – risks have an impact on the fiscal forecasts (operating balance, net worth or gross debt) of $10 million or more in any one forecast year.

•             Active consideration criterion – risks are being actively considered by the Minister of Finance and responsible Ministers (eg, are the subject of written reports) or are decisions that have been deferred until a later date.

Exclusions from Disclosure

The PFA requires that all specific fiscal risks be disclosed, except where it is determined by the Minister of Finance that disclosing a risk is likely to:

•             prejudice the substantial economic interests of New Zealand

•             prejudice the security or defence of New Zealand or international relations of the Government

•             compromise the Crown in a material way in negotiation, litigation or commercial activity, or

•             result in a material loss of value to the Crown.

Specific fiscal risks do not include:

•             normal forecasting risks, such as uncertainty around welfare benefits, State Owned Enterprise/Crown entity surpluses, the impact of regular revaluations of physical assets, finance costs or fluctuations in external markets

•             possible changes to the interpretation of accounting policies, such as the changes to revenue recognition rules and recognition of liabilities, or

•             discussion documents containing proposals that the Minister of Finance and responsible Ministers will not actively consider until the consultation process has been completed.

In addition, the Minister of Finance has to determine that there is no reasonable or prudent way the Government can avoid this prejudice, compromise or material loss by making a decision on the fiscal risk before the finalisation of the forecasts, or by disclosing the fiscal risk without reference to its fiscal implications.

Contingent liabilities are also included according to materiality. Contingent liabilities below $10 million are included in the “other quantifiable contingent liabilities” total. Comparatives have been adjusted where appropriate to align with the disclosure of new “material” contingent liabilities. The total amount of prior years’ contingent liabilities remains unchanged.

Information Relating to All Disclosed Risks

•             The risks disclosed may not eventuate into Government policy and the final cost or saving may differ from the amount disclosed if the policy is developed.

•             All risks, should they eventuate, would impact on the Government’s forecast operating and/or capital spending amounts. There are new spending amounts already incorporated into the forecasts to accommodate policy initiatives on which decisions have yet to be made. Most risks outlined in this chapter, if they eventuate, would be covered by these amounts and therefore have no impact on the overall level of the forecasts. The risks have been disclosed to indicate the pressure the risks place upon the forecast spending amounts.

•             If the total of all risks considered exceeds the forecast new operating spending amounts in the forecasts, this would impact on the operating balance.

•             There are a number of other pressures on the fiscal position that have not been included as risks. These pressures comprise proposals largely generated within individual departments and not yet considered by the Minister of Finance and responsible Ministers. Such items are expected to be managed within forecast spending amounts noted above.

Charges against Future Budgets

As part of its Budget strategy, the Government has put in place some longer-term funding paths for particular sectors. This aids long-term planning and demonstrates the Government’s commitment to specific policies.

Charges against future Budgets do not meet the definition of a “risk” under the PFA, as these items are incorporated in the fiscal forecasts. This section is provided to increase transparency about the provisions for future Budgets.

Defence Funding Package

The Defence Funding Package (DFP) is designed to provide the New Zealand Defence
Force (NZDF) with the funding required to address issues identified by the Defence Capability and Resourcing Review, including capability, and maintaining equipment and reserves. Budget 2006 included $73 million per annum as the second tranche of the 10-year plan. The following table shows the additional tranches as charged against future Budgets.

Budget to be
Charged
($million)	07/08	08/09	09/10	10/11	11/12	12/13	13/14	14/15
Budget 2007	58.0	58.0	58.0	58.0	58.0	58.0	58.0	58.0
Budget 2008		69.1	69.1	69.1	69.1	69.1	69.1	69.1
Budget 2009			85.7	85.7	85.7	85.7	85.7	85.7
Budget 2010				108.1	108.1	108.1	108.1	108.1
Budget 2011					66.9	66.9	66.9	66.9
Budget 2012						14.2	14.2	14.2
Budget 2013							58.6	54.2
Budget 2014								0

Health – Additional Elective Services

The Government has agreed that the indicative Health allocation of $750 million for Budget 2007 may be pre-committed by $59.5 million per annum for additional elective services.

Budget to be Charged				2010/11 and
($million)	2007/08	2008/09	2009/10	Outyears
Budget 2007	59.5	59.5	59.5	59.5

Official Development Assistance

The Government has provided funding for an Official Development Assistance to Gross National Income ratio (ODA:GNI ratio) of 0.27% for the fiscal years 2005/06 and 2006/07 and is committed to increasing this to 0.28% in 2007/08. Budget 2006 included funding of $19 million per annum to reach the 0.27% ratio. The 0.28% ratio in 2007/08 is expected to cost $30 million, and will be charged against Budget 2007.

Budget to be Charged				2010/11 and
($million)	2007/08	2008/09	2009/10	Outyears
Budget 2007	30	30	30	30

Removal of Carbon Charge

The Government has decided not to proceed with a broad-based carbon tax. As compensatory measures are still being developed, the cost of the removal of the carbon tax has been agreed as a pre-commitment against Budget 2007.

Budget to be Charged				2010/11 and
($million)	2007/08	2008/09	2009/10	Outyears
Budget 2007	347	344	349	349

Specified Superannuation Contribution Withholding Tax (SSCWT) Exemption for KiwiSaver

The Government has agreed that employer contributions to KiwiSaver would be exempt from income tax (ie, Specified Superannuation Contributions Withholding Tax) up to a cap of the lesser of the employee’s contribution or 4% of the employee’s salary or wages. The cost of this exemption will be met from Budget 2007.

Budget to be Charged						2012/13 and
($million)	2007/08	2008/09	2009/10	2010/11	2011/12	Outyears
Budget 2007	35	71	104	133	162	203

Tertiary Student Component Funding Rate Changes (the rolling funding triennium and fee and course cost maxima)

The Government had a policy of increasing Student Component funding rates for tertiary education by the rate of forecast Consumer Price Index (CPI) inflation on a rolling triennium. Funding was appropriated for future years at the rate of the CPI forecast plus 1%, and in the Budget preceding the relevant academic year funding rates are confirmed using a more up-to-date CPI forecast. This particular policy has been discontinued, and there is no further charge against any Budget beyond 2007.

Budget to be Charged				2010/11 and
($million)	2007/08	2008/09	2009/10	Outyears
Budget 2007	28.5	57.0	57.0	57.0

Transport Capital Decisions

The Government has made several long-term capital commitments relating to Transport. This table notes the implications for the capital allowances beyond the forecast period.

Transport Project ($million)	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17
Auckland	100.0	100.0	100.0	—	—	—
Wellington	20.0	20.0	20.0	20.0	—	—
Western Corridor	125.0	200.0	195.0	10.0	5.0	—
Bay of Plenty	25.0	15.0	10.0	10.0	—	—
Waikato	22.0	22.0	22.0	22.0	22.0	22.0

Time-limited Funding

Time-limited funding does not meet the definition of a “risk” under the PFA, but is further information that is prepared to increase transparency about initiatives with funding profiles that cease or decrease during the forecast period.

The following table outlines those areas where initiatives have time-limited funding that decreases or ceases at some point and may potentially be extended, using a $5 million materiality threshold. Time-limited funding often relates to pilot programmes, and in some cases Multi Year Appropriations (MYAs) if they are likely to require further funding in the future.

Vote	Description of Initiative	Operating Impact ($million)
Community and Voluntary Sector	Digital Strategy – Community Partnerships Fund	17 from 2005/06 to 2008/09 (MYA)

Communications	Digital Strategy – High-speed Connectivity for Growth	20 from 2005/06 to 2008/09 (MYA)

Economic, Industry and Regional Development	Regional Partnerships and Facilitation for Sustainable Economic Growth	57 from 2004/05 to 2006/07 (MYA)

Energy	Acquisition of Petroleum Exploration Data	21 from 2004 to 2007 (MYA)

Energy	Electricity Efficiency Programme	8 in 2005/06 and 10 in 2006/07

Housing	Rural Housing Programme	9 in each of 2005/06 and 2006/07, 7 in 2007/08

Internal Affairs	Significant Community-based Projects Fund	40 from 2005/06 to 2008/09 (MYA)

Lands	Land Tenure Reform	40 from 2005/06 to 2007/08 (MYA)

Police	Regional Assistance Mission Solomon Islands and Solomon Island executive support	7 in each of 2005/06 and 2006/07

Sport & Recreation	Children’s and Young People’s Lifestyles	8 in 2006/07, 10 in 2007/08, 6 in each of 2008/09 and 2009/10

Tourism	Tourism Demand Subsidy Scheme	7 in 2006/07

The following table shows the impact on the operating balance if funding were to be appropriated to maintain funding levels for these initiatives (ie, extend the initiatives beyond their current scheduled completion dates). These amounts would need to be managed within the forecast operating spending.

Operating Impact					2010/11 and
($million)	2006/07	2007/08	2008/09	2009/10	Outyears
Funding to extend initiatives	—	50	77	88	94

Quantified Risks

The risks outlined in these tables would, if they eventuated, impact on the Government’s forecast new operating and/or capital spending amounts.

The Minister of Finance has yet to fully consider the quantum of these risks.

Funding Received in
Quantified Risks as at	Operating		Value of Risk	or since Budget 2006
8 December 2006	Balance	Gross Debt	($million)	($million)

New Risks

Education – Early Childhood Education Ratio Changes	Decrease	—	90 per annum	—

Social Development – New Zealand Superannuation – Rate Adjustment	Decrease	—	23 in 2006/07, 90 in 2007/08, 68 in 2008/09 and 28 in 2009/10 only	—

Changed Risks

Culture and Heritage – Broadcasting Initiatives	Decrease	—	27 per annum	6 per annum

Education – School Property	Decrease	Increase	180 capital in each of next 4 years, and operating of 10 per annum from 2007/08	158 capital and 27 operating from 2006/07 to 2010/11

Education (Tertiary) – Centres of Research Excellence	Decrease	Increase	20 capital in 2007/08 and 10 per annum operating	—

Health – Indicative Funding for Budgets 2007 and 2008	Decrease	—	691 in 2007/08 and 1,441 per annum from 2008/09	—

Justice – New Supreme Court – Cost Escalation	Decrease	Increase	Up to 45 capital and 4 per annum operating	—

New Zealand Defence Force – Defence – Capital Injections	—	Increase	257 capital from 2007/08 to 2010/11	297 capital in 2006/07

Police – Increases to Police Staff	Decrease	Increase	Operating of 63 in 2007/08, 105 in 2008/09, 116 in 2009/10 and 117 per annum from 2010/11 and capital of 122 from 2007/08 to 2010/11	32 per annum operating and 49 capital from 2006/07 to 2010/11

Unchanged Risks

Economic Development – Venture Investment Fund	—	Increase	40 capital in 2009/10 and 2010/11	60 capital from 2006/07 to 2008/09

Education (Tertiary) – Vocational Training	Decrease	—	8 in 2007/08, 23 in 2008/09 and 30 per annum from 2009/10	16 from 2006/07 to 2010/11

Finance – National Rail Network – Obligations of Rail Agreement	—	Increase	60-70 per annum capital from 2007/08	50 capital in 2006/07

Finance – National Rail Network – Reconfiguration of Land	—	Increase	30 capital in 2007/08, unclear thereafter	53 capital in 2006/07

New Zealand Defence Force – Sale of Skyhawks and Aermacchi Trainers	—	Decrease	120 capital	—

Research, Science and Technology – Multi-year Funding Profile	Decrease	—	30 in 2007/08, 60 in 2008/09 and 90 per annum from 2009/10	25 per annum operating and 5 capital in 2006/07

Unquantified Risks

The risks outlined in these tables would, if they eventuated, impact on the Government’s forecast new operating and/or capital spending amounts.

Unquantified Risks as at	Operating		Funding Received in or since Budget
8 December 2006	Balance	Gross Debt	2006 ($million)

New Risks

Economic Development – Increasing Stadium Capacity for the Rugby World Cup	—	Increase	—

Economic Development – Radio Spectrum Rights	Increase	—	—

Revenue – Extending the Specified Superannuation Contribution	Decrease	—	—

Revenue – International Financial Reporting Standards	Unclear	—	—

Revenue – Life Insurance	Unclear	—	—

Revenue – Tax Incentives for Giving to Charities and Other Non-Profit Organisations	Unclear	—	—

Transport – Extending the State Highway Construction and Revenue Guarantee	—	Increase	—

Changed Risks

Corrections – Capital Projects	Decrease	Increase	121 operating

Education (Tertiary) – Tertiary Education Expenditure Review	Unclear	Unclear	—

Education (Tertiary) – Tertiary Education Institutions – Capital Injections	—	Increase	—

Education (Tertiary) – Wananga Capital Injections	—	Increase	—

Environment – Climate Change Policies	Unclear	—	16 in 2006/07

Health – District Health Board Deficits	Decrease	Increase	—

Revenue – Business Tax Review	Unclear	—	—

Social Development – Working New Zealand – Work Focused Support	Decrease	—	—

State Services Commission – State Sector Retirement Savings Scheme	Decrease	—	—

Unchanged Risks

Conservation – Lease of Taupo Property Rights from Tuwharetoa	Decrease	—	—

Education – Schools ICT Network Infrastructure Upgrade	Decrease	Increase	4 capital

Education – Year One Class Sizes	Decrease	Increase	—

Education (Tertiary) – Partnerships for Excellence	—	Increase	—

Education (Tertiary) – Tertiary Student Support Changes	Decrease	Unclear	Operating expenditure of 1 in 2006/07, 2 in 2007/08, 3 in 2008/09 and 4 per annum from 2009/10; capital savings of 13 in 2006/07, 22 in 2007/08 and 25 in 2008/09 and 2009/10

Unquantified Risks as at	Operating		Funding Received in or since Budget
8 December 2006	Balance	Gross Debt	2006 ($million)

Finance – Crown Overseas Properties	—	Increase	—

Finance – National Rail Access Agreement Amendments	Unclear	Unclear	—

Finance – SOE Long-term Hold Reviews	—	Decrease	—

Fisheries – Civilian Maritime Aerial Surveillance	Decrease	Increase	—

Fisheries – Māori Interest in Marine Farming	Decrease	—	—

Housing – State Housing Project at Hobsonville	—	Increase	—

Immigration – New Immigration Service Delivery Strategy	Unclear	—	—

Justice – Strengthening the National Court Infrastructure	Decrease	Increase	—

National Library – National Library Building Extension	—	Increase	—

Revenue – Family Assistance Indexation and Review of Rates	Decrease	—	—

Revenue – Rebuild of the Student Loan IT System	Decrease	Increase	—

Revenue – Taxation of Partnerships Review	Unclear	—	—

Social Development – Child, Youth and Family Services – Reviewing Levels of Funding and Service Delivery	Unclear	Unclear	—

Social Development / Housing – Accommodation Supplement Review	Decrease	Increase	—

Social Development – New Zealand Superannuation – International Mobility Issues	Unclear	—	—

Risks Removed Since the 2006 Budget Update

The following risks have been removed since the 2006 Budget Economic and Fiscal Update.

Funding Received
Expired Risks	Reason	($million)

Conservation – Foreshore and Seabed Compensation	No longer meets criteria for disclosure	—

Corrections – Collective Employment Contract Negotiations	In forecasts	—

Education – Expansion of NZ Diploma in Specialist Subjects	In forecasts	11 in 2006/07 and 10 in 2007/08 only

Energy – Oil Security – Meeting International Energy Agency Obligations	In forecasts	—

Justice Sector Agencies – Potential Flow-on Impact of Extra Police	In forecasts	96 from 2006/07 to 20010/11

Labour – Department of Labour Strategic Baseline Review	Expired	—

New Zealand Defence Force – Environmental Clean-up of Devonport Seabed Contamination	No longer meets criteria for disclosure	—

Police – Wage Negotiations	In forecasts	40 in 2006/07, 83 in 2007/08, 90 in 2008/09 and 91 per annum thereafter

Reserve Bank of New Zealand – Liquidity Management Policy	In forecasts	—

Revenue – Fringe Benefit Tax Review	Expired	—

Revenue – Tax and Depreciation	Now part of Business Tax Package	—

State Services Commission – All – of – Government Authentication	In forecasts	11 in 2006/07, 7 in 2007/08 and 4 in each of 2008/09 and 2009/10

Statement of Fiscal Risks

Conservation – Lease of Taupo Property Rights from Tuwharetoa (unchanged, unquantified risk)

On 18 May 2005, the Government agreed to enter into negotiations with Tuwharetoa Māori Trust Board following legal clarification of property rights relating to Lake Taupo. The Crown is considering leasing certain property rights from the Tuwharetoa Māori Trust Board in order to resolve current disputes. Negotiations are ongoing and the outcome is not yet known.

This risk is unquantified as disclosure could compromise the Crown in negotiations.

Corrections – Capital Projects (changed, unquantified risk)

In Budget 2006, $121 million operating funding was approved for Corrections capital projects. The Department of Corrections has estimated that further capital and operating funding may be required over the forecast period for Mt Eden Prison. The actual amounts depend on the specification and timing of the individual projects and the contracted prices.

Capital injections would increase gross debt while operating funding would decrease the operating balance.

This risk is unquantified as disclosure could compromise the Crown in negotiations.

Culture and Heritage – Broadcasting Initiatives (unchanged, quantified risk)

On 3 February 2005, the Government released a Public Broadcasting Programme of Action. The Programme contains a set of priorities to guide public broadcasting policy over the next six years, and a series of proposals to give effect to these priorities. The Programme as a whole (if fully implemented) would have total ongoing operating costs rising to around $44 million in 2009/10. Broadcasting initiatives of $11 million and $6 million per annum were included in Budgets 2005 and 2006, respectively. The Government is considering proposals for the remaining $27 million per annum. Individual elements of the Programme of Action may be considered in future Budgets over the next five years. These would decrease the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry for Culture and Heritage

Economic Development – Increasing Stadium Capacity for the Rugby World Cup (new, unquantified risk)

Eden Park in Auckland requires redevelopment in order to increase stadium capacity ahead of the Rugby World Cup in 2011. The Eden Park Trust Board estimates its latest proposal to cost around $380 million. The Government is considering meeting a portion of the redevelopment costs, which would increase debt.

Economic Development – Radio Spectrum Rights (new, unquantified risk)

The Government has agreed a process for setting prices for offering renewal of property rights to radio spectrum. Any revenue from sale of rights would increase the operating balance. Offers for rights of renewal to existing owners of spectrum rights are being set five years in advance of rights expiring from 2010 onwards. Owners of spectrum rights will have a choice about whether to renew them after 2010, so expected revenue from sale of renewal rights is not reflected in current forecasts of revenue.

Economic Development – Venture Investment Fund (unchanged, quantified risk)

In Budget 2006, the Government agreed to additional investment commitments in the Venture Investment Fund of $60 million from 2006/07 to 2008/09. The Government is also considering further commitments of $40 million over two years (2009/10 and 2010/11) in Budget 2009 depending on the results of the scheduled evaluation of the Venture Investment Fund which is due for completion by 31 March 2009. This would increase gross debt.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Economic Development

Education – Early Childhood Education Ratio Changes (new, quantified risk)

As part of the Early Childhood Education strategic plan, the Government is considering changes to adult:child ratios for licensed, teacher - led services. Current funding is insufficient for full implementation, so further funding of up to $90 million per annum will be considered as part of the budget process. Any increased funding would reduce the operating balance.

Education – School Property (changed, quantified risk)

Budget 2006 provided capital of $138 million in 2006/07 for school accommodation. A further $20 million in capital was provided for additional school furniture and equipment in 2005/06 to allow for a change in accounting treatment. The operating impact associated with the capital expenditure and property policies was $8.6 million in 2006/07 and the total operating impact was $27 million from 2006/07 to 2009/10 to meet associated depreciation and other costs.

Additional capital injections for school accommodation will be required in future years to meet roll growth and could cost up to $180 million in each of the next four years with a corresponding increase in debt. In addition to capital injections, consequential operating costs of $10 million per annum are likely to be incurred, which would decrease the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Education

Education – Schools ICT Network Infrastructure Upgrade (unchanged, unquantified risk)

Budget 2006 provided $4 million in capital and $0.6 million in associated operating funding for a partial roll-out of the Schools ICT Network Infrastructure Upgrade, as part of the School Property Business Case 2006/07. The roll-out is intended to assist schools to meet the costs of upgrading their computer networks to meet the new IT infrastructure standards. The Government will consider further roll-out as part of Budget 2007. This would decrease the operating balance and increase debt.

This risk is unquantified as disclosure could compromise the Crown in negotiations.

Education – Year One Class Sizes (unchanged, unquantified risk)

The Government is considering reducing year one class sizes to ensure there are no more than 15 pupils in a class. This will require funding to employ approximately 1,500 additional primary teachers and provide additional school property. This initiative would decrease the operating balance and increase debt, but the precise costs have yet to be quantified as the phasing of the policy is still being determined.

Education (Tertiary) – Centres of Research Excellence (changed, quantified risk)

The Government is considering providing additional capital funding of up to $20 million and operating funding of $10 million per annum to establish up to two new Centres of Research Excellence and provide further funding to existing centres. This would decrease the operating balance and increase debt.

Education (Tertiary) – Partnerships for Excellence (unchanged, unquantified risk)

The Government has established an arrangement called “Partnerships for Excellence” whereby the Crown matches private sector investment in the tertiary sector. Further funding is being considered in 2006/07. The future approach to capital funding for tertiary education institutions, including Partnerships for Excellence, may be considered as part of the funding system review. Any capital injections would increase gross debt.

Education (Tertiary) – Tertiary Education Expenditure Review (changed, unquantified risk)

The Government has initiated a review on the quality, relevance, sustainability and predictability of tertiary education spending. A number of decisions relating to certificate and diploma tertiary education provision were taken in July 2005. In February 2006 the Government decided to place an overall constraint on tertiary education expenditure, and in July 2006 it decided on the overall shape of a new planning and funding framework. Work is also underway to review the quality assurance and monitoring system. Decisions around the details of the new funding framework and the baseline for tertiary education will not be taken until March 2007. At this stage the impact on the operating balance and debt is unclear.

Education (Tertiary) – Tertiary Education Institutions – Capital Injections (changed, unquantified risk)

The Government may consider making loans or capital injections to tertiary education institutions where ongoing educational provision or financial viability are at risk; or where a strategic investment to support the development of their infrastructure is warranted. This would increase gross debt, but the precise impact is unclear as it would depend on progress made by institutions in managing their pressures, and decisions taken by Government.

Education (Tertiary) – Tertiary Student Support Changes (unchanged, unquantified risk)

During the parliamentary term, the Government will consider increasing eligibility for student allowances. The impact of these changes is likely to reduce the operating balance and debt, but the quantum is unclear as it would depend upon the options chosen.

Education (Tertiary) – Vocational Training (unchanged, quantified risk)

The Government is considering a number of policies regarding the expansion of vocational training. One of these is to have 250,000 people participating in industry training. Budget 2006 included $15.6 million over four years to fund an additional 5,000 industry training places in 2007, bringing the total number of people participating in industry training to 195,000. The cost of funding the additional 55,000 places required to meet the target would reduce the operating balance by approximately $7.5 million in 2007/08, $22.5 million in 2008/09 and $30 million per annum thereafter.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Tertiary Education Commission

Education (Tertiary) – Wananga Capital Injections (changed, unquantified risk)

The Government is currently negotiating with Te Wananga O Raukawa over settlement of its Waitangi Tribunal claim. The Waitangi Tribunal has recommended that the Wananga be compensated for capital expenditure it has incurred on facilities to date, and be provided with funding to bring its facilities up to a standard comparable with other tertiary institutions, and meet additional capital requirements. Negotiations are also taking place with Te Whare Wananga o Awanuiarangi in relation to an outstanding item from an original settlement.

This risk is unquantified as disclosure could compromise the Crown in negotiations with the Wananga, but any capital injections would increase gross debt.

Environment – Climate Change Policies (changed, unquantified risk)

Work on climate change policies is currently underway. The impact on the operating balance and debt is unclear, as it will depend on the outcomes of the various work streams underway.

The forecasts make provision for New Zealand’s liability under the Kyoto Protocol, currently estimated at 41.2 million tonnes of carbon dioxide equivalent. The Government has not, at this point, taken a decision on whether to finance part of this liability through purchase of Kyoto-compliant emission units on the international market. However, should a purchasing policy be pursued, the commensurate funding required would increase gross debt while having a neutral effect on net worth.

Finance – Crown Overseas Properties (unchanged, unquantified risk)

The Government is considering options relating to the continued use of certain Crown overseas properties.

The risk is unquantified as disclosure could compromise any negotiations the Crown may enter, but any additional operating funding would decrease the operating balance, and/or any additional capital funding would increase debt.

Finance – National Rail Access Agreement Amendments (unchanged, unquantified risk)

The Government is considering options for amending the National Rail Access Agreement between Toll and ONTRACK. Any impact on the operating balance or debt would depend on the option chosen.

This risk is unquantified as disclosure could compromise the Crown in negotiations.

Finance – National Rail Network – Obligations of Rail Agreement (unchanged, quantified risk)

The Government has committed $200 million between 2004/05 and 2007/08 to upgrade and renew the national rail network. A further $50 million in 2006/07 was agreed in the 2006 Budget. Additional expenditure of around $60 to $70 million per annum may be required from 2007/08 for renewals, with additional funding on top of this for upgrades, but the exact amount will depend on decisions yet to be made. Under the National Rail Access Agreement, additional funding of this nature would generally be recovered through track access fees. Any additional funding would increase debt.

The Minister of Finance has yet to fully consider the quantum of this risk.

Finance – National Rail Network – Reconfiguration of Land (unchanged, quantified risk)

The Agreement for Sale and Purchase of Rail Network and Associated Assets between the Crown and Toll provides for Toll to reconfigure their operations to enable the release of land they occupy to the Crown (ONTRACK) for other uses. ONTRACK requires funding from the Crown for the reconfiguration costs and the settlement of the land value with Toll. Funding of $53 million to ONTRACK for land release in 2006/07 was agreed in the 2006 Budget. Further funding of around $30 million may be required in 2007/08, with unquantified amounts in years beyond that. The exact amounts of funding will depend on decisions yet to be made, but any additional funding would increase debt.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: The Treasury

Finance – SOE Long-term Hold Reviews (unchanged, unquantified risk)

To implement its long-term hold ownership policy, the Government is conducting reviews of each SOE. These reviews are examining the strategic direction for each SOE and therefore the appropriate capital structure to support the individual SOE’s strategy. One possible outcome of current reviews is that some capital could be returned to the Crown. This may be in the form of a special dividend, which would decrease gross debt.

Fisheries – Civilian Maritime Aerial Surveillance (unchanged, unquantified risk)

The Government is considering options to provide increased maritime aerial surveillance for civilian agencies in the short to medium range. Options include delivery of a range of different surveillance capabilities by either military or commercial providers. The amount of funding required would depend on the option chosen, if any. Any capital injections required would increase gross debt, while operating funding would decrease the operating balance.

The risk is unquantified as the amount or timing of any funding is unclear.

Fisheries – Māori Interest in Marine Farming (unchanged, unquantified risk)

The Māori Commercial Aquaculture Claims Settlement Act 2004 addresses Māori claims in commercial marine farming space from 21 September 1992 to 31 December 2004 (pre-commencement space) by providing Iwi with 20% equivalent space. This obligation is to be met through three possible options: the provision of additional new space; Crown purchase of existing farms from 2008; or provision of the financial equivalent of space from 2013.

Under the Act, any Māori claim relating to new aquaculture space after 31 December 2004 will be met by the provision of 20% of the new space.

To the extent that financial compensation or Crown purchase of existing farms is necessary to address Māori interests in pre-commencement space (as opposed to using new space), this would decrease the operating balance. This risk is unquantified as the amount or timing of any funding is unclear. In addition, disclosure could compromise the Crown in negotiations with either commercial marine farm owners or Iwi.

Health – District Health Board Deficits (changed, unquantified risk)

Draft District Annual Plans from Auckland and Whanganui District Health Boards (DHBs) indicate projected operating deficits in 2006/07. Tairawhiti DHB is also projected to have a deficit in 2006/07. The Government does not view DHB deficits as acceptable and cost-containment strategies are in place.

Any deficits would potentially decrease the operating balance and/or increase debt. Specific potential pressures for DHBs include wage bargaining and financing costs of capital projects.

This risk has changed since the 2006 Budget Economic and Fiscal Update to take into account the new projections of DHB deficits.

Health – Indicative Funding for Budgets 2007 and 2008 (changed, quantified risk)

The Government is considering indicative operating allocations of $750 million per annum for Vote Health for each of Budgets 2007 and 2008. These amounts indicate the likely level of increased funding to be provided to Vote Health in future Budgets and to assist the Minister of Health to plan spending priorities over the period. The final allocations will depend on economic and fiscal conditions at the time of each Budget. Finalising the amounts and details of how these allocations will be spent will be subject to normal Budget processes.

The Government has agreed that the indicative allocation for Budget 2007 is pre-committed to $59.5 million per annum for 2007/08 onwards. This was shown in the Charges against Future Budgets section of this chapter. The operating balance could be adjusted to the totals as follows:

Budget to be Charged				2010/11 and
($million)	2007/08	2008/09	2009/10	Outyears
Budget 2007	690.5	690.5	690.5	690.5
Budget 2008	—	750.0	750.0	750.0

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: The Treasury

Housing – State Housing Project at Hobsonville (unchanged, unquantified risk)

In Budget 2005, Housing New Zealand Corporation (HNZC) received funding of $54 million to acquire, under the Housing Act 1955, New Zealand Defence Force (NZDF) land at Hobsonville deemed surplus to defence requirements but suitable for state housing purposes. The Government is considering development options for this land, and the purchase of adjoining NZDF land. These may lead to the Crown giving additional capital to HNZC, which would increase gross debt.

Immigration – New Immigration Service Delivery Strategy (unchanged, unquantified risk)

The Government is in the process of developing options for a new immigration service delivery strategy that would allow better management of the risk surrounding immigration decision-making. Options are still being developed, and are likely to be considered in early 2007. Any additional funding would reduce the operating balance and increase debt.

Justice – New Supreme Court – Cost Escalation (changed, quantified risk)

In order to meet revised functional requirements, the Government is considering altering the 2003 design for accommodating the new Supreme Court, which is likely to increase construction costs. The original scheme was approved by Cabinet at a cost of $19 million capital and $4 million per annum operating. The additional capital cost may be up to $45 million with associated operating costs of $20 million over the forecast period, depending on the design option selected. Additional capital injections would increase gross debt and additional operating funding would decrease the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Justice

Justice – Strengthening the National Court Infrastructure (unchanged, unquantified risk)

The Government is considering options to ensure that Christchurch’s court facilities are able to adequately deliver court and associated justice services to the region. This risk is unquantified as disclosure could compromise any commercial property negotiations the Crown may enter into. Any additional operating funding would decrease the operating balance and any additional capital would increase debt.

National Library – National Library Building Extension (unchanged, unquantified risk)

The Government is considering funding an extension to the National Library Building, subject to a fully developed and costed proposal.

This risk is unquantified as disclosure could compromise the Crown in negotiations, but any additional funding would increase debt.

New Zealand Defence Force – Defence – Capital Injections (changed, quantified risk)

Implementing the Government’s decisions on the future structure of the NZDF will involve a series of capital acquisitions across all three armed services and for HQNZDF to achieve the required capability upgrades. The Government has agreed to a capital injection of up to $1.244 billion over 2001/02 to 2010/11.

Of the $1.244 billion, $987 million has been agreed with the remaining $257 million likely to be required within the forecast period. The actual expenditure profile will depend on the specification and timing of the individual projects, the contracted prices, and the prevailing exchange rate at the time of purchase.

Any further capital injections would increase gross debt.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: New Zealand Defence Force

New Zealand Defence Force – Sale of Skyhawks and Aermacchi Trainers (unchanged, quantified risk)

As a result of the Government’s decisions on the future structure of the NZDF, NZDF has signed an agreement with Tactical Air Services Inc for the sale of the Skyhawks and Aermacchi trainers for US$110 million. A formal contract has yet to be signed, but proceeds from the sale would decrease debt and increase the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: New Zealand Defence Force

Police – Increases to Police Staff (changed, quantified risk)

The Government has committed to funding an additional 1,000 front-line Police and 250 non-sworn Police staff over Budgets 2006 to 2008. The Government will consider further increases in future Budgets with a view to achieving police officer ratios comparable with those of Australia by 2010. Budget 2006 included $32 million per annum operating and $49 million capital over the forecast period to provide for the first tranche of additional police (including non-sworn staff and some associated infrastructure costs).

The Government intends to roll out the second tranche in Budget 2007, and the third and final tranche in 2008. The indicative operating costs are $63 million in 2007/08, $105 million in 2008/09, $116 million in 2009/10 and $117 million per annum from 2010/11. Indicative capital costs are $26 million in 2007/08, $36 million in 2008/09, $53 million in 2009/10 and $7 million in 2010/11. A small portion of the operating costs will be funded through the National Land Transport Fund.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: New Zealand Police

Research, Science and Technology – Multi-year Funding Profile (unchanged, quantified risk)

As part of Budget 2006, the Government signalled its broad intention to move towards a medium-term focus for investment in research, science and technology by indicating increases in the order of $30 million per annum in Budgets 2007, 2008 and 2009, subject to the context of each Budget and the Government’s overall fiscal strategy. These increases would decrease the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Research, Science and Technology

Revenue – Business Tax Package (changed, unquantified risk)

The Government is conducting a review of the current business taxation regimes with a view to ensuring the system works to give better incentives for productivity improvements and improved competitiveness with Australia. The review will result in business tax reductions that will be announced as part of Budget 2007 and will come into force from April 2008.

The review of business taxation may also have implications for personal taxation, which will be considered in the context of the business tax reforms.

As announced in the Business Tax Review discussion document, the Government is also reviewing the international tax regime, in particular the Controlled Foreign Company rules, with a view to improving productivity and international competitiveness.

Treasury forecasts currently include an indicative allowance of $1 billion for tax reforms, however the exact amount may be greater or smaller depending on fiscal out-turns and the nature of final proposals for changes in business, personal and international taxation.

Revenue – Extending the Specified Superannuation Contribution (new, unquantified risk)

In mid-2006, the Government announced that employer contributions to KiwiSaver accounts will be exempt from Specified Superannuation Contributions Withholding Tax (SSCWT) up to a cap of the lesser of the employee’s contribution to the scheme or 4% of the employee’s salary or wages (see Charges against Future Budgets section of this chapter). The Government is now considering extending the SSCWT exemption to other employer superannuation schemes that meet certain criteria (similar to KiwiSaver schemes). Options are still being developed, but any further exemptions would reduce the operating balance.

Revenue – Family Assistance Indexation and Review of Rates (unchanged, unquantified risk)

The Working for Families package included a commitment to index Family Assistance payment rates and abatement thresholds, once inflation beyond 1 April 2007 cumulatively exceeds 5%. Legislation also requires a review of the amounts of the In-Work Payment and Parental Tax Credits to be undertaken no later than June 2008. This policy cannot be costed with sufficient accuracy until the reviews are completed, but the indexation changes would reduce the operating balance.

Revenue – International Financial Reporting Standards (new, unquantified risk)

The Government is considering the tax policy issues that could arise from the adoption of International Financial Reporting Standards (IFRS). There are two areas where IFRS could have a significant impact, firstly, the Income Tax Act’s general timing of income rules are underpinned by Generally Accepted Accounting Practices (GAAP). Secondly, the financial arrangements rules could be considerably revised to allow for more alignment of taxation and accounting. The impact on the operating balance is unclear at this stage and would depend on the proposals that are finally developed and approved.

Revenue – Life Insurance (new, unquantified risk)

The Government is considering reform of the tax rules in respect of life insurance including ensuring consistency of the taxation of life insurers’ savings products with similar products of other savings vehicles. The impact on the operating balance is unclear at this stage and would depend on the proposals that are finally developed and approved.

Revenue – Rebuild of the Student Loan IT System (unchanged, unquantified risk)

To facilitate the implementation of zero-interest on student loans, the Government is considering options for rebuilding the student loans IT system. The rebuild would allow zero-interest to be assessed, increase the integrity of the system, produce information to inform policy decisions and allow flexibility for policy changes. This risk is unquantified as disclosure could compromise the Crown in negotiations.

Revenue – Taxation of Partnerships Review (unchanged, unquantified risk)

The Government is considering reform to the taxation of partnerships, including replacing the current “special partnerships” tax rules with more modern and internationally comparable “limited partnerships” tax rules. Any new rules are likely to take effect on 1 April 2008. The impact on the operating balance is unclear and would depend on the proposals that are finally developed and approved.

Revenue – Tax Incentives for Giving to Charities and Other Non-Profit Organisations (new, unquantified risk)

The Government’s Confidence and Supply Agreement with United Future includes a new tax rebate regime for charities as one of its policy priorities. A discussion document was released to progress this issue. It includes an outline of options for encouraging New Zealanders to give more of their money, skills and time, and to reinforce the concept of giving to charities and other non-profit organisations. The impact on the operating balance is unclear and would depend on the proposals that are finally developed and approved.

Social Development – Child, Youth and Family Services – Reviewing Levels of Funding and Service Delivery (unchanged, unquantified risk)

The Government is reviewing Child, Youth and Family Services’ funding requirements in order to identify options for sustainable levels of funding and service delivery in the medium term. Options may be submitted for consideration in future Budgets. This risk is unquantified as it is unclear what change in funding would be required. Any change in funding to reflect a new baseline and/or meet necessary capital injections would impact on the operating balance and/or gross debt.

Social Development / Housing – Accommodation Supplement Review (unchanged, unquantified risk)

The Government is reviewing the Accommodation Supplement to assess how well it is performing as an income support and housing assistance policy. If the review identifies a need to adjust the Accommodation Supplement, the Government will consider policy options in future Budgets. While the amounts are unclear and would depend on the policy options chosen, any additional operating funding would decrease the operating balance.

Social Development – New Zealand Superannuation – International Mobility Issues (unchanged, unquantified risk)

The Government is considering the results of a review of arrangements for the payment of New Zealand Superannuation (NZS) to New Zealanders residing overseas and the treatment of overseas pensions paid to recipients of New Zealand pensions and welfare benefits. The impact on the operating balance is unclear, as proposals are still being developed. Any additional funding would decrease the operating balance.

Social Development – New Zealand Superannuation – Rate Adjustment (new, quantified risk)

The Government has ensured that the net married couple rate of NZS applying for the tax year from 1 April 2006 is above 66% of the net average ordinary time weekly wage (known as the 66% wage floor). It will review each year the level to be set for the following tax year. Under the 2006 Half Year Economic and Fiscal Update (HYEFU) forecasts, CPI-indexation of NZS rates is not predicted to be enough to maintain the 66% wage floor. While the impact on the operating balance will depend on the actual CPI and wage statistics that occur, HYEFU forecasts estimate the cost of maintaining the 66% wage floor on 1 April 2007 would reduce the operating balance by approximately $23 million in 2006/07, $90 million in 2007/08, $68 million in 2008/09 and $28 million in 2009/10. This increase has no costs in fiscal years beyond 2009/10.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Social Development

Social Development – Working New Zealand: Work-focused Support (changed, unquantified risk)

Working New Zealand: Work-focused Support is a package of policy and operational changes aimed at simplifying the benefit system and enhancing the opportunities for beneficiaries to participate in the labour market. The first stage, already underway, focuses on getting services and support in place to help people move into work and stay employed. The Government is considering further options and costs to simplify the benefit system. The next stages will be submitted for consideration in future Budgets. The remaining proposals are still being developed, but any additional funding would decrease the operating balance.

State Services Commission – State Sector Retirement Savings Scheme (changed, unquantified risk)

The Government is considering options for extending the employer subsidy for members of the State Sector Retirement Savings Scheme beyond 3% (3% is the level of employer subsidy from 2006/07) and extending the scheme to the wider state sector. The impact of the KiwiSaver scheme on the State Sector Retirement Savings Scheme is also being evaluated. All of these proposals would decrease the operating balance, but the quantum would vary depending on the options chosen.

Transport – Extending the State Highway Construction and Revenue Guarantee (new, unquantified risk)

The Government has agreed to extend the revenue guarantee for the National Land Transport Programme and the State Highway Plan guarantee from five years to six. The Crown is still considering how and when to add a sixth year to the current five-year State Highway Plan guarantee and National Land Transport Programme revenue guarantee.

Contingent Liabilities

Contingent liabilities are costs the Crown will have to face if a particular event occurs. Typically, contingent liabilities consist of guarantees and indemnities, legal disputes and claims, and uncalled capital. The contingent liabilities facing the Crown are a mixture of operating and balance sheet risks, and they can vary greatly in magnitude and likelihood of realisation. In general, if a contingent liability were realised it would reduce the operating balance and net worth, and increase Crown debt. However, in the case of contingencies for uncalled capital, the negative impact would be restricted to Crown debt.

Where contingent liabilities have arisen as a consequence of legal action being taken against the Crown, the amount shown is the amount claimed and thus the maximum potential cost. It does not represent either an admission that the claim is valid or an estimation of the possible amount of any award against the Crown.

Only contingent liabilities involving amounts over $10 million are separately disclosed. Contingent liabilities below $10 million are included in the “other quantifiable contingent liabilities” total. Comparatives have been adjusted where appropriate to align with the disclosure of new “material” contingent liabilities. The total amount of prior years’ contingent liabilities remains unchanged.

Contingent liabilities have been stated as at 31 October 2006, being the latest set of published contingent liabilities.

Details of each of the following contingent liabilities can be accessed from the Treasury website at http://www.treasury.govt.nz/forecasts/hyefu/2006.

Quantifiable Contingent Liabilities

Guarantees and indemnities	Status(6)	($million)
Cook Islands – Asian Development Bank loans	Changed	16
Indemnification of receivers and managers – Terralink Limited	Unchanged	10
Indemnification of touring exhibitions	Unchanged	250
Ministry of Justice – Treaty settlement, tax liabilities	Changed	105
Ministry of Transport – funding guarantee	Unchanged	10
Post Office Bank – guaranteed deposits	Unchanged	11
Guarantees and indemnities of SOEs and Crown entities	Unchanged	19
Other guarantees and indemnities	Unchanged	1
		422
Uncalled capital
Asian Development Bank	Changed	1,116
European Bank for Reconstruction and Development	Changed	14
International Bank for Reconstruction and Development	Changed	1,235
		2,365
Legal proceedings and disputes
Health – legal claims	Unchanged	90
Tax in dispute	Changed	827
Other legal claims against SOEs and Crown entities	Changed	3
Other legal claims	Changed	93
		1,013
Other quantifiable contingent liabilities
International finance organisations	Changed	1,860
Reserve Bank – demonetised currency	Unchanged	23
Social Development – claim for judicial review	Changed	71
Transpower New Zealand Limited	Changed	98
Other quantifiable contingent liabilities of SOEs and Crown entities	Changed	37
Other quantifiable contingent liabilities	Changed	22
		2,111
Total quantifiable contingent liabilities		5,911

(6)           Relative to reporting in the 30 June 2006 Financial Statements of the Government of New Zealand.

Unquantifiable Contingent Liabilities

Guarantees and indemnities	Status

Asure New Zealand Limited	Unchanged
At Work Insurance Limited	Unchanged
Auckland Rail lease	Unchanged
Bona Vacantia property	Unchanged
Building Industry Authority	Unchanged
Crown Research Institutes (CRIs)	Unchanged
District Court Judges, Justices of the Peace, Coroners and Disputes Tribunal	Unchanged
District Health Boards – director indemnity – (DHBs)	Unchanged
Earthquake Commission (EQC)	Unchanged
Electricity Corporation of New Zealand Limited (ECNZ)	Unchanged
Ministry of Fisheries – indemnity provided for delivery of registry services	Unchanged
Genesis Power Ltd (Genesis Energy)	Unchanged
Geothermal carbon tax indemnity	Unchanged
Housing New Zealand Corporation (HNZC)	Unchanged
Indemnities against acts of war and terrorism	Unchanged
Maui Partners	Unchanged
National Provident Fund	Unchanged
New Zealand Railways Corporation	Unchanged
Persons exercising investigating powers	Unchanged
Ports of Auckland	Unchanged
Public Trust	Unchanged
Purchasers of Crown operations	Unchanged
Reserve Bank of New Zealand (the Reserve Bank)	Unchanged
State Insurance and Rural Bank – tax liabilities	Unchanged
Synfuels-Waitara outfall indemnity	Unchanged
Tainui Corporation	Unchanged
Toll NZ Ltd – purchase of rail network assets	Unchanged
Works Civil Construction	Unchanged
Works Consultancy Services	Unchanged

Other unquantifiable contingent liabilities
Abuse claims	Unchanged
Accident Compensation Corporation (ACC) litigations	Unchanged
Environmental liabilities	Unchanged
Foreshore and seabed	Unchanged
Sale of Crown assets	Unchanged
Treaty of Waitangi claims	Unchanged
Treaty of Waitangi claims – settlement relativity payments	Unchanged

Other contingencies
Foreshore and seabed	Unchanged

Generally Accepted Accounting Practice (GAAP) Series Tables

Forecast Financial Statements

These forecasts have been prepared in accordance with the Public Finance Act 1989.

They are based on the accounting policies and assumptions that follow.  As with all such assumptions, there is a degree of uncertainty surrounding them.  This uncertainty increases as the forecast horizon extends.

The forecasts have been prepared in accordance with the Statement of Responsibility and reflect the judgements and information known at the time they were prepared.  They reflect all Government decisions and circumstances communicated to 8 December 2006.

Finalisation dates and key assumptions that underpin the preparation of the GAAP tables are outlined at the start of the Fiscal Outlook chapter on page 32.

10 year trend information

Summary indicators	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Actual	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast
(% of GDP)

Revenue
Core Crown	31.7	33.0	33.0	34.5	37.6	36.3	35.1	34.2	34.3	34.3
Tax revenue	28.8	30.1	29.9	30.9	33.0	31.8	31.3	30.9	31.0	30.9
Total Crown	39.7	43.1	42.5	44.5	48.7	46.1	44.9	44.0	43.9	43.7

Expenses
Core Crown	30.2	31.5	29.2	30.7	31.7	33.2	32.6	32.3	32.1	32.0
Total Crown	37.9	41.7	37.3	40.4	41.4	42.3	41.4	41.1	40.8	40.7

Operating balance	1.9	1.5	5.2	4.1	7.3	3.8	3.6	2.9	3.1	3.0

OBERAC	2.2	4.2	4.7	5.9	5.5	4.1	3.6	2.9	3.1	3.0

OBERAC (excl NZSF returns)	2.2	4.2	4.5	5.6	5.1	3.7	3.1	2.3	2.4	2.3

Net worth	15.0	18.0	24.9	33.1	45.4	47.8	49.1	49.5	50.2	50.9

Gross sovereign-issued debt	28.8	27.3	25.0	23.2	22.5	23.3	23.5	21.8	20.5	20.7

Net core Crown debt	15.3	13.3	10.7	7.1	4.9	3.9	3.5	4.0	4.1	3.8

NZS Fund balance	0.5	1.4	2.8	4.3	6.3	7.8	9.2	10.6	12.0	13.5

Statement of Accounting Policies and

Forecast Assumptions

General Accounting Policies and Forecast Assumptions

General accounting policies

Accounting policy

These Forecast Financial Statements comply with generally accepted accounting practice. With the adoption of NZ IFRS from 1 July 2007, actual results from this date will be prepared in accordance with NZ IFRS.  FRS-29 (Prospective Financial Statements) requires prospective information to be prepared in accordance with the financial standards that will be effective in these periods, which will be NZ IFRS for periods beginning 1 July 2007.  However, as the impact of the transition to NZ IFRS has not been fully identified and clarified, the forecast financial statements in the 2006 Half Year Update have been prepared under current financial reporting standards.

The measurement base applied is historical cost adjusted for revaluations of property, plant and equipment (where appropriate), commercial forests and marketable securities & deposits and equity investments held for trading purposes.

Revaluations are made to reflect the forecastservice potential or economic benefit obtained through control of the assets.  The accrual basis of accounting has been used.

Forecast assumptions

For forecast purposes, no revaluations of property, plant and equipment are projected beyond the current year.

Specific Accounting Policies and Forecast Assumptions

Forecast periods

The reporting periods covered by these forecast financial statements are the years ending 30 June 2007, 30 June 2008, 30 June 2009, 30 June 2010 and 30 June 2011.

Certain state-owned enterprises and Crown entities have different reporting periods from the Crown.

The forecasts for 30 June 2007 have generally been prepared using actual data to 30 September or 31 October 2006 (in some instances).  Transactions for the remainder of the year are forecast in accordance with the Crown’s accounting policies and forecast assumptions.

Changes in accounting policies

All policies have been applied on a consistent basis during the forecast period.  There have no changes in accounting policies during the period.

Changes in forecast assumptions

Changes to the forecast assumptions used for the forecasts published in the 2006 Half Year Economic and Fiscal Update are outlined on page 32.

Detailed accounting policies and forecast assumptions

The specific accounting and forecasting policies are reproduced in full on Treasury’s website at http://www.treasury.govt.nz/forecasts/hyefu/2006/.

Government Reporting Entity as at 8 December 2006

These forecast financial statements are for the Government reporting entity as specified in section 26Q(4) of the Public Finance Act 1989.  This comprises Ministers of the Crown and the following entities:

Departments

Agriculture and Forestry

Archives New Zealand

Building and Housing

Conservation

Corrections

Crown Law

Culture and Heritage

Customs

Defence

Economic Development

Education

Education Review Office

Environment

Fisheries

Foreign Affairs and Trade

Government Communications Security Bureau

Health

Inland Revenue

Internal Affairs

Justice

Labour

Land Information New Zealand

Māori Development

National Library

New Zealand Defence Force

Office of the Clerk

Pacific Island Affairs

Parliamentary Counsel Office

Parliamentary Service

Police

Prime Minister and Cabinet

Research, Science and Technology

Security Intelligence Service

Serious Fraud Office

Social Development

State Services Commission

Statistics

Transport

Treasury

Women’s Affairs

State-owned enterprises

Agriquality Limited

Airways Corporation of New Zealand Limited

Animal Control Products Limited

Asure New Zealand Limited

Electricity Corporation of New Zealand Limited

Genesis Power Limited

Landcorp Farming Limited

Learning Media Limited

Meridian Energy Limited

Meteorological Service of New Zealand Limited

Mighty River Power Limited

New Zealand Post Limited

New Zealand Railways Corporation

Quotable Value Limited

Solid Energy New Zealand Limited

Terralink Limited (in liquidation)

Timberlands West Coast Limited

Transmission Holdings Limited

Transpower New Zealand Limited

Others

Government Superannuation Fund

New Zealand Superannuation Fund

Reserve Bank of New Zealand

Offices of Parliament

Office of the Controller and Auditor-General

Office of the Ombudsmen

Parliamentary Commissioner for the Environment

Air New Zealand Limited (included for disclosure purposes as if it were a SOE)

Crown entities

Accident Compensation Corporation

Accounting Standards Review Board

Alcohol Advisory Council of New Zealand

Arts Council of New Zealand Toi Aotearoa

Broadcasting Commission

Broadcasting Standards Authority

Career Services

Charities Commission

Children’s Commissioner

Civil Aviation Authority of New Zealand

Commerce Commission

Crown Health Financing Agency

Crown research institutes (9)

District health boards (21)

Earthquake Commission

Electoral Commission

Electricity Commission

Energy Efficiency and Conservation Authority

Environmental Risk Management Authority

Families Commission

Foundation for Research, Science and Technology

Government Superannuation Fund Authority

Guardians of New Zealand Superannuation

Health and Disability Commissioner

Health Research Council of New Zealand

Health Sponsorship Council

Housing New Zealand Corporation

Human Rights Commission

Land Transport New Zealand

Law Commission

Legal Services Agency

Maritime New Zealand

Mental Health Commission

Museum of New Zealand Te Papa Tongarewa Board

New Zealand Antarctic Institute

New Zealand Artificial Limb Board

New Zealand Blood Service

New Zealand Film Commission

New Zealand Fire Service Commission

New Zealand Historic Places Trust (Pouhere Taonga)

New Zealand Lotteries Commission

New Zealand Qualifications Authority

New Zealand Sports Drug Agency

New Zealand Symphony Orchestra

New Zealand Teachers Council

New Zealand Tourism Board

New Zealand Trade and Enterprise

New Zealand Venture Investment Fund Limited

Office of Film and Literature Classification

Pharmaceutical Management Agency

Police Complaints Authority

Privacy Commissioner

Public Trust

Radio New Zealand Limited

Retirement Commissioner

School boards of trustees (2,468)

Securities Commission

Social Workers Registration Board

Sport and Recreation New Zealand

Standards Council

Takeovers Panel

Te Reo Whakapuaki Irirangi (Te Māngai Pāho)

Te Taura Whiri i te Reo Māori (Māori Language Commission)

Television New Zealand Limited

Tertiary Education Commission

Tertiary education institutions (33)

Testing Laboratory Registration Council

Transit New Zealand

Transport Accident Investigation Commission

Organisations named or described in Schedule 4 to the Public Finance Act 1989

Agriculture and Marketing Research and Development Trust

Asia New Zealand Foundation

Fish and game councils (12)

Leadership Development Centre Trust

New Zealand Fish and Game Council

New Zealand Game Bird Habitat Trust Board

New Zealand Government Property Corporation

New Zealand Lottery Grants Board

Ngai Tahu Ancillary Claims Trust

Pacific Co-operation Foundation

Pacific Islands Business Development Trust

Research and Education Advanced Network New Zealand Limited

Reserves boards (24)

Road Safety Trust

Forecast Statement of Financial Performance

for the years ending 30 June

			2007
($ million)	Note	2006 Actual	Previous Budget	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

Revenue

Taxation revenue	1	51,973	50,669	51,708	53,344	55,596	58,512	61,225

Levies, fees, fines and penalties	1	3,411	3,179	3,294	3,341	3,408	3,483	3,555

Forecast revenue allocation	1	—	—	—	—	(1,000)	(1,000)	(1,000)
Total Revenue Levied through the Crown’s
Sovereign Power	1	55,384	53,848	55,002	56,685	58,004	60,995	63,780

Sales of goods and services	2	13,337	12,715	12,566	12,868	13,402	13,967	14,415

Investment income	3	5,828	3,687	5,115	4,803	5,255	5,480	5,911

Other revenue	4	2,032	2,361	2,294	2,332	2,390	2,376	2,383
Total Revenue Earned through the Crown’s
Operations		21,197	18,763	19,975	20,003	21,047	21,823	22,709

Total Crown Revenue		76,581	72,611	74,977	76,688	79,051	82,818	86,489

Expenses
By input type

Subsidies and transfer payments	5	16,850	18,189	18,031	19,046	19,709	20,680	21,478

Personnel expenses	6	15,116	15,136	15,537	15,828	16,087	16,152	16,286

Operating expenses	7	29,277	29,820	30,403	30,565	30,967	31,418	31,999

New operating spending up to Budget 2007	8	—	320	216	5	106	8	8

Forecast new operating spending	8	—	—	—	1,381	3,213	5,093	7,013

Finance costs		2,652	2,854	2,978	3,078	3,114	3,048	3,171

Net foreign-exchange (gains)/losses		(411)	—	498	—	—	—	—

Movement in total GSF liability	15	279	(17)	299	45	(16)	(97)	(153)

Movement in total ACC liability	16	1,321	674	828	740	746	762	781

Total Crown expenses		65,084	66,976	68,790	70,688	73,926	77,064	80,583

Revenues less Expenses		11,497	5,635	6,187	6,000	5,125	5,754	5,906

Net surplus of TEIs		54	133	73	71	72	72	73

Operating balance (including minority interest)		11,551	5,768	6,260	6,071	5,197	5,826	5,979

Minority interest		(78)	—	—	—	—	—	—

Operating Balance		11,473	5,768	6,260	6,071	5,197	5,826	5,979

The revenues and expenses are GST exclusive.

The accompanying Notes and Accounting policies are an integral part of these Statements.

Below is an analysis of total Crown expenses and core Crown expenses by functional classification.  This information reconciles to segmental information within the Statement of Segments.

		2007
($ million)	2006 Actual	Previous Budget	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast
Total Crown expenses by functional classification
Social security and welfare	18,969	19,706	20,028	20,891	21,623	22,405	23,223
GSF pension expenses	1,671	1,051	1,422	1,145	1,121	1,062	1,027
Health	9,262	10,305	10,111	10,056	10,147	10,122	10,129
Education	10,430	9,892	10,166	10,115	10,150	10,271	10,381
Core government services	2,046	2,031	2,103	2,042	2,064	2,037	2,367
Law and order	2,420	2,604	2,702	2,830	2,852	2,856	2,847
Defence	1,339	1,405	1,461	1,554	1,613	1,701	1,788
Transport and communications	5,986	6,853	6,617	6,798	6,978	7,229	7,187
Economic and industrial services	6,334	5,896	6,007	6,238	6,366	6,585	6,738
Primary services	1,219	1,198	1,277	1,258	1,270	1,272	1,272
Heritage, culture and recreation	2,361	1,900	2,155	2,288	2,293	2,342	2,397
Housing and community development	758	851	938	930	937	954	956
Other	48	110	111	79	79	79	79
Finance costs	2,652	2,854	2,978	3,078	3,114	3,048	3,171
Net foreign-exchange (gains)/losses	(411)	—	498	—	—	—	—
New operating spending up to Budget 2007	—	320	216	5	106	8	8
Forecast new operating spending	—	—	—	1,381	3,213	5,093	7,013
Total Crown Expenses	65,084	66,976	68,790	70,688	73,926	77,064	80,583

Core Crown expenses by functional classification
Social security and welfare	15,598	16,956	16,970	17,758	18,345	18,975	19,636
GSF pension expenses	1,671	1,051	1,422	1,145	1,121	1,062	1,027
Health	9,547	10,732	10,673	10,675	10,786	10,832	10,826
Education	9,914	9,068	9,640	9,508	9,571	9,662	9,750
Core government services	2,169	2,301	2,323	2,277	2,259	2,239	2,411
Law and order	2,235	2,393	2,488	2,612	2,622	2,617	2,613
Defence	1,383	1,457	1,519	1,603	1,663	1,750	1,837
Transport and communications	1,818	2,524	2,481	2,558	2,715	2,689	2,596
Economic and industrial services	1,592	1,721	1,716	1,908	1,802	1,763	1,759
Primary services	467	441	490	452	444	439	433
Heritage, culture and recreation	1,194	812	834	879	799	802	808
Housing and community development	202	278	305	280	261	258	260
Other	49	110	112	79	80	80	80
Finance costs	2,356	2,090	2,498	2,457	2,372	2,285	2,422
Net foreign-exchange (gains)/losses	(295)	—	276	—	—	—	—
New operating spending up to Budget 2007	—	320	216	5	106	8	8
Forecast new operating spending	—	—	—	1,381	3,213	5,093	7,013
Total Core Crown Expenses	49,900	52,254	53,963	55,577	58,159	60,554	63,479

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Cash Flows

for the year ending 30 June

		2007
($ million)	2006 Actual	Previous Budget	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

Cash Flows from Operations
Cash was Provided from
Total tax receipts (refer Note 1)	49,706	50,738	51,510	53,276	54,880	58,476	61,207
Total other sovereign receipts (refer Note 1)	3,246	3,047	3,137	3,197	3,247	3,304	3,337
Forecast revenue allocation (refer Note 1)	—	—	—	—	(1,000)	(1,000)	(1,000)
Interest	1,622	1,422	2,018	2,147	2,377	2,284	2,337
Dividends	117	90	124	131	141	149	156
Sales of goods and services	13,457	13,089	13,352	14,112	14,669	15,344	15,713
Other operating receipts	1,919	2,393	2,075	2,065	2,091	2,018	2,128
Total Cash Provided from Operations	70,067	70,779	72,216	74,928	76,405	80,575	83,878

Cash was Disbursed to
Subsidies and transfer payments	16,944	18,665	18,517	19,586	20,281	21,040	21,848
Personnel and operating payments	38,964	41,670	41,757	42,851	43,424	44,167	44,686
Finance costs	2,047	2,441	2,399	2,570	2,749	2,718	2,762
Forecast new operating spending	—	320	216	1,386	3,319	5,101	7,021
Total Cash Disbursed to Operations	57,955	63,096	62,889	66,393	69,773	73,026	76,317
Net Cash Flows from Operations	12,112	7,683	9,327	8,535	6,632	7,549	7,561

Cash Flows from Investing Activities
Cash was Provided from
Sale of physical assets	1,865	—	316	—	—	—	—
Total Cash Provided	1,865	—	316	—	—	—	—

Cash was Disbursed to
Purchase of physical assets	5,909	6,713	6,874	5,701	5,281	5,184	5,008
Net increase in advances	1,637	1,808	2,437	2,153	1,754	1,706	1,725
Net purchase/(sale) of marketable securities, deposits and other equity investments	5,859	(527)	6,080	4,328	22	812	4,430
Forecast new capital spending	—	256	82	554	464	714	570
Total Cash Disbursed	13,405	8,250	15,473	12,736	7,521	8,416	11,733

Net Cash Flows from Investing Activities	(11,540)	(8,250)	(15,157)	(12,736)	(7,521)	(8,416)	(11,733)
Net Cash Flows from Operating and Investing Activities	572	(567)	(5,830)	(4,201)	(889)	(867)	(4,172)

Cash Flows from Financing Activities
Cash was Provided from
Issue of circulating currency	165	—	69	34	35	35	35
Net (repayment)/issue of Government stock(1)	151	(656)	(301)	2,517	(474)	(630)	2,465
Total Cash Provided	316	(656)	(232)	2,551	(439)	(595)	2,500

Cash was Disbursed to
Net (issue)/repayment of foreign-currency borrowing	2,300	(412)	(1,219)	(175)	302	116	(142)
Net repayment/(issue) of other New Zealand-dollar borrowing	(1,856)	(394)	(4,383)	(1,663)	(1,845)	(1,862)	(1,762)
Total Cash Disbursed	444	(806)	(5,602)	(1,838)	(1,543)	(1,746)	(1,904)
Net Cash Flows from Financing Activities	(128)	150	5,370	4,389	1,104	1,151	4,404

Net Movement in Cash	444	(417)	(460)	188	215	284	232

Opening Cash Balance	3,710	3,319	4,168	3,699	3,887	4,102	4,386
Foreign-exchange (losses)/gains on opening cash	14	—	(9)	—	—	—	—
Closing Cash Balance	4,168	2,902	3,699	3,887	4,102	4,386	4,618

(1)  Net issues of Government stock include movements within government stock holdings of entities such as NZS Fund, GSF, ACC and EQC.  The Bonds Reconciliation at the end of these forecasts outlines NZDMO issues of Government stock.

The accompanying Notes and Accounting policies are an integral part of these Statements.

		2007
($ million)	2006 Actual	Previous Budget	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

Reconciliation Between the Forecast Net Cash Flows from Operations and the Operating Balance

Net Cash Flows from Operations	12,112	7,683	9,327	8,535	6,632	7,549	7,561

Items included in the operating balance but not in net cash flows from operations

Valuation Changes
(Increase)/decrease in pension liabilities	(279)	17	(299)	(45)	16	97	153
(Increase)/decrease in ACC liability	(1,321)	(674)	(828)	(740)	(746)	(762)	(781)
Decrease/(increase) in NPF guarantee	(54)	—	—	—	—	—	—
Unrealised net foreign-exchange (losses)/gains	502	(4)	(281)	—	—	—	—
Non-cash movements in investments	1,242	548	525	482	484	483	511
Unrealised losses arising from changes in the value of commercial forests	15	—	—	—	—	—	—
Total Valuation Changes	105	(113)	(883)	(303)	(246)	(182)	(117)

Physical Asset Movements
Depreciation	(2,708)	(2,918)	(3,012)	(3,198)	(3,334)	(3,429)	(3,571)
Gain/(loss) on sale of Southern Hydro	—	—	—	—	—	—	—
(Loss)/gain on sale of assets	811	—	—	—	—	—	—
Total Physical Asset Movements	(1,897)	(2,918)	(3,012)	(3,198)	(3,334)	(3,429)	(3,571)

Other Non-cash Items
Student Loans	(1,671)	(167)	(823)	(525)	(553)	(578)	(603)
Amortisation of goodwill	(75)	(89)	(88)	(87)	(88)	(88)	(88)
Accrued income from NZS Fund	—	675	743	840	1,027	1,238	1,468
Other	945	133	73	71	72	72	73
Total Other Non-cash Items	(801)	552	(95)	299	458	644	850

Movements in Working Capital
Increase/(decrease) in taxes receivable	3,225	22	153	119	775	100	(22)
Increase/(decrease) in other receivables	366	307	(251)	(14)	120	88	115
Increase/(decrease) in inventories	(39)	161	171	62	69	32	22
Decrease/(increase) in payables	(1,598)	74	850	571	723	1,024	1,141
Total Movements in Working Capital	1,954	564	923	738	1,687	1,244	1,256

Operating Balance	11,473	5,768	6,260	6,071	5,197	5,826	5,979

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Movement in Equity

for the year ending 30 June

		2007
($ million)	2006 Actual	Previous Budget	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

Opening Net Worth	49,983	58,485	71,403	77,718	83,789	88,986	94,812

Operating balance for the year	11,473	5,768	6,260	6,071	5,197	5,826	5,979
Minority interest in operating balance	78	—	—	—	—	—	—
Increase in minority interest	—	—	—	—	—	—	—
Net revaluations	9,869	—	55	—	—	—	—
Total Recognised Revenues and Expenses	21,420	5,768	6,315	6,071	5,197	5,826	5,979

Closing Net Worth	71,403	64,253	77,718	83,789	88,986	94,812	100,791

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Financial Position

as at 30 June

		2007
($ million)	Note	2006 Actual	Previous Budget	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

Assets
Cash and bank balances	9	4,168	2,902	3,699	3,887	4,102	4,386	4,618
Marketable securities, deposits & equity investments	9	43,520	43,232	49,287	54,454	55,683	58,157	64,662
Advances	10	8,758	10,021	10,489	12,302	14,027	14,550	15,047
Receivables	11	14,474	10,534	14,376	14,481	15,376	15,564	15,657
Inventories		907	1,182	1,078	1,140	1,209	1,241	1,263
Other investments	12	323	286	397	430	459	482	488
Property, plant and equipment	13	79,441	73,863	82,922	85,634	87,741	89,577	91,141
TEI investment		5,475	5,301	5,595	5,679	5,743	5,802	5,861
Commercial forests		575	232	565	566	566	567	567
Intangible assets (including goodwill)		630	398	568	489	407	346	283
Forecast new capital spending		—	256	82	636	1,100	1,814	2,384

Total Assets		158,271	148,207	169,058	179,698	186,413	192,486	201,971

Liabilities
Payables and provisions	14	16,133	13,559	15,086	15,717	16,049	15,985	16,198
Currency issued		3,362	3,408	3,431	3,465	3,500	3,535	3,570
Borrowings - sovereign guaranteed		29,879	28,560	31,767	33,404	31,768	30,519	32,276
Borrowings - non-sovereign guaranteed		9,548	9,828	11,983	13,465	15,522	16,382	17,255
Provision for GSF pension liability	15	15,231	15,344	15,530	15,575	15,559	15,462	15,309
Provision for ACC outstanding claims liability	16	12,715	13,255	13,543	14,283	15,029	15,791	16,572

Total Liabilities		86,868	83,954	91,340	95,909	97,427	97,674	101,180

Total Assets less Total Liabilities		71,403	64,253	77,718	83,789	88,986	94,812	100,791

Net Worth
Taxpayer funds		33,477	36,049	39,973	46,044	51,241	57,067	63,046
Revaluation reserve	17	37,633	27,989	37,452	37,452	37,452	37,452	37,452
Minority Interest		293	215	293	293	293	293	293
Net Worth		71,403	64,253	77,718	83,789	88,986	94,812	100,791

The accompanying Notes and Accounting policies are an integral part of these Statements.

Below is an analysis of the NZS Fund and Gross and Net Debt information.  The notes to the accounts provide breakdown of other key items.

2007
($ million)	2006 Actual	Previous Budget	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

New Zealand Superannuation Fund

Within MSDs & equity investments is the NZS Fund (except for cross holdings of investments with other parts of the Crown, for example the NZS Fund will hold NZ Government Stock).  The following information includes all investments and income, including cross-holdings of NZ Government Stock and accrued interest on such stock.

Opening balance	6,555	10,015	9,861	12,653	15,626	18,979	22,676
Gross contribution	2,337	2,049	2,049	2,133	2,326	2,459	2,576
Income after tax	969	675	743	840	1,027	1,238	1,468
NZS Fund balance	9,861	12,739	12,653	15,626	18,979	22,676	26,720

Gross and Net Debt Information

Definitions of debt:

Total Crown gross debt is the total borrowings (both sovereign-guaranteed and non-sovereign guaranteed) of the total Crown.   This equates to the amount in the total Crown balance sheet and represents the complete picture of whole-of-Crown debt obligations to external parties.

The balance sheet splits total Crown debt into sovereign-guaranteed and non-sovereign-guaranteed debt.  This split reflects the fact that debt held by SOEs and Crown entities is not explicitly guaranteed by the Crown.  Any such debt that may be guaranteed is included in the sovereign-guaranteed total.   No debt of SOEs and Crown entities is currently guaranteed by the Crown.

Gross sovereign-issued debt is debt issued by the sovereign (i.e., core Crown) and includes Government stock held by the NZS Fund, GSF, ACC or EQC for example.  In other words, the gross sovereign-issued debt does not eliminate any internal cross-holdings.  The Government's debt objective uses this measure of debt.

Total Crown (refer to the Forecast Statement of Segments)
Total Crown gross debt	39,427	38,388	43,750	46,869	47,290	46,901	49,531

Core Crown sovereign guaranteed borrowings	34,477	33,356	36,480	38,464	37,165	36,216	38,276
excl cross holdings of NZS Fund and GSF	(984)	(1,657)	(1,387)	(1,689)	(2,027)	(2,399)	(2,806)
Gross sovereign-issued debt	35,461	32,663	37,867	40,153	39,192	38,615	41,082

Core Crown
Gross sovereign issued debt	35,461	35,013	37,867	40,153	39,192	38,615	41,082
Financial assets	(40,599)	(41,028)	(46,347)	(51,848)	(52,714)	(55,018)	(61,353)
	(5,138)	(6,015)	(8,480)	(11,695)	(13,522)	(16,403)	(20,271)

NZS Fund and GSF financial assets	12,883	15,224	14,862	17,618	20,709	24,100	27,796
Net Core Crown Debt	7,745	9,209	6,382	5,923	7,187	7,697	7,525

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Borrowings

for the years ending 30 June

		2007
($ million)	2006 Actual	Previous Budget	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

Sovereign Guaranteed Debt
New Zealand-Dollar Debt
Government stock	17,002	15,982	16,253	18,169	17,061	15,825	17,651
Treasury bills	4,860	5,259	2,585	2,791	2,601	2,608	2,617
Loans and foreign-exchange contracts	(11,247)	(10,131)	8,213	7,671	7,542	7,542	7,542
Retail stock and other	532	482	463	430	395	390	375
Total New Zealand-Dollar Debt	11,147	11,592	27,514	29,061	27,599	26,365	28,185

Foreign-Currency Debt
United States dollars	14,430	9,309	1,673	1,873	1,873	1,873	1,810
Japanese yen	404	508	(334)	(334)	(334)	(335)	(335)
European and other currencies	3,898	7,151	2,914	2,804	2,630	2,616	2,616
Total Foreign-Currency Debt	18,732	16,968	4,253	4,343	4,169	4,154	4,091
Total Sovereign Guaranteed Debt	29,879	28,560	31,767	33,404	31,768	30,519	32,276

Non-Sovereign Guaranteed Debt
New Zealand	7,198	7,827	9,551	10,922	13,109	14,067	14,726
United States dollars	1,794	1,988	2,180	2,121	1,926	1,739	1,862
Japanese yen	279	—	—	—	—	—	—
European and other currencies	277	13	252	422	487	576	667
Total Non-Sovereign Guaranteed Debt	9,548	9,828	11,983	13,465	15,522	16,382	17,255
Total Borrowings (Gross Debt)	39,427	38,388	43,750	46,869	47,290	46,901	49,531

Less

Financial Assets (including restricted assets)
Marketable Securities, Deposits and Equity Investments
New Zealand dollars	8,003	5,213	14,738	16,512	14,276	12,860	15,247
United States dollars	11,080	11,608	11,529	11,923	12,130	12,347	12,510
Japanese yen	615	1,173	584	734	900	1,084	1,287
European and other currencies	7,970	7,255	5,014	5,196	5,350	5,696	6,091
Reserve Position at IMF	458	275	388	380	373	365	356
NZ equity investments	2,721	3,643	3,690	4,214	4,791	5,383	6,005
Foreign equity investments	12,673	14,065	13,344	15,495	17,863	20,422	23,166
Total	43,520	43,232	49,287	54,454	55,683	58,157	64,662

Advances and Cash
Student loans	5,569	5,868	5,839	6,374	6,896	7,412	7,891
Other advances	3,189	4,153	4,650	5,928	7,131	7,138	7,156
Cash	4,168	2,902	3,699	3,887	4,102	4,386	4,618
Total	12,926	12,923	14,188	16,189	18,129	18,936	19,665
Total Financial Assets	56,446	56,155	63,475	70,643	73,812	77,093	84,327

Borrowings less Financial Assets	(17,019)	(17,767)	(19,725)	(23,774)	(26,522)	(30,192)	(34,796)

Net New Zealand-dollar debt	(5,569)	(3,562)	3,297	1,633	1,757	1,147	(496)
Net foreign-currency debt	(11,450)	(14,205)	(23,022)	(25,407)	(28,279)	(31,339)	(34,300)
Borrowings less Financial Assets	(17,019)	(17,767)	(19,725)	(23,774)	(26,522)	(30,192)	(34,796)

The accompanying Notes and Accounting policies are an integral part of these Statements.

Statement of Actual Commitments

as at 31 October

($ million)	As at 31 October 2006	As at 30 June 2006

Capital Commitments
Specialist military equipment	1,154	535
Land and buildings	804	945
Other property, plant and equipment	2,551	2,530
Other capital commitments	828	818
Investments	124	124
Total Capital Commitments	5,461	4,952

Operating Commitments
Non-cancellable accommodation leases	1,942	1,940
Other non-cancellable leases	2,499	2,466
Non-cancellable contracts for the supply of goods and services	1,786	1,908
Other operating commitments	7,127	6,462
TEIs	303	303
Total Operating Commitments	13,657	13,079

Total Commitments	19,118	18,031

Total Commitments by Institutional Segment
Core Crown	5,973	4,824
Crown entities	9,560	9,627
State-owned enterprises	3,585	3,580
Total Commitments	19,118	18,031

The accompanying Notes and Accounting policies are an integral part of these Statements.

Statement of Actual Contingent Liabilities

as at 31 October

($ million)	As at 31 October 2006	As at 30 June 2006

Guarantees and indemnities	423	405
Uncalled capital	2,365	2,592
Legal proceedings and disputes	1,012	1,032
Other quantifiable contingent liabilities	2,111	2,073
Total Quantifiable Contingent Liabilities	5,911	6,102

Total Quantifiable Contingent Liabilities by Institutional Segment
Core Crown	5,755	5,921
Crown Entities	38	63
State-owned enterprises	118	118
Total Quantifiable Contingent Liabilities	5,911	6,102

Quantifiable Contingent Assets
Core Crown - Education and Transport	106	106
Total Quantifiable Contingent Assets	106	106

The accompanying Notes and Accounting policies are an integral part of these Statements.

A detailed Statement of Contingent Liabilities and Assets (quantified and unquantified) is outlined on pages 104 to 106 of the Specific Fiscal Risk chapter.

The Statement of Fiscal Risks (quantified and unquantified) is outlined on pages 92 to 103 of the Specific Fiscal Risk chapter.

Forecast Statement of Segments

Statement of Financial Performance (institutional form)

for the year ended 30 June 2006

	Core Crown	Crown entities	State-owned enterprises	Inter- segment eliminations	Total Crown
($ million)	2006	2006	2006	2006	2006
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	52,444	—	—	(471)	51,973
Other sovereign levied income	663	2,811	—	(63)	3,411
Forecast revenue allocation	—	—	—	—	—
Sales of goods and services	884	1,865	11,206	(618)	13,337
Investment income	4,496	1,962	1,008	(1,638)	5,828
Other revenues	683	18,677	537	(17,865)	2,032
Total revenue	59,170	25,315	12,751	(20,655)	76,581

Expenses by input type
Subsidies and transfer payments	15,243	1,708	—	(101)	16,850
Personnel expenses	5,656	7,591	1,876	(7)	15,116
Operating expenses	26,661	12,967	8,558	(18,909)	29,277
Finance costs	2,356	302	443	(449)	2,652
FX losses/(gains)	(295)	(113)	(3)	—	(411)
GSF and ACC liability revaluation movements	279	1,321	—	—	1,600
Total expenses	49,900	23,776	10,874	(19,466)	65,084

Expenses by functional classification
Social security and welfare	15,598	3,740	—	(369)	18,969
Health	9,547	8,227	—	(8,512)	9,262
Education	9,914	6,539	22	(6,045)	10,430
Other functional classifications	12,780	5,081	10,412	(4,091)	24,182
Forecast new operating spending	—	—	—	—	—
Finance costs and FX losses/(gains)	2,061	189	440	(449)	2,241
Total expenses	49,900	23,776	10,874	(19,466)	65,084
TEI's and Minority Interest	—	54	(78)	—	(24)

Operating balance	9,270	1,593	1,799	(1,189)	11,473

Statement of Financial Position (institutional form)

as at 30 June 2006

	Core Crown	Crown entities	State- owned enterprises	Inter- segment eliminations	Total Crown
($ million)	2006	2006	2006	2006	2006
	$m	$m	$m	$m	$m
Assets
Financial assets	40,599	17,554	5,368	(7,075)	56,446
Physical assets	25,223	37,987	16,231	—	79,441
Investment in SOEs and CEs (including TEIs)	24,169	5,475	—	(24,169)	5,475
Other assets	12,293	2,433	2,421	(238)	16,909
Total assets	102,284	63,449	24,020	(31,482)	158,271
Liabilities
Borrowings	34,477	4,124	7,901	(7,075)	39,427
Other liabilities	27,730	17,503	3,004	(796)	47,441
Total liabilities	62,207	21,627	10,905	(7,871)	86,868
Net worth	40,077	41,822	13,115	(23,611)	71,403

Taxpayer funds	28,929	21,086	7,073	(23,611)	33,477
Revaluation reserves	11,148	20,736	5,749	—	37,633
Minority Interest	—	—	293	—	293
Net worth	40,077	41,822	13,115	(23,611)	71,403

Analysis of financial assets and borrowings
Advances and cash	8,797	2,308	4,148	(2,327)	12,926
MSDs and equity investments	31,802	15,246	1,220	(4,748)	43,520
Total financial assets	40,599	17,554	5,368	(7,075)	56,446
Borrowings - Sovereign guaranteed	34,477	—	—	(4,598)	29,879
Borrowings - Non-sovereign guaranteed	—	4,124	7,901	(2,477)	9,548
Total borrowings	34,477	4,124	7,901	(7,075)	39,427
Borrowings less financial assets	(6,122)	(13,430)	2,533	—	(17,019)
		Net Crown debt and gross sovereign-issued debt
Net Crown debt	7,745	differ from the analysis above due to elimination of
		cross-holdings of Govt stock and adding back the
Gross sovereign-issued debt	35,461	NZS Fund and GSF assets.

Forecast Statement of Financial Performance (institutional form)

for the year ended 30 June 2007

	Core Crown	Crown entities	State-owned enterprises	Inter- segment eliminations	Total Crown
($ million)	2007	2007	2007	2007	2007
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	52,241	—	—	(533)	51,708
Other sovereign levied income	677	2,657	—	(40)	3,294
Forecast revenue allocation	—	—	—	—	—
Sales of goods and services	847	1,870	10,523	(674)	12,566
Investment income	4,524	1,179	467	(1,055)	5,115
Other revenues	731	20,256	864	(19,557)	2,294
Total revenue	59,020	25,962	11,854	(21,859)	74,977

Expenses by input type
Subsidies and transfer payments	16,290	1,842	—	(101)	18,031
Personnel expenses	5,702	7,887	1,954	(6)	15,537
Operating expenses	28,898	14,139	8,277	(20,695)	30,619
Finance costs	2,498	327	624	(471)	2,978
FX losses/(gains)	276	(1)	223	—	498
GSF and ACC liability revaluation movements	299	828	—	—	1,127
Total expenses	53,963	25,022	11,078	(21,273)	68,790

Expenses by functional classification
Social security and welfare	16,970	3,460	—	(402)	20,028
Health	10,673	8,534	—	(9,096)	10,111
Education	9,640	7,032	23	(6,529)	10,166
Other functional classifications	13,690	5,670	10,208	(4,775)	24,793
Forecast new operating spending	216	—	—	—	216
Finance costs and FX losses/(gains)	2,774	326	847	(471)	3,476
Total expenses	53,963	25,022	11,078	(21,273)	68,790
Net surplus TEIs	—	73	—	—	73
Operating balance	5,057	1,013	776	(586)	6,260

Forecast Statement of Financial Position (institutional form)

as at 30 June 2007

	Core Crown	Crown entities	State-owned enterprises	Inter- segment eliminations	Total Crown
($ million)	2007	2007	2007	2007	2007
	$m	$m	$m	$m	$m
Assets
Financial assets	46,347	18,088	6,770	(7,730)	63,475
Physical assets	26,231	39,124	17,567	—	82,922
Investment in SOEs and CEs (including TEIs)	24,674	5,595	—	(24,674)	5,595
Other assets	12,418	2,475	2,713	(540)	17,066
Total assets	109,670	65,282	27,050	(32,944)	169,058

Liabilities
Borrowings	36,480	4,488	10,515	(7,730)	43,750
Other liabilities	28,060	17,522	3,079	(1,074)	47,590
Total liabilities	64,540	22,010	13,594	(8,804)	91,340
Net worth	45,130	43,272	13,456	(24,140)	77,718

Taxpayer funds	34,139	22,564	7,410	(24,140)	39,973
Revaluation reserves	10,991	20,708	5,753	—	37,452
Minority Interest	—	—	293	—	293
Net worth	45,130	43,272	13,456	(24,140)	77,718

Analysis of financial assets and borrowings
Advances and cash	9,312	2,379	5,376	(2,879)	14,188
MSDs and equity investments	37,035	15,709	1,394	(4,851)	49,287
Total financial assets	46,347	18,088	6,770	(7,730)	63,475
Borrowings - Sovereign guaranteed	36,480	—	—	(4,710)	31,767
Borrowings - Non-sovereign guaranteed	—	4,488	10,515	(3,020)	11,983
Total borrowings	36,480	4,488	10,515	(7,730)	43,750
Borrowings less financial assets	(9,867)	(13,600)	3,745	—	(19,725)
		Net Crown debt and gross sovereign-issued debt
Net Crown debt	6,382	differ from the analysis above due to elimination of
		cross-holdings of Govt stock and adding back the
Gross sovereign-issued debt	37,867	NZS Fund and GSF assets.

Forecast Statement of Financial Performance (institutional form)

for the year ended 30 June 2008

	Core Crown	Crown entities	State-owned enterprises	Inter- segment eliminations	Total Crown
($ million)	2008	2008	2008	2008	2008
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	53,921	—	—	(577)	53,344
Other sovereign levied income	707	2,675	—	(41)	3,341
Forecast revenue allocation	—	—	—	—	—
Sales of goods and services	803	1,917	10,800	(652)	12,868
Investment income	3,795	1,275	584	(851)	4,803
Other revenues	691	20,854	871	(20,084)	2,332
Total revenue	59,917	26,721	12,255	(22,205)	76,688

Expenses by input type
Subsidies and transfer payments	17,179	1,970	—	(103)	19,046
Personnel expenses	5,694	8,116	2,024	(6)	15,828
Operating expenses	30,202	14,553	8,441	(21,245)	31,951
Finance costs	2,457	334	797	(510)	3,078
FX losses/(gains)	—	—	—	—	—
GSF and ACC liability revaluation movements	45	740	—	—	785
Total expenses	55,577	25,713	11,262	(21,864)	70,688

Expenses by functional classification
Social security and welfare	17,758	3,554	—	(421)	20,891
Health	10,675	8,820	—	(9,439)	10,056
Education	9,508	7,172	23	(6,588)	10,115
Other functional classifications	13,793	5,833	10,442	(4,906)	25,162
Forecast new operating spending	1,386	—	—	—	1,386
Finance costs and FX losses/(gains)	2,457	334	797	(510)	3,078
Total expenses	55,577	25,713	11,262	(21,864)	70,688
Net surplus TEIs	—	71	—	—	71
Operating balance	4,340	1,079	993	(341)	6,071

Forecast Statement of Financial Position (institutional form)

as at 30 June 2008

	Core Crown	Crown entities	State-owned enterprises	Inter- segment eliminations	Total Crown
($ million)	2008	2008	2008	2008	2008
	$m	$m	$m	$m	$m
Assets
Financial assets	51,848	19,455	7,743	(8,403)	70,643
Physical assets	26,371	40,121	19,142	—	85,634
Investment in SOEs and CEs (including TEIs)	24,957	5,679	—	(24,957)	5,679
Other assets	13,102	2,467	2,720	(547)	17,742
Total assets	116,278	67,722	29,605	(33,907)	179,698

Liabilities
Borrowings	38,464	4,758	12,055	(8,403)	46,869
Other liabilities	28,345	18,306	3,328	(944)	49,040
Total liabilities	66,809	23,064	15,383	(9,347)	95,909
Net worth	49,469	44,658	14,222	(24,560)	83,789

Taxpayer Funds	38,478	23,950	8,176	(24,560)	46,044
Revaluation reserves	10,991	20,708	5,753	—	37,452
Minority Interest	—	—	293	—	293
Net worth	49,469	44,658	14,222	(24,560)	83,789

Analysis of financial assets and borrowings
Advances and cash	10,166	2,543	6,673	(3,193)	16,189
MSDs and equity investments	41,682	16,912	1,070	(5,210)	54,454
Total financial assets	51,848	19,455	7,743	(8,403)	70,643
Borrowings - Sovereign guaranteed	38,464	—	—	(5,055)	33,404
Borrowings - Non-sovereign guaranteed	—	4,758	12,055	(3,348)	13,465
Total borrowings	38,464	4,758	12,055	(8,403)	46,869
Borrowings less financial assets	(13,384)	(14,697)	4,312	—	(23,774)
		Net Crown debt and gross sovereign-issued debt
Net Crown debt	5,923	differ from the analysis above due to elimination of
		cross-holdings of Govt stock and adding back the
Gross sovereign-issued debt	40,153	NZS Fund and GSF assets.

Forecast Statement of Financial Performance (institutional form)

for the year ended 30 June 2009

($ million)	Core Crown 2009	Crown entities 2009	State-owned enterprises 2009	Inter- segment eliminations 2009	Total Crown 2009
	$m	$m	$m	$m	$m
Revenue

Taxation revenue	56,233	—	—	(637)	55,596
Other sovereign levied income	726	2,722	—	(40)	3,408
Forecast revenue allocation	(1,000)	—	—	—	(1,000)
Sales of goods and services	811	1,973	11,278	(660)	13,402
Investment income	4,126	1,315	752	(938)	5,255
Other revenues	681	21,266	875	(20,432)	2,390
Total revenue	61,577	27,276	12,905	(22,707)	79,051

Expenses by input type
Subsidies and transfer payments	17,728	2,088	—	(107)	19,709
Personnel expenses	5,793	8,217	2,083	(6)	16,087
Operating expenses	32,282	14,827	8,835	(21,658)	34,286
Finance costs	2,372	346	932	(536)	3,114
FX losses/(gains)	—	—	—	—	—
GSF and ACC liability revaluation movements	(16)	746	—	—	730
Total expenses	58,159	26,224	11,850	(22,307)	73,926

Expenses by functional classification
Social security and welfare	18,345	3,720	—	(442)	21,623
Health	10,786	9,116	—	(9,755)	10,147
Education	9,571	7,132	23	(6,576)	10,150
Other functional classifications	13,766	5,910	10,895	(4,998)	25,573
Forecast new operating spending	3,319	—	—	—	3,319
Finance costs and FX losses/(gains)	2,372	346	932	(536)	3,114
Total expenses	58,159	26,224	11,850	(22,307)	73,926
Net surplus TEIs	—	72	—	—	72
Operating balance	3,418	1,124	1,055	(400)	5,197

Forecast Statement of Financial Position (institutional form)

as at 30 June 2009

($ million)	Core Crown 2009	Crown entities 2009	State-owned enterprises 2009	Inter- segment eliminations 2009	Total Crown 2009
	$m	$m	$m	$m	$m
Assets

Financial assets	52,714	20,705	9,189	(8,796)	73,812
Physical assets	26,168	41,042	20,530	—	87,741
Investment in SOEs and CEs (including TEIs)	25,146	5,743	—	(25,146)	5,743
Other assets	14,372	2,433	2,860	(547)	19,117
Total assets	118,400	69,923	32,579	(34,489)	186,413
Liabilities
Borrowings	37,165	4,987	13,939	(8,796)	47,290
Other liabilities	28,346	18,951	3,726	(891)	50,137
Total liabilities	65,511	23,938	17,665	(9,687)	97,427
Net worth	52,889	45,985	14,914	(24,802)	88,986

Taxpayer Funds	41,898	25,277	8,868	(24,802)	51,241
Revaluation reserves	10,991	20,708	5,753	—	37,452
Minority Interest	—	—	293	—	293
Net worth	52,889	45,985	14,914	(24,802)	88,986

Analysis of financial assets and borrowings
Advances and cash	10,780	2,635	7,952	(3,238)	18,129
MSDs and equity investments	41,934	18,070	1,237	(5,558)	55,683
Total financial assets	52,714	20,705	9,189	(8,796)	73,812
Borrowings - Sovereign guaranteed	37,165	—	—	(5,392)	31,768
Borrowings - Non-sovereign guaranteed	—	4,987	13,939	(3,404)	15,522
Total borrowings	37,165	4,987	13,939	(8,796)	47,290
Borrowings less financial assets	(15,549)	(15,718)	4,750	—	(26,522)
		Net Crown debt and gross sovereign-issued debt differ
Net Crown debt	7,187	from the analysis above due to elimination of cross-
		holdings of Govt stock and adding back the NZS Fund and
Gross sovereign-issued debt	39,192	GSF assets.

Forecast Statement of Financial Performance (institutional form)

for the year ended 30 June 2010

($ million)	Core Crown 2010	Crown entities 2010	State-owned enterprises 2010	Inter- segment eliminations 2010	Total Crown 2010
	$m	$m	$m	$m	$m
Revenue

Taxation revenue	59,169	—	—	(657)	58,512
Other sovereign levied income	737	2,787	—	(41)	3,483
Forecast revenue allocation	(1,000)	—	—	—	(1,000)
Sales of goods and services	822	2,025	11,784	(664)	13,967
Investment income	4,350	1,350	760	(980)	5,480
Other revenues	668	21,271	880	(20,443)	2,376
Total revenue	64,746	27,433	13,424	(22,785)	82,818

Expenses by input type
Subsidies and transfer payments	18,583	2,208	—	(111)	20,680
Personnel expenses	5,816	8,232	2,110	(6)	16,152
Operating expenses	33,967	14,989	9,252	(21,689)	36,519
Finance costs	2,285	351	971	(559)	3,048
FX losses/(gains)	—	—	—	—	—
GSF and ACC liability revaluation movements	(97)	762	—	—	665
Total expenses	60,554	26,542	12,333	(22,365)	77,064

Expenses by functional classification
Social security and welfare	18,975	3,890	—	(460)	22,405
Health	10,832	9,077	—	(9,787)	10,122
Education	9,662	7,190	23	(6,604)	10,271
Other functional classifications	13,699	6,034	11,339	(4,955)	26,117
Forecast new operating spending	5,101	—	—	—	5,101
Finance costs and FX losses/(gains)	2,285	351	971	(559)	3,048
Total expenses	60,554	26,542	12,333	(22,365)	77,064
Net surplus TEIs	—	72	—	—	72
Operating balance	4,192	963	1,091	(420)	5,826

Forecast Statement of Financial Position (institutional form)

as at 30 June 2010

($ million)	Core Crown 2010	Crown entities 2010	State-owned enterprises 2010	Inter- segment eliminations 2010	Total Crown 2010
	$m	$m	$m	$m	$m
Assets

Financial assets	55,018	21,908	9,309	(9,142)	77,093
Physical assets	26,049	41,756	21,772	—	89,577
Investment in SOEs and CEs (including TEIs)	25,280	5,802	—	(25,280)	5,802
Other assets	15,182	2,449	2,932	(549)	20,014
Total assets	121,529	71,915	34,013	(34,971)	192,486
Liabilities
Borrowings	36,216	5,315	14,517	(9,142)	46,901
Other liabilities	28,229	19,496	3,886	(843)	50,773
Total liabilities	64,445	24,811	18,403	(9,985)	97,674
Net worth	57,084	47,104	15,610	(24,986)	94,812

Taxpayer Funds	46,093	26,396	9,564	(24,986)	57,067
Revaluation reserves	10,991	20,708	5,753	—	37,452
Minority Interest	—	—	293	—	293
Net worth	57,084	47,104	15,610	(24,986)	94,812

Analysis of financial assets and borrowings
Advances and cash	11,424	2,722	8,064	(3,274)	18,936
MSDs and equity investments	43,594	19,186	1,245	(5,868)	58,157
Total financial assets	55,018	21,908	9,309	(9,142)	77,093
Borrowings - Sovereign guaranteed	36,216	—	—	(5,692)	30,519
Borrowings - Non-sovereign guaranteed	—	5,315	14,517	(3,450)	16,382
Total borrowings	36,216	5,315	14,517	(9,142)	46,901
Borrowings less financial assets	(18,802)	(16,593)	5,208	—	(30,192)
		Net Crown debt and gross sovereign-issued debt differ
Net Crown debt	7,697	from the analysis above due to elimination of cross-
		holdings of Govt stock and adding back the NZS Fund
Gross sovereign-issued debt	38,615	and GSF assets.

Forecast Statement of Financial Performance (institutional form)

for the year ended 30 June 2011

($ million)	Core Crown 2011	Crown entities 2011	State-owned enterprises 2011	Inter- segment eliminations 2011	Total Crown 2011
	$m	$m	$m	$m	$m
Revenue

Taxation revenue	61,948	—	—	(723)	61,225
Other sovereign levied income	748	2,847	—	(40)	3,555
Forecast revenue allocation	(1,000)	—	—	—	(1,000)
Sales of goods and services	817	2,065	12,197	(664)	14,415
Investment income	4,747	1,422	770	(1,028)	5,911
Other revenues	635	21,345	756	(20,353)	2,383
Total revenue	67,895	27,679	13,723	(22,808)	86,489

Expenses by input type
Subsidies and transfer payments	19,253	2,335	—	(110)	21,478
Personnel expenses	5,893	8,250	2,149	(6)	16,286
Operating expenses	36,064	15,081	9,539	(21,664)	39,020
Finance costs	2,422	355	973	(579)	3,171
FX losses/(gains)	—	—	—	—	—
GSF and ACC liability revaluation movements	(153)	781	—	—	628
Total expenses	63,479	26,802	12,661	(22,359)	80,583

Expenses by functional classification
Social security and welfare	19,636	4,068	—	(481)	23,223
Health	10,826	9,089	—	(9,786)	10,129
Education	9,750	7,195	23	(6,587)	10,381
Other functional classifications	13,824	6,095	11,665	(4,926)	26,658
Forecast new operating spending	7,021	—	—	—	7,021
Finance costs and FX losses/(gains)	2,422	355	973	(579)	3,171
Total expenses	63,479	26,802	12,661	(22,359)	80,583
Net surplus TEIs	—	73	—	—	73
Operating balance	4,416	950	1,062	(449)	5,979

Forecast Statement of Financial Position (institutional form)

as at 30 June 2011

($ million)	Core Crown 2011	Crown entities 2011	State-owned enterprises 2011	Inter- segment eliminations 2011	Total Crown 2011
	$m	$m	$m	$m	$m
Assets

Financial assets	61,353	23,029	9,471	(9,526)	84,327
Physical assets	25,476	42,537	23,128	—	91,141
Investment in SOEs and CEs (including TEIs)	25,296	5,861	—	(25,296)	5,861
Other assets	15,761	2,486	2,943	(548)	20,642
Total assets	127,886	73,913	35,542	(35,370)	201,971
Liabilities
Borrowings	38,276	5,580	15,206	(9,526)	49,531
Other liabilities	28,110	20,243	4,077	(786)	51,649
Total liabilities	66,386	25,823	19,283	(10,312)	101,180
Net worth	61,500	48,090	16,259	(25,058)	100,791

Taxpayer Funds	50,509	27,382	10,213	(25,058)	63,046
Revaluation reserves	10,991	20,708	5,753	—	37,452
Minority Interest	—	—	293	—	293
Net worth	61,500	48,090	16,259	(25,058)	100,791

Analysis of financial assets and borrowings
Advances and cash	11,978	2,816	8,220	(3,349)	19,665
MSDs and equity investments	49,375	20,213	1,251	(6,177)	64,662
Total financial assets	61,353	23,029	9,471	(9,526)	84,327
Borrowings - Sovereign guaranteed	38,276	—	—	(5,995)	32,276
Borrowings - Non-sovereign guaranteed	—	5,580	15,206	(3,531)	17,255
Total borrowings	38,276	5,580	15,206	(9,526)	49,531
Borrowings less financial assets	(23,077)	(17,449)	5,735	—	(34,796)
		Net Crown debt and gross sovereign-issued debt differ
Net Crown debt	7,525	from the analysis above due to elimination of cross-
		holdings of Govt stock and adding back the NZS Fund
Gross sovereign-issued debt	41,082	and GSF assets.

Notes to the Forecast Financial Statements

		2007
	2006 Actual	Previous Budget	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

NOTE 1: Revenue Collected Through the Crown’s Sovereign Power
Income Tax Revenue (accrual)

Individuals
Source deductions	19,936	20,534	21,231	22,140	23,121	24,480	25,838
Other persons	4,940	4,393	4,477	4,506	4,681	4,984	5,229
Refunds	(953)	(962)	(1,039)	(1,047)	(1,045)	(1,049)	(1,072)
Fringe benefit tax	450	425	443	465	486	513	534
Total Individuals	24,373	24,390	25,112	26,064	27,243	28,928	30,529

Corporate Tax
Gross companies tax	9,413	7,966	7,799	7,904	8,449	9,287	9,609
Refunds	(270)	(205)	(240)	(245)	(260)	(260)	(260)
Non-resident withholding tax	1,096	874	1,178	1,115	1,183	1,240	1,296
Foreign-source dividend withholding payments	160	220	168	173	178	183	188
Total Corporate Tax	10,399	8,855	8,905	8,947	9,550	10,450	10,833

Other Income Tax
Resident withholding tax on interest income	1,879	2,079	2,115	2,189	2,142	2,090	2,141
Resident withholding tax on dividend income	74	56	81	86	88	90	92
Estate and gift duties	3	2	2	2	2	2	2
Total Other Income Tax	1,956	2,137	2,198	2,277	2,232	2,182	2,235
Total Income Tax	36,728	35,382	36,215	37,288	39,025	41,560	43,597

Goods and Services Tax
Gross goods and services tax	18,241	18,542	18,830	19,563	20,457	21,184	22,151
Refunds	(7,664)	(8,028)	(8,121)	(8,382)	(8,839)	(9,285)	(9,705)
Total Goods and Services Tax	10,577	10,514	10,709	11,181	11,618	11,899	12,446

Other Taxation
Petroleum fuels excise	852	914	893	906	920	930	940
Tobacco excise(2)	834	145	246	150	152	154	155
Customs duty	1,083	1,773	1,724	1,842	1,819	1,830	1,868
Road user charges	731	793	772	819	877	932	988
Alcohol excise	516	537	544	565	586	604	622
Gaming duties	275	256	230	219	218	218	216
Motor vehicle fees	221	223	224	229	238	245	250
Energy resources levies	73	58	69	66	64	61	64
Approved issuer levy (AIL) and cheque duty	83	74	82	79	79	79	79
Total Other Indirect Taxation	4,668	4,773	4,784	4,875	4,953	5,053	5,182
Total Indirect Taxation	15,245	15,287	15,493	16,056	16,571	16,952	17,628
Total Tax Revenue Collected	51,973	50,669	51,708	53,344	55,596	58,512	61,225

Other Sovereign Revenues (accrual)
ACC levies	2,326	2,189	2,171	2,186	2,230	2,292	2,349
Fire Service levies	254	253	255	256	257	258	259
EQC levies	82	83	84	86	87	89	91
Other levies	749	654	784	813	834	844	856
Total Other Sovereign Revenues	3,411	3,179	3,294	3,341	3,408	3,483	3,555
Forecast revenue allocation	—	—	—	—	(1,000)	(1,000)	(1,000)
Total Sovereign Revenue	55,384	53,848	55,002	56,685	58,004	60,995	63,780

(2)  From 2006/07 a larger portion of tobacco products will be supplied by imports. This will increase customs duty at the expense of tobacco excise duty.

Notes to the Forecast Financial Statements

		2007
($ million)	2006 Actual	Previous Budget	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

NOTE 1: Receipts Collected Through the Crown’s Sovereign Power

Income Tax Receipts (cash)

Individuals
Source deductions	19,897	20,534	21,231	22,140	23,121	24,480	25,838
Other persons	4,883	5,189	5,189	5,324	5,421	5,823	6,053
Refunds	(1,503)	(1,780)	(1,776)	(1,920)	(1,927)	(1,930)	(1,940)
Fringe benefit tax	450	421	450	460	482	503	527
Total Individuals	23,727	24,364	25,094	26,004	27,097	28,876	30,478

Corporate Tax
Gross companies tax	8,512	8,602	8,431	8,524	8,501	9,943	10,285
Refunds	(833)	(746)	(1,000)	(877)	(887)	(904)	(907)
Non-resident withholding tax	1,093	874	1,128	1,115	1,183	1,240	1,296
Foreign-source dividend withholding payments	157	220	169	173	178	183	188
Total Corporate Tax	8,929	8,950	8,728	8,935	8,975	10,462	10,862

Other Income Tax
Resident withholding tax on interest income	1,862	2,078	2,111	2,190	2,143	2,091	2,142
Resident withholding tax on dividend income	74	56	81	86	88	90	92
Estate and gift duties	2	2	2	2	2	2	2
Total Other Income Tax	1,938	2,136	2,194	2,278	2,233	2,183	2,236
Total Income Tax	34,594	35,450	36,016	37,217	38,305	41,521	43,576

Goods and Services Tax
Gross goods and services tax	17,705	18,183	18,275	19,202	20,096	20,823	21,790
Refunds	(7,216)	(7,669)	(7,568)	(8,019)	(8,476)	(8,922)	(9,342)
Total Goods and Services Tax	10,489	10,514	10,707	11,183	11,620	11,901	12,448

Other Taxation
Petroleum fuels excise	847	914	893	906	920	930	940
Tobacco excise	842	145	246	150	152	154	155
Customs duty	1,074	1,773	1,724	1,842	1,819	1,830	1,868
Road user charges	721	793	772	819	877	932	988
Alcohol excise	514	537	544	565	586	604	622
Gaming duties	273	257	231	220	219	219	217
Motor vehicle fees	199	223	224	229	238	245	250
Energy resources levies	73	58	71	66	64	61	64
Approved issuer levy (AIL) and cheque duty	80	74	82	79	80	79	79
Total Other Indirect Taxation	4,623	4,774	4,787	4,876	4,955	5,054	5,183
Total Indirect Taxation	15,112	15,288	15,494	16,059	16,575	16,955	17,631
Total Tax Receipts Collected	49,706	50,738	51,510	53,276	54,880	58,476	61,207

Other Sovereign Receipts (cash)
ACC levies	2,256	2,105	2,159	2,186	2,220	2,273	2,302
Fire Service levies	254	253	255	256	257	258	259
EQC levies	83	83	84	86	88	90	91
Other levies	653	606	639	669	682	683	685
Total Other Sovereign Receipts	3,246	3,047	3,137	3,197	3,247	3,304	3,337
Forecast revenue allocation	—	—	—	—	(1,000)	(1,000)	(1,000)
Total Sovereign Receipts	52,952	53,785	54,647	56,473	57,127	60,780	63,544

Notes to the Forecast Financial Statements

		2007
($ million)	2006 Actual	Previous Budget	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

NOTE 2: Sale of Goods and Services

The Statement of Segments shows the sale of goods and services as a total for each area of the Crown Estate (ie, total sales for core Crown, Crown entities and SOEs).  The total for Crown entities includes such items as lottery sales, housing rental, CRI sales and so on.  The total sales of SOEs represents the majority of their income from electricity generation and distribution services, postal services, advertising, air travel sales and so on.

NOTE 3: Investment Income

NZS Fund investment income	1,139	856	963	1,067	1,307	1,576	1,870
Interest income	2,145	1,873	2,633	2,618	2,859	2,779	2,843
Gains/(losses) on marketable securities deposits	1,436	599	849	585	509	501	532
Dividends	117	71	123	133	143	151	158
Gain on sale of Southern Hydro	630	—	—	—	—	—	—
Student loans	344	269	493	389	425	462	497
Other investment income	17	19	54	11	12	11	11
Total Investment Income	5,828	3,687	5,115	4,803	5,255	5,480	5,911

NOTE 4: Other Revenue

Unrealised (losses)/gains arising from changes in the value of commercial forests	15	—	—	—	—	—	—
GSF contributions	104	75	76	65	56	47	38
Petroleum royalties	61	55	60	60	59	56	32
Cost recovery income from Fisheries	29	30	30	30	30	30	30
Other	1,823	2,201	2,128	2,177	2,245	2,243	2,283
Total Other Revenue	2,032	2,361	2,294	2,332	2,390	2,376	2,383

NOTE 5: Subsidies and Transfer Payments

Social assistance grants
New Zealand Superannuation	6,414	6,782	6,767	7,127	7,486	7,922	8,405
ACC payments	1,708	1,845	1,842	1,970	2,088	2,208	2,335
Unemployment Benefit	712	783	655	649	638	628	628
Domestic Purposes Benefit	1,493	1,504	1,472	1,486	1,493	1,511	1,536
Family Support	1,285	1,725	1,748	2,027	2,040	2,032	2,025
Student allowances	354	364	380	389	395	399	403
Other social assistance grants	4,393	4,922	4,904	5,105	5,275	5,445	5,611
Subsidies	127	140	135	127	127	127	127
Other transfer payments
Official development assistance	330	88	88	126	126	367	367
Other	34	36	40	40	41	41	41
Total Subsidies and Transfer Payments	16,850	18,189	18,031	19,046	19,709	20,680	21,478

Notes to the Forecast Financial Statements

		2007
($ million)	2006 Actual	Previous Budget	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

NOTE 6: Personnel Expenses

The Statement of Institutional Segments shows the personnel expenses as a total for each area of the total Crown (ie, total personnel expenses for core Crown, Crown entities and SOEs).

GSF pension costs (excluding liability movement)	1,392	1,068	1,123	1,100	1,137	1,159	1,180
Other pension expenses	206	131	137	137	137	138	138
Other personnel expenses	13,518	13,937	14,277	14,591	14,813	14,855	14,968
Total Personnel Expenses	15,116	15,136	15,537	15,828	16,087	16,152	16,286

NOTE 7: Operating Expenses

Operating expenses relate to those expenses incurred in the course of undertaking the functions and activities of every entity included in the Crown financial statements, excluding those separately identified in the Statement of Financial Performance and other notes.   Items disclosed separately are those required by accounting standards (and are expanded on further in the annual Crown financial statements).   These include depreciation, rental costs and goodwill amortised.

Other operating costs is the large residual.  Most of it represents the payment made for services provided by third parties (roading maintenance for example) or for raw materials (fuel, medicines or inventory for example).  It also includes other day-to-day operating costs.

Depreciation expense (by class of asset):
Buildings	880	900	913	962	1,006	1,014	1,018
Electricity distribution network	109	118	95	102	111	119	127
Electricity generation assets	198	216	242	269	319	372	381
Specialist military equipment (SME)	187	216	251	286	310	335	445
State highways	252	236	235	243	251	260	269
Aircraft (ex SME)	102	246	246	225	185	168	179
Other plant and equipment	905	913	967	1,045	1,084	1,093	1,085
Other assets	75	73	63	66	68	68	67
Total depreciation costs	2,708	2,918	3,012	3,198	3,334	3,429	3,571
Other operating items:
Rental and leasing costs	820	787	820	845	876	909	939
Change in provision for doubtful debts	429	254	253	192	189	186	301
Write off of bad debts	81	61	400	74	74	74	74
Goodwill amortised	75	89	88	87	88	88	88
Grants paid	1,578	1,162	1,902	1,965	2,045	2,105	2,100
Lottery prize payments	398	371	397	412	429	446	464
Loss/(gain) on sale of assets	93	—	—	—	—	—	—
Write down of existing student loans to fair value	1,415	—	—	—	—	—	—
Write down of new loans to fair value	328	381	489	517	543	568	592
Other operating expenses	21,352	23,797	23,042	23,275	23,389	23,613	23,870
Total operating expenses	29,277	29,820	30,403	30,565	30,967	31,418	31,999

NOTE 8: Forecast New Operating Spending

New operating spending up to Budget 2007	—	320	216	5	106	8	8
Forecast new operating spending	—	—	—	1,381	3,213	5,093	7,013
Total Forecast for Future New Spending	—	320	216	1,386	3,319	5,101	7,021

The forecast new operating spending represents an amount that indicates in broad terms the potential spending increases that could be introduced in each future budget round. The forecasts include $1.94 billion for Budget 2007, $1.98 billion for Budget 2008, $2.02 billion for Budget 2009 and $2.06 for Budget 2010.  The remaining amounts are lower as some spending has already been allocated (e.g. as part of Health sector funding packages, the Defence funding package, Official Development Assistance and some Education funding), leaving indicative totals of around $1.4 billion for Budget 2007, $1.9 billion for Budgets 2008, 2009 and 2010.

Notes to the Forecast Financial Statements

		2007
($ million)	2006 Actual	Previous Budget	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

NOTE 9: Cash and Marketable Securities, Deposits & Equity Investments

By category:
Total Cash	4,168	2,902	3,699	3,887	4,102	4,386	4,618

Marketable securities and deposits	27,668	25,249	31,865	34,365	32,656	31,987	35,134
Equity investments (e.g. shares)	15,394	17,708	17,034	19,709	22,654	25,805	29,172
Reserve position at the International Monetary Fund	458	275	388	380	373	365	356
Total MSDs and Equity Investments	43,520	43,232	49,287	54,454	55,683	58,157	64,662
Total Cash and MSDs & Equity Investments	47,688	46,134	52,986	58,341	59,785	62,543	69,280

By portfolio management:
Reserve Bank and DMO managed funds	19,284	16,693	22,183	24,074	21,235	19,504	21,589
New Zealand Superannuation Fund	8,555	11,765	11,073	13,754	16,773	20,100	23,740
Government Superannuation Fund	3,959	3,449	3,779	3,854	3,926	3,990	4,046
ACC portfolio	7,882	7,940	8,345	9,034	9,668	10,236	10,699
EQC portfolio	1,943	2,390	1,951	2,142	2,348	2,571	2,813
Other holdings	1,897	995	1,956	1,596	1,733	1,756	1,775
Total MSDs and Equity Investments	43,520	43,232	49,287	54,454	55,683	58,157	64,662

The asset values above are net of any cross-holdings.  For example the asset portfolios of the NZS Fund, GSF, EQC and ACC currently all hold amounts of NZ Government Stock.  For financial reporting purposes these amounts are eliminated within the consolidated financial statements.  The total portfolios are shown below, along with commentary on the restricted nature of some of the assets (for example the GSF assets are only available for the payment of GSF benefits – because of the restricted nature of these assets they are excluded from the definition of net debt).

Nature of financial assets – some are restricted in their purpose

Within the financial assets above, several portfolios are restricted in their nature in that they are only available to meet very specified purposes and are not available (by statute or other reasons) for general use by the Crown.  It is for this reason that such assets are excluded from the definition of net debt – one of the Crown’s key fiscal policy indicators.

New Zealand Superannuation Fund

The assets of the NZS Fund is the Government’s means of building up assets to partially pre-fund future NZS expenses and may only be used for NZ Superannuation.  The Government’s contributions to the NZS Fund are calculated over a 40-year rolling horizon to ensure Superannuation entitlements over the next 40 years can be met.

Government Superannuation Fund

The GSF Authority administers the financial assets of the GSF totalling around $4.2 billion (30 June 2006).  These assets result from contributions by employees built up through time and can only be applied to the ongoing payment of GSF benefits (as provided by the GSF Act).  Also refer Note 15 Outstanding Liability associated with GSF benefits.

EQC – Natural Disaster Fund (NDF)

The EQC is New Zealand’s primary provider of seismic disaster insurance to residential property owners.  EQC administers the NDF, comprising capital and reserves. EQC draws on the NDF money to pay out claims for damage caused by natural disasters.

ACC portfolio

The ACC manages the ACC scheme.  At present there is a substantial outstanding claims liability associated with past claims in excess of $12.7 billion (30 June 2006) and it is expected to increase.  To manage the payment of these claims in the future, ACC is building up a matching portfolio of assets.  The target is to have the residual claims fully funded by 2014.  Also refer Note 16 Outstanding Claims Liability.

Individual portfolio information (including cross holdings of NZ Government Stock)
NZS Fund	9,726	13,038	12,303	15,282	18,636	22,333	26,377
GSF financial assets	4,166	3,833	3,936	4,015	4,090	4,156	4,215
ACC portfolio	9,080	9,443	9,249	10,016	10,722	11,355	11,870
EQC portfolio	5,232	5,638	5,591	5,992	6,420	6,879	7,372

Notes to the Forecast Financial Statements

		2007
($ million)	2006 Actual	Previous Budget	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

NOTE 10: Advances

Student loans (see analysis below)	5,569	5,868	5,839	6,375	6,896	7,412	7,891
Kiwibank deposits	2,609	3,425	3,967	5,126	6,274	6,274	6,274
Residential care loans	71	75	67	63	59	55	51
Maori development rural lending	80	63	68	75	81	87	93
Other	429	590	548	663	717	722	738
Total Advances	8,758	10,021	10,489	12,302	14,027	14,550	15,047

Analysis of Student Loans
Stock
Nominal loan balance	8,370	8,784	8,988	9,678	10,345	10,997	11,602
Adjustment to fair value	(2,801)	(2,916)	(3,149)	(3,303)	(3,449)	(3,585)	(3,711)
Total Student Loan Balance	5,569	5,868	5,839	6,375	6,896	7,412	7,891

Movements
Opening balance	6,465	5,472	5,569	5,839	6,375	6,896	7,412
Initial fair value write down	(1,415)	—	—	—	—	—	—
Amount borrowed in current year	1,046	1,157	1,169	1,293	1,360	1,430	1,480
Fair value write down on new borrowings	(328)	(381)	(489)	(517)	(543)	(568)	(592)
Repayments made during the year	(550)	(634)	(560)	(612)	(702)	(788)	(885)
Other impairment	(13)	(15)	(343)	(17)	(19)	(20)	(21)
Interest unwind	358	87	484	380	416	452	487
Other movements	6	182	9	9	9	10	10
Closing Student Loan Balance	5,569	5,868	5,839	6,375	6,896	7,412	7,891

NOTE 11: Receivables

Taxes receivable	8,720	5,607	8,873	8,992	9,767	9,867	9,845
Accounts receivable	5,259	4,706	5,272	5,270	5,401	5,494	5,608
Receivable from the sale and purchase of Maui gas	74	32	24	16	4	—	—
Prepayments	421	189	207	203	204	203	204
Total Receivables	14,474	10,534	14,376	14,481	15,376	15,564	15,657

NOTE 12: Other Investments

International Bank for Reconstruction and Development	86	76	86	86	86	86	86
Asian Development Bank	92	81	92	92	92	92	92
Other	145	129	219	252	281	304	310
Total Other Investments	323	286	397	430	459	482	488

Notes to the Forecast Financial Statements

($ million)	2006 Actual	2007 Previous Budget	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

NOTE 13: Property, Plant and Equipment

By Type
Gross Carrying Value
Land (valuation)	13,803	11,801	14,140	14,327	14,644	14,878	15,057
Properties intended for sale (valuation)	467	454	467	473	470	468	466
Buildings (valuation)	21,859	22,487	23,206	23,968	25,154	25,610	26,272
Electricity distribution network (valuation)	2,311	2,668	2,487	2,758	3,174	3,808	4,527
Electricity generation assets (valuation)	8,536	8,428	9,531	10,700	11,768	12,543	13,119
Aircraft (ex SME) (valuation)	2,068	2,566	2,486	2,734	2,990	3,232	3,807
State highways (valuation)	17,948	16,757	19,304	20,226	21,188	22,164	23,253
Specialist military equipment (valuation)	3,422	4,013	4,266	4,642	4,861	5,273	5,347
Other plant and equipment (cost)	9,692	10,211	10,588	11,738	12,795	13,612	14,298
Other assets (valuation)	7,965	7,250	7,888	8,149	7,893	7,959	8,090
Total Gross Carrying Value	88,071	86,635	94,363	99,715	104,937	109,547	114,236

Accumulated Depreciation
Buildings	1,307	2,883	2,447	3,107	4,057	4,686	5,504
Electricity distribution network	299	421	385	472	563	656	753
Electricity generation assets	111	525	349	611	925	1,291	1,666
Aircraft (ex SME)	—	444	235	478	729	989	1,258
State highways	—	689	712	955	1,206	1,466	1,734
Specialist military equipment	344	1,017	601	886	1,196	1,531	1,976
Other plant and equipment	6,008	6,420	6,285	7,102	7,993	8,711	9,453
Other assets	561	373	427	470	527	640	751
Total Accumulated Depreciation	8,630	12,772	11,441	14,081	17,196	19,970	23,095

Net Carrying Value
Land (valuation)	13,803	11,801	14,140	14,327	14,644	14,878	15,057
Properties intended for sale (valuation)	467	454	467	473	470	468	466
Buildings (valuation)	20,552	19,604	20,759	20,861	21,097	20,924	20,768
Electricity distribution network (valuation)	2,012	2,247	2,102	2,286	2,611	3,152	3,774
Electricity generation assets (valuation)	8,425	7,903	9,182	10,089	10,843	11,252	11,453
Aircraft (ex SME) (valuation)	2,068	2,122	2,251	2,256	2,261	2,243	2,549
State highways (valuation)	17,948	16,068	18,592	19,271	19,982	20,698	21,519
Specialist military equipment (valuation)	3,078	2,996	3,665	3,756	3,665	3,742	3,371
Other plant and equipment (cost)	3,684	3,791	4,303	4,636	4,802	4,901	4,845
Other assets (valuation)	7,404	6,877	7,461	7,679	7,366	7,319	7,339
Total Net Carrying Value	79,441	73,863	82,922	85,634	87,741	89,577	91,141

By Holding
Freehold assets	77,858	72,839	81,737	84,464	86,586	88,436	90,014
Leasehold assets	1,583	1,024	1,185	1,170	1,155	1,141	1,127
Net carrying value	79,441	73,863	82,922	85,634	87,741	89,577	91,141

NOTE 14: Payables and Provisions

Accounts payable and accruals	8,899	7,380	8,164	8,779	9,053	8,978	9,170
Taxes repayable	3,570	2,742	3,537	3,537	3,537	3,537	3,537
Provisions	477	514	355	371	421	432	453
Provision for Kyoto Protocol	656	582	609	609	609	609	609
National Provident Fund guarantee	998	944	998	998	998	998	998
Provisions for employee entitlements	1,533	1,397	1,423	1,423	1,431	1,431	1,431
Total Payables and Provisions	16,133	13,559	15,086	15,717	16,049	15,985	16,198

Notes to the Forecast Financial Statements

NOTE 15: GSF Liability

The Government Superannuation Fund past service liability (the GSF liability) has been calculated by the Government Actuary as at 31 October 2006 (the valuation date) for inclusion within the 2006 Half Year Update.  The GSF liability arises from closed schemes for past and present public sector employees (set out in the GSF Act 1956).  A projected Aggregate Funding method, based on 31 October 2006 membership data, was used for the valuation.  This method requires the benefits payable from the GSF in respect of past service to be calculated and then discounted back to the valuation date.

The GSF liability included in the 2006 Half Year Update was calculated using discount rates derived from the market yield curve as at 31 October 2006.  This resulted in a long-term after-tax discount rate of 3.7%  (3.8% as at 30 June 2006).  The principal long-term financial assumptions used in the calculation were an inflation rate of  2.25% and an annual salary increases rate, before any promotional effects, of 3.0%.

The 2006/07 movement in the net unfunded liability is $131 million (reflecting an increase in the GSF liability of $299 million and an increase in the net assets of $168 million).  The change in underlying economic assumptions accounted for $142 million of the increase (mainly due to the decrease in the discount rate).  The changes from 2007/08 onwards reflect the expected net movement  in investment income, contributions and benefit payments only.

Presentation approach

The projected GSF liability is included within total liabilities of the Crown.  The Government Superannuation Fund has a portfolio of assets that partially offset the GSF liability.  The assets (less cross holdings of NZ Government stock) are included in the asset portion of the Crown’s overall balance sheet.  The component parts are shown in the reconciliation below.

($ million)	2006 Actual	2007 Previous Budget	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

GSF liability and asset information
GSF liability
Opening GSF liability	14,952	15,361	15,231	15,530	15,575	15,559	15,462
Net projected change	279	(17)	299	45	(16)	(97)	(153)
Closing GSF liability	15,231	15,344	15,530	15,575	15,559	15,462	15,309

Less net assets available to the GSF scheme
Opening net asset value	3,521	3,768	3,793	3,961	4,039	4,110	4,176
Investment valuation changes	368	186	294	196	199	203	204
Contribution and other income less membership payments	(96)	(97)	(126)	(118)	(128)	(137)	(144)
Closing net asset value	3,793	3,857	3,961	4,039	4,110	4,176	4,236

Net unfunded liability of the GSF schemes
Opening unfunded liability	11,431	11,593	11,438	11,569	11,536	11,449	11,286
Net projected change	7	(106)	131	(33)	(87)	(163)	(213)
Net unfunded liability	11,438	11,487	11,569	11,536	11,449	11,286	11,073

Notes to the Forecast Financial Statements

NOTE 16:  ACC Claims Liability

Calculation information

PricewaterhouseCoopers Actuarial Pty Ltd have prepared the independent actuarial estimate of the ACC outstanding claims liability as at 30 June 2006.  This estimate includes the expected future payments relating to accidents that occurred prior to balance date (whether or not the associated claims have been reported to, or accepted by, ACC) and also the expected administrative expenses of managing these claims.

The key economic variables that impact on changes to the valuation are the long-term Labour Cost Index (LCI), average weekly earnings and the discount rate of 5.75% (5.83% at 30 June 2006).  Other key variables in each valuation is the assumed rate at which long-term claimants will leave the scheme over the period.  This assessment is largely based on scheme history.

The forecasts are based on currently approved levy rates.  ACC claims expenditure is forecast to increase at a greater rate than levy revenue at those levy rates.  As a consequence, ACC’s net reserves position is forecast to deteriorate from 2008 to 2011.  Levy rates are reviewed annually to ensure that new claims are fully funded and that the required components within the claims liability relating to older claims are fully-funded by 2014.

Explanation of change

The total change in the gross ACC liability compared to the expected movement for 2006/07 from the 30 June 2006 estimate is an increase of $109 million.  The main driver of the change has been the decrease in the discount rate since the 30 June 2006 valuation.

Presentation approach

The projected gross liability is included within total liabilities.  The ACC has available to it a portfolio of assets that partially offset the gross liability.  The assets (less cross holdings of NZ Government stock) are included in the asset portion of the Crowns’ overall balance sheet.

($ million)	2006 Actual	2007 Previous Budget	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

ACC liability and asset information
Gross ACC liability
Opening gross liability	11,384	12,581	12,715	13,543	14,283	15,029	15,791
Net projected change	1,321	674	828	740	746	762	781
Transfer from other insurer	10	—	—	—	—	—	—
Closing gross liability	12,715	13,255	13,543	14,283	15,029	15,791	16,572

Less net assets available to ACC
Opening net asset value	7,217	8,813	8,880	9,681	10,427	11,122	11,750
Net projected change	1,663	802	801	746	695	628	553
Closing net asset values	8,880	9,615	9,681	10,427	11,122	11,750	12,303

Net ACC reserves (net liability)
Opening reserves position	(4,167)	(3,768)	(3,835)	(3,862)	(3,856)	(3,907)	(4,041)
Net projected change	332	128	(27)	6	(51)	(134)	(228)
Closing reserves position (net liability)	(3,835)	(3,640)	(3,862)	(3,856)	(3,907)	(4,041)	(4,269)

NOTE 17: Revaluation reserves

Asset Revaluation Reserves
Opening Balance	27,988	27,989	37,633	37,452	37,452	37,452	37,452
Net revaluations
Land and buildings	2,386	—	55	—	—	—	—
State highways	2,559	—	—	—	—	—	—
Electricity generation assets	1,419	—	—	—	—	—	—
Other assets	3,505	—	—	—	—	—	—
Total Net Revaluations	9,869	—	55	—	—	—	—
Transfer to taxpayer funds	(224)	—	(236)	—	—	—	—
Closing Balance	37,633	27,989	37,452	37,452	37,452	37,452	37,452

Notes to the Forecast Financial Statements

($ million)	2006 Actual	2007 Previous Budget	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

NOTE 18: Core Crown

Reconciliation of Core Crown Forecast Net Cash Flows from Operations with Forecast Net Cash Proceeds from Domestic Bonds (flows of the NZS Fund and GSF are excluded)

Core Crown Cash Flows from Operations
Total tax receipts	50,507	51,499	52,412	54,187	55,923	59,622	62,497
Total other sovereign receipts	539	503	468	515	528	529	530
Forecast revenue allocation	—	—	—	—	(1,000)	(1,000)	(1,000)
Interest, profits and dividends	1,893	1,035	1,916	1,710	1,832	1,749	1,817
Sale of goods & services and other receipts	1,449	1,387	1,465	1,372	1,382	1,389	1,361
Subsidies and transfer payments	(15,357)	(16,820)	(16,676)	(17,616)	(18,193)	(18,833)	(19,513)
Personnel and operating expenses	(28,167)	(30,815)	(30,616)	(31,849)	(32,128)	(32,195)	(32,252)
Finance costs	(2,005)	(1,781)	(2,146)	(2,120)	(2,161)	(2,111)	(2,174)
Forecast new operating spending	—	(320)	(216)	(1,386)	(3,319)	(5,101)	(7,021)
Net Cash Flows from Core Crown Operations	8,859	4,688	6,607	4,813	2,864	4,049	4,245

Net purchase of physical assets	(1,826)	(1,953)	(2,237)	(1,233)	(966)	(1,025)	(690)
Net increase in advances	(822)	(957)	(1,142)	(1,051)	(720)	(674)	(683)
Net purchase of investments	(389)	(441)	(490)	(333)	(209)	(155)	(20)
Contribution to the NZS Fund	(2,337)	(2,049)	(2,049)	(2,133)	(2,326)	(2,459)	(2,576)
Purchase of Reserve Bank reserves	(500)	(500)	(500)	(200)	—	—	—
Forecast new capital spending	—	(256)	(82)	(554)	(464)	(714)	(570)
Available to Repay Debt/(Required to be Financed)	2,985	(1,468)	107	(691)	(1,821)	(978)	(294)

Financed by:
Other net sale/(purchase) of marketable securities and deposits	(2,039)	2,493	(2,842)	(1,678)	2,581	1,667	(2,146)
Total Operating and Investing Activities	946	1,025	(2,735)	(2,369)	760	689	(2,440)

Used in:
Net (repayment)/issue of other
New Zealand-dollar borrowing	419	(1,132)	1,994	(345)	(134)	25	15
Decrease/(increase) in cash	105	(23)	(115)	72	(13)	(104)	(12)
Issue of circulating currency	165	—	69	34	35	35	35
Net issue/(repayment) of foreign-currency borrowing	(1,801)	502	1,088	91	(174)	(15)	(63)
	(1,112)	(653)	3,036	(148)	(286)	(59)	(25)

Net Cash Inflow/(Outflow) to be Offset by Domestic Bonds	(166)	372	301	(2,517)	474	630	(2,465)

Gross Cash Proceeds from Domestic Bonds
Domestic bonds (market)	2,375	2,438	2,456	2,517	2,476	2,472	2,465
Domestic bonds (non-market)	740	406	441	—	343	464	—
Total Gross Cash Proceeds from Domestic Bonds	3,115	2,844	2,897	2,517	2,819	2,936	2,465

Repayment of domestic bonds (market)	(2,574)	(2,777)	(2,777)	—	(2,950)	(3,102)	—
Repayment of domestic bonds (non-market)	(375)	(439)	(421)	—	(343)	(464)	—
Net Cash (Repayments of)/Proceeds from Domestic Bonds	166	(372)	(301)	2,517	(474)	(630)	2,465

Core Crown Expense Tables

($ million)	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Actual	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

Social security and welfare	13,485	13,907	14,252	14,682	15,598	16,970	17,758	18,345	18,975	19,636
GSF	1,409	2,625	660	2,442	1,671	1,422	1,145	1,121	1,062	1,027
Health	7,032	7,501	8,111	8,813	9,547	10,673	10,675	10,786	10,832	10,826
Education	6,473	7,016	7,585	7,930	9,914	9,640	9,508	9,571	9,662	9,750
Core government services	1,540	1,780	1,741	2,217	2,169	2,323	2,277	2,259	2,239	2,411
Law and order	1,733	1,734	1,843	1,977	2,235	2,488	2,612	2,622	2,617	2,613
Defence	1,162	1,199	1,311	1,275	1,383	1,519	1,603	1,663	1,750	1,837
Transport and communications	989	1,408	1,461	1,635	1,818	2,481	2,558	2,715	2,689	2,596
Economic and industrial services	1,013	1,054	1,192	1,444	1,592	1,716	1,908	1,802	1,763	1,759
Primary services	304	355	368	394	467	490	452	444	439	433
Heritage, culture and recreation	434	515	634	991	1,194	834	879	799	802	808
Housing and community	93	102	139	163	202	305	280	261	258	260
Other	110	75	52	32	49	112	79	80	80	80
Finance costs	2,118	2,360	2,252	2,274	2,356	2,498	2,457	2,372	2,285	2,422
Net foreign exchange (gains)/losses	75	118	7	(35)	(295)	276	—	—	—	—
New operating spending up to Budget 2007	—	—	—	—	—	216	5	106	8	8
Forecast new operating spending	—	—	—	—	—	—	1,381	3,213	5,093	7,013

Core Crown expenses	37,970	41,749	41,608	46,234	49,900	53,963	55,577	58,159	60,554	63,479

Source:                          The Treasury

Table 6.1 – Social security and welfare expenses

($ million)	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Actual	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

Welfare benefits	12,614	12,884	13,181	13,326	14,246	15,509	16,366	16,913	17,524	18,193
Social rehabilitation & compensation	87	146	118	152	145	155	160	167	173	173
Departmental expenses	657	666	705	781	858	836	797	805	786	784
Other non-departmental expenses	127	211	248	423	349	470	435	460	492	486

Social security and welfare expenses	13,485	13,907	14,252	14,682	15,598	16,970	17,758	18,345	18,975	19,636

Source:                          The Treasury

Table 6.2 – New Zealand superannuation and welfare benefit expenses

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

New Zealand Superannuation	5,450	5,642	5,889	6,083	6,414	6,767	7,127	7,486	7,922	8,405
Domestic Purposes Benefit	1,501	1,520	1,569	1,547	1,493	1,472	1,486	1,493	1,511	1,536
Unemployment Benefit	1,369	1,274	1,084	831	712	655	649	638	628	628
Accommodation Supplement	720	706	702	750	843	885	924	946	969	998
Invalids Benefit	832	914	976	1,026	1,073	1,133	1,188	1,238	1,286	1,328
Sickness Benefit	375	421	470	510	541	572	606	643	679	716
Disability Allowance	224	241	257	267	261	275	294	305	318	331
Transitional Retirement Benefit	97	47	11	—	—	—	—	—	—	—
Income Related Rents	274	296	340	370	395	434	465	494	525	556
Family Support	848	862	833	846	1,285	1,748	2,027	2,040	2,032	2,025
Child Tax Credit	157	143	155	141	154	49	11	7	5	4
Special Benefit	49	82	140	175	162	104	68	51	42	36
In Work Payment	—	—	—	—	70	462	547	563	566	568
Benefits paid in Australia	159	121	103	91	80	71	58	51	48	41
Paid Parental Leave	—	56	63	76	96	117	124	130	138	145
Other benefits	559	559	589	613	667	765	792	828	855	876

Welfare benefit expenses	12,614	12,884	13,181	13,326	14,246	15,509	16,366	16,913	17,524	18,193

Source:                          The Treasury

Table 6.3 – Beneficiary numbers

(Thousands)	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Actual	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

New Zealand Superannuation	448	454	461	469	482	495	505	515	528	543
Domestic Purposes Benefit	110	110	110	109	106	100	98	97	96	95
Unemployment Benefit	140	126	104	78	64	56	54	51	49	48
Accommodation Supplement	270	261	249	243	249	255	261	266	270	276
Invalids Benefit	62	67	70	74	76	78	80	83	85	87
Sickness Benefit	35	38	42	45	47	48	50	51	53	55

Source:                          The Treasury

Table 6.4 – GSF pension expenses

($ million)	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Actual	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

Pension expenses	973	978	975	1,032	1,392	1,123	1,100	1,137	1,159	1,180
Revaluation of Unfunded Liability	436	1,647	(315)	1,410	279	299	45	(16)	(97)	(153)

GSF pension expenses	1,409	2,625	660	2,442	1,671	1,422	1,145	1,121	1,062	1,027

Source:                          The Treasury

Table 6.5 – Health expenses

($ million)	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Actual	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

Departmental outputs	136	148	161	157	174	183	161	158	157	157
Health service purchasing	6,307	6,783	7,452	8,113	8,805	9,951	9,963	10,033	10,059	10,054
Other non-departmental outputs	61	59	71	160	135	102	91	92	85	85
Health payments to ACC	484	482	409	356	372	397	429	472	499	499
Other expenses	44	29	18	27	61	40	31	31	32	31

Health expenses	7,032	7,501	8,111	8,813	9,547	10,673	10,675	10,786	10,832	10,826

Source:                          The Treasury

Table 6.6 – Health service purchasing

($ million)	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Actual	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

Payments to District Health Boards	4,936	5,328	6,441	7,262	7,814	8,847	8,879	8,943	8,970	8,965
National Disability Support Services	1,170	1,260	793	620	699	764	752	752	752	752
Public Health Service Purchasing	201	195	218	231	292	340	332	338	337	337

Health service purchasing	6,307	6,783	7,452	8,113	8,805	9,951	9,963	10,033	10,059	10,054

Source:                          The Treasury

Table 6.7 – Education expenses

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011
($million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

Early childhood education	343	373	393	444	555	622	771	799	856	910
Primary and secondary schools	3,325	3,449	3,692	3,934	4,153	4,360	4,369	4,333	4,335	4,328
Tertiary funding	2,225	2,470	2,535	2,496	4,047	3,448	3,176	3,248	3,282	3,322
Departmental expenses	467	621	679	737	821	847	839	826	820	819
Other education expenses	113	103	286	319	338	363	353	365	369	371

Education expenses	6,473	7,016	7,585	7,930	9,914	9,640	9,508	9,571	9,662	9,750

Source:                          The Treasury

Table 6.8 – Primary and secondary education expenses

($ million)	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Actual	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

Primary	1,706	1,749	1,884	1,964	2,062	2,148	2,160	2,128	2,152	2,149
Secondary	1,182	1,269	1,385	1,524	1,618	1,700	1,690	1,699	1,673	1,667
School transport	98	103	106	109	118	124	126	127	129	130
Special needs support	251	227	221	231	245	259	264	261	263	262
Professional Development	76	86	84	95	101	114	116	103	104	105
Schooling Improvement	12	15	12	11	9	15	13	15	14	15

Primary and secondary education expenses	3,325	3,449	3,692	3,934	4,153	4,360	4,369	4,333	4,335	4,328

Places (year)	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011

Primary	465,000	469,000	464,000	457,000	457,951	454,294	451,825	453,400	454,319	454,634
Secondary	257,000	265,000	277,000	284,000	288,711	288,741	287,788	285,373	283,242	282,660

Sources:                    Ministry of Education, The Treasury

Table 6.9 – Tertiary education expenses

($ million)	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Actual	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

Tuition	1,515	1,729	1,770	1,647	1,865	2,067	2,090	2,130	2,136	2,148
Other tertiary funding	36	62	66	68	110	170	163	162	159	159
Tertiary student allowances	401	388	380	359	354	380	389	395	399	403
Initial fair value change in student loans	—	—	—	—	1,415	—	—	—	—	—
Student loans	273	291	319	422	303	831	534	561	588	612

Tertiary education expenses	2,225	2,470	2,535	2,496	4,047	3,448	3,176	3,248	3,282	3,322

Places (year)	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011

EFT students	219,239	245,152	247,975	240,734	227,416	230,963	231,495	233,446	234,411	235,183

Sources:                    Ministry of Education, The Treasury

Table 6.10 – Core Government service expenses

($ million)	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Actual	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

Official development assistance	223	230	237	297	330	348	371	371	367	367
Indemnity and guarantee expenses	—	197	9	—	—	—	—	—	—	—
Departmental expenses	907	1,025	1,096	1,570	1,403	1,592	1,531	1,524	1,512	1,669
Science expenses	202	250	283	170	157	164	166	167	168	168
Other expenses	208	78	116	180	279	219	209	197	192	207

Core Government service expenses	1,540	1,780	1,741	2,217	2,169	2,323	2,277	2,259	2,239	2,411

Source:                          The Treasury

Table 6.11 – Law and order expenses

($ million)	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Actual	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

Police	755	800	844	896	976	1,074	1,122	1,131	1,130	1,128
Ministry of Justice	15	15	178	257	299	339	336	341	333	332
Department of Corrections	412	403	439	483	572	636	722	725	733	730
Department for Courts	189	211	53	—	—	—	—	—	—	—
Other departments	71	77	81	72	76	94	84	85	85	85

Department expenses	1,442	1,506	1,595	1,708	1,923	2,143	2,264	2,282	2,281	2,275

Non-departmental outputs	178	177	178	218	262	287	290	282	280	280
Other expenses	113	51	70	51	50	58	58	58	56	58

Law and order expenses	1,733	1,734	1,843	1,977	2,235	2,488	2,612	2,622	2,617	2,613

Source:                          The Treasury

Table 6.12 – Defence expenses

($ million)	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Actual	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

NZDF Core expenses	1,076	1,095	1,182	1,203	1,306	1,448	1,546	1,607	1,694	1,781
NZDF write-offs	—	23	72	—	—	—	—	—	—	—
NZDF East Timor deployment	20	20	—	—	—	—	—	—	—	—
MSD East Timor deployment	23	13	12	10	10	11	—	—	—	—
Other departments	43	48	45	62	67	60	57	56	56	56

Defence expenses	1,162	1,199	1,311	1,275	1,383	1,519	1,603	1,663	1,750	1,837

Source:                          The Treasury

Table 6.13 – Transport and communication expenses

($ million)	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Actual	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

Land Transport NZ(1)	817	1,131	1,222	1,346	1,482	2,013	2,094	2,269	2,235	2,321
Departmental outputs	78	80	83	97	101	113	108	121	122	106
Other non-departmental expenses	49	61	84	79	109	108	105	117	120	111
Goodwill amortisation	23	47	47	47	47	47	47	47	47	47
Rail write-offs	—	81	19	—	—	—	—	—	—	—
Rail costs	—	—	3	63	77	198	202	159	163	9
Other expenses	22	8	3	3	2	2	2	2	2	2

Transport and communication expenses	989	1,408	1,461	1,635	1,818	2,481	2,558	2,715	2,689	2,596

(1)  Since 2004/05 funding has been provided to Land Transport NZ.  Prior to this, funding was received by Transfund.

Source:                          The Treasury

Table 6.14 – Economic and industrial services expenses

($ million)	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Actual	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

Departmental outputs	414	424	478	508	549	583	575	575	562	562
Employment initiatives	209	217	222	224	202	242	251	252	252	252
Non-departmental outputs	282	277	444	549	751	740	715	715	698	697
Reserve Electricity Generation	—	—	—	—	26	26	86	16	16	16
Flood relief	—	—	15	52	8	—	—	—	—	—
Savings package	—	—	—	—	—	—	185	154	145	145
Other expenses	108	136	33	111	56	125	96	90	90	87

Economic and industrial service expenses	1,013	1,054	1,192	1,444	1,592	1,716	1,908	1,802	1,763	1,759

Source:                          The Treasury

Table 6.15 – Employment initiatives

($ million)	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Actual	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

Training incentive allowance	36	37	42	36	32	37	44	44	44	44
Community employment projects	21	21	16	6	—	—	—	—	—	—
Subsidised work	92	95	100	102	84	113	113	113	113	113
Employment support for disabled	60	61	61	74	82	88	90	92	92	92
Other employment assistance schemes	—	3	3	6	4	4	4	3	3	3

Employment initiatives	209	217	222	224	202	242	251	252	252	252

Source:                          The Treasury

Table 6.16 – Primary service expenses

($ million)	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Actual	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

Departmental expenses	220	265	269	272	350	356	324	323	320	319
Non-departmental outputs	75	80	81	114	97	110	112	105	104	99
Other expenses	9	10	18	8	20	24	16	16	15	15

Primary service expenses	304	355	368	394	467	490	452	444	439	433

Source:                          The Treasury

Table 6.17 – Heritage, culture and recreation expenses

($ million)	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Actual	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

Community grants	6	6	3	6	7	7	7	7	7	7
Kyoto protocol	—	—	—	310	345	(47)	—	—	—	—
Departmental outputs	212	253	269	292	322	363	344	346	349	355
Non-departmental outputs	130	212	258	317	351	404	374	378	378	378
Other expenses	86	44	104	66	169	107	154	68	68	68

Heritage, culture and recreation expenses	434	515	634	991	1,194	834	879	799	802	808

Source:                          The Treasury

Table 6.18 – Housing and community development expenses

($ million)	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Actual	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast

Housing subsidies	22	25	27	31	23	28	28	28	28	28
Departmental outputs	51	57	77	100	117	148	133	126	124	126
Other non-departmental expenses	20	20	35	32	62	129	119	107	106	106

Housing and community development expenses	93	102	139	163	202	305	280	261	258	260

Source:                          The Treasury

Glossary of Terms

ACC unfunded liability

The future cost of past ACC claims, less the asset reserves held to meet these claims.  The ACC outstanding claims liability is the gross liability of the future cost of past ACC claims.

Baselines

The level of funding approved for any given spending area (eg, Education).  All amounts within baselines are included in the forecasts.

Contingent liability

Contingent liabilities are costs, which the Crown will have to face if a particular event occurs.  Typically, contingent liabilities consist of guarantees and indemnities, legal disputes and claims, and uncalled capital.

Core Crown

The core Crown represents the revenues, expenses, assets and liabilities of departments, the Reserve Bank, GSF and the NZS Fund.

Corporate tax

The sum of net company tax, non-resident withholding tax (NRWT) and foreign dividend withholding payments (FDWP).

Current account (Balance of Payments)

A measure of the flows of income between New Zealand and the rest of the world.  A net inflow to New Zealand is a current account surplus, while a net outflow is a deficit.  The current account balance is commonly expressed as a percentage of GDP.

Customs duty

Duty levied on the imports of certain goods.

Cyclically adjusted or structural fiscal balance

An estimate of the fiscal balance (eg, OBERAC) adjusted for short-term fluctuations of actual GDP around the productive potential of the economy.  The estimate provides a picture of the underlying trend fiscal position and an indication of the effects of policy decisions.  Because it is based on a number of assumptions and is sensitive to new information, the estimate is subject to some uncertainty.  Trends in the cyclically adjusted balance are, however, more reliable.

Demographic changes

Changes to the structure of the population, for example the age, sex or ethnic make-up of the population.

Domestic bond programme

The amount of new government stock expected to be issued over the financial year.

Excise duties

Tax levied on the domestic production of alcohol, tobacco and light petroleum products (CNG, LPG and petrol).

Financial assets

Either cash or shares (equity) or a right to receive a financial instrument, which can be converted to cash (see net Crown debt).

Fiscal Objectives (long-term)

The Government’s long-term goals for operating expenses, operating revenue, the operating balance, debt and net worth, as required by the Public Finance Act 1989.  The objectives must be consistent with the principles of responsible fiscal management outlined in the Act.

Forecast new capital spending

An amount provided in the forecasts to represent the balance sheet impact of capital initiatives expected to be introduced over the forecast period.

Forecast new operating spending

An amount included in the forecasts to provide for the operating balance impact of policy initiatives and changes to demographics and other forecasting changes expected to occur over the forecast period.

Fringe benefit tax (FBT)

Tax levied on non-cash benefits provided to employees as part of remuneration packages.

Gross Crown debt

Total borrowings (financial liabilities).

Gross domestic product (GDP)

A measure of the value of all goods and services produced in New Zealand; changes in GDP measure growth in economic activity or output.  GDP can be measured as the actual dollar value of goods and services measured at today’s prices (nominal GDP), or excluding the effects of price changes over time (real GDP).

Gross domestic product (expenditure)

This is the sum of total final expenditures on goods and services in the economy.

Gross national expenditure (GNE)

Measures total expenditure on goods and services by New Zealand residents.

Gross Sovereign-Issued Debt (GSID)

Gross sovereign-issued debt is debt issued by the sovereign (ie, core Crown) and includes Government stock held by the NZS Fund, GSF, ACC or EQC for example.  The Government’s debt objective uses this measure of debt.

Labour productivity

Measures output per input of labour (where labour inputs might be measured as hours worked or people).

Line-by-line consolidation

This is a term used to refer to the general approach to the presentation of the Crown financial statements.  It means that the revenues, expenses, assets and liabilities of all departments, the Reserve Bank, SOEs and Crown entities are included in the Crown financial statements.

Marketable securities and deposits

Assets held with financial institutions.  These assets are held for both cash flow and investment purposes, and include any funds the Government has invested in the International Monetary Fund.

Monetary conditions

The combination of interest rates and the exchange rate.

Monetary policy

Action taken by the Reserve Bank to affect interest rates and the exchange rate in order to control inflation.  Tightening monetary policy refers to actions taken by the Reserve Bank to raise interest rates (which can influence the exchange rate) in order to moderate demand pressures to reduce inflationary pressures.

Net Crown debt

Borrowings (financial liabilities) less cash and bank balances, marketable securities and deposits, and advances (financial assets).  Net debt excludes the assets of the NZS Fund and GSF.  Net Crown debt is a measure of the Core Crown.

Net worth

Assets less liabilities (also referred to as Crown balance).

Operating allowance

The amount included in the Fiscal Strategy Report projections for new spending and cost pressures.  The allowance is a projection assumption.

Operating balance

The operating balance is the residual of revenues less expenses plus surpluses from state-owned enterprises and Crown entities.  It is the Government’s operating profit or loss.

Operating balance excluding revaluation and accounting policy changes (OBERAC)

The OBERAC is the operating balance adjusted for revaluation movements and accounting policy changes.  It provides a measure of underlying stewardship.

Participation rate

Measures the percentage of the working age population in work or actively looking for work.

Projections

Projections of the key fiscal indicators beyond the five-year forecast period.  The projections are based on long-run economic and fiscal assumptions.  For example, the projections assume no economic cycle and constant long-run interest, inflation and unemployment rates.

Provisional tax

A thrice-yearly payment of tax on income that has not been taxed, or been under-taxed, at source (relates only to company tax and other persons’ tax).

Short-term fiscal intentions

Under the Public Finance Act 1989, the Government must indicate explicitly its intentions for operating expenses, operating revenues, the operating balance, debt and net worth over the next three years.

Source deductions

Tax withheld on wages, salaries, social welfare benefits, bonuses, lump-sum payments and superannuation fund contributions.  About 80% of source deductions come from PAYE on wages and salaries.  Source deductions is the biggest single tax type.

Specific fiscal risks

These are a category of Government decisions or circumstances which may have a material impact on the fiscal position (excluding contingent liabilities).  They are not included in the main forecasts because their fiscal impact cannot be reasonably quantified, the likelihood of realisation is uncertain and/or the timing is uncertain.

Stock change

The change in the value of stocks (raw materials, work in progress, and finished goods) during a given period.

System of National Accounts (SNA)

SNA is a comprehensive, consistent and flexible set of macroeconomic accounts to meet the needs of government and private sector analysts, policy-makers, and decision-takers.  See www.imf.org for further information.

Tax revenue

The accrual, rather than the cash (“tax receipts”) measure of taxation.  It is a measure of tax due, regardless of whether or not it has actually been paid.

Thin capitalisation

A tax rule applicable to a non-resident-owned business that limits tax deductions for interest payments based on its level of debt relative to its assets.

Trade weighted index (TWI)

A measure of movements in the New Zealand dollar against the currencies of our major trading partners.  The currencies comprise the US dollar, the Australian dollar, the Japanese yen, the euro and the UK pound.

Unit labour costs

The wages and other costs associated with employment per unit of output.

Year ended

Graphs and tables use different expressions of the timeframe.  For example, 2006/07 or 2007 will generally mean “year ended 30 June” unless otherwise stated.